Exhibit 10.3

CREDIT AND SECURITY AGREEMENT

Dated as of November 16, 2016

among

KATY INDUSTRIES, INC., A DELAWARE CORPORATION,

CONTINENTAL COMMERCIAL PRODUCTS, LLC, A DELAWARE LIMITED LIABILITY COMPANY,

FTW HOLDINGS, INC., A DELAWARE CORPORATION,

FORT WAYNE PLASTICS, INC., AN INDIANA CORPORATION,

2155735 ONTARIO INC., AN ONTARIO CORPORATION,

CCP CANADA INC., AN ONTARIO CORPORATION,
as Borrowers,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

and

ENCINA BUSINESS CREDIT SPV, LLC,
as Agent and Swing Line Lender

-i-

ARTICLE VI REPRESENTATIONS AND WARRANTIES		87
6.01	Existence, Qualification and Power	87
6.02	Authorization; No Contravention	87
6.03	Governmental Authorization; Other Consents	87
6.04	Binding Effect	87
6.05	Financial Statements; No Material Adverse Effect.	87
6.06	Litigation	88
6.07	No Default	88
6.08	Ownership of Property; Liens.	88
6.09	Environmental Compliance.	89
6.10	Insurance	90
6.11	Taxes	90
6.12	ERISA Compliance.	90
6.13	Subsidiaries; Equity Interests	91
6.14	Margin Regulations; Investment Company Act	92
6.15	Disclosure	92
6.16	Compliance with Laws	92
6.17	Intellectual Property; Licenses, Etc	92
6.18	Labor Matters	92
6.19	Deposit Accounts and Securities Accounts.	93
6.20	Accounts; Equipment; Inventory	93
6.21	Anti-Terrorism Laws and Foreign Asset Control Regulations	94
6.22	Brokers	94
6.23	Customer and Trade Relations	94
6.24	Material Contracts	95
6.25	Casualty	95
6.26	Senior Indebtedness	95
6.27	Inactive Subsidiaries	95

ARTICLE VII AFFIRMATIVE COVENANTS		95
7.01	Financial Statements	95
7.02	Borrowing Base Certificate; Other Information	96
7.03	Notices	97
7.04	Payment of Obligations	99
7.05	Preservation of Existence, Etc	99
7.06	Maintenance of Properties	99
7.07	Maintenance of Insurance.	99
7.08	Utilization of Net Proceeds.	101
7.09	Compliance with Laws	102
7.10	Books and Records	102
7.11	Inspection Rights and Appraisals; Meetings with the Lenders.	102
7.12	Use of Proceeds	103
7.13	New Domestic Subsidiaries and Qualifying Foreign Subsidiaries	103
7.14	New Foreign Subsidiaries	104
7.15	Compliance with ERISA	104
7.16	Further Assurances	104
7.17	Licenses	104

-ii-

7.18	Environmental Laws	104
7.19	Landlord and Storage Agreements	105
7.20	Material Contracts	105
7.21	Tracing of Proceeds of Loans	105
7.22	Second Lien Debt	105
7.23	Chief Restructuring Officer	106
7.24	Post Closing Covenants	106

ARTICLE VIII NEGATIVE COVENANTS		107
8.01	Liens	107
8.02	Indebtedness	108
8.03	Investments	110
8.04	Fundamental Changes	111
8.05	Dispositions	111
8.06	Restricted Payments	112
8.07	Change in Nature of Business	113
8.08	Transactions with Affiliates	113
8.09	Burdensome Agreements	114
8.10	Use of Proceeds	114
8.11	Prepayment of Indebtedness; Amendment to Material Agreements; Other Transactions.	114
8.12	Consolidated Capital Expenditures	115
8.13	Creation of New Subsidiaries	115
8.14	Securities of Subsidiaries	115
8.15	Sale and Leaseback	115
8.16	Acquisitions	115
8.17	Inactive Subsidiaries	116
8.18	Management Fees	116
8.19	Centrex Earnout Payments	116

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		116
9.01	Events of Default	116
9.02	Remedies Upon Event of Default	119
9.03	License	120
9.04	Application of Funds.	120
9.05	Limitation of Remedies	121

ARTICLE X AGENT		122
10.01	Appointment and Authority	122
10.02	Rights as a Lender	122
10.03	Exculpatory Provisions	122
10.04	Reliance by Agent	123
10.05	Delegation of Duties	123
10.06	Resignation of Agent	123
10.07	Non-Reliance on Agent and Other Lenders	124
10.08	Agent May File Proofs of Claim	124
10.09	Collateral Matters	125
10.10	Other Collateral Matters.	125
10.11	Credit Product Providers and Credit Product Arrangements.	126

-iii-

ARTICLE XI MISCELLANEOUS		126
11.01	Amendments, Etc	126
11.02	Notices; Effectiveness; Electronic Communication.	128
11.03	No Waiver; Cumulative Remedies	130
11.04	Expenses; Indemnity; Damage Waiver.	130
11.05	Marshalling; Payments Set Aside	132
11.06	Successors and Assigns.	133
11.07	Treatment of Certain Information; Confidentiality	136
11.08	Right of Setoff	137
11.09	Interest Rate Limitation	137
11.10	Counterparts; Integration; Effectiveness	137
11.11	Survival	137
11.12	Severability	138
11.13	Governing Law; Jurisdiction; Etc.	138
11.14	Waiver of Jury Trial	139
11.15	Electronic Execution of Assignments and Certain Other Documents	139
11.16	USA PATRIOT Act Notice	139
11.17	No Advisory or Fiduciary Responsibility	139
11.18	Attachments	140
11.19	ORAL AGREEMENTS	140
11.20	Second Lien Intercreditor Agreement	140

-iv-

SCHEDULES
1.01	Existing Letters of Credit
1.01A	Fiscal Periods
1.01B	Agent's Office; Lender's Office
1.01C	Mortgaged Property
2.01	Commitments and Applicable Percentages
4.01	Commercial Tort Claims
4.02	Pledged Interests
4.06	Information Regarding Collateral; Chief Executive Office; Etc.
5.01	Good Standing and Foreign Qualification Jurisdictions
6.06	Litigation
6.08(b)(1)	Owned Real Estate
6.08(b)(2)	Leased Real Estate
6.09	Environmental Matters
6.10	Insurance
6.12(d)	Pension Plans
6.13	Subsidiaries; Other Equity Investments
6.18	Labor Matters
6.19	Deposit Accounts and Securities Accounts
6.24	Material Contracts
7.02	Borrower Website Address
8.01	Existing Liens
8.02	Existing Indebtedness
8.03	Existing Investments

EXHIBITS	Form of
A-1	Form of Revolving Loan Note
A-2	Form of Term A Loan Note
A-3	Form of Term B Loan Note
B	Form of Borrowing Base Certificate
C	Form of Compliance Certificate
D	Form of Committed Loan Notice
E-1	Form of US Tax Compliance Certificate
E-2	Form of US Tax Compliance Certificate
E-3	Form of US Tax Compliance Certificate
E-4	Form of US Tax Compliance Certificate
F	Form of Assignment and Assumption
G	Form of Swing Line Loan Notice
H	Form of Authorized Accounts Form
I	Form of Client User Form

-v-

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this "Agreement") is entered into as of November 16, 2016, among Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada, FTW and each other Person that joins this Agreement as a "Borrower", individually and collectively, "Borrower" or "Borrowers"), each lender from time to time party hereto (collectively the "Lenders" and individually a "Lender") and Encina Business Credit SPV, LLC, as agent for the Lenders (in such capacity, "Agent") and as Swing Line Lender.

Preliminary Statements

A.            The Borrowers have requested that Agent and Lenders provide a credit facility to the Borrowers to finance their mutual and collective business enterprise.

B.             Agent and Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

"Ablesoft" means the electronic and/or internet-based system approved by Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by Agent, whether such system is owned, operated or hosted by Agent, any of its Affiliates or any other Person.

"Account Debtor" means any Person who is or may become obligated under or on account of any Account, contract right, Chattel Paper or General Intangible.

"ACH" means automated clearing house transfers.

"Acquisition" means the acquisition of (a) a controlling equity or other ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

"Additional Availability Amount" means, as of the Closing Date, the sum of $800,000.00 and beginning on the date that is three (3) Business Days after the date of receipt by the Second Lien Agent of the first cash payment made pursuant to clause (y) of Section 4.4(b) of the Second Lien Intercreditor Agreement and at all times thereafter, $0.00.

"Adjustment Date" means the first day of each Fiscal Quarter, commencing with the first day after the Fiscal Quarter ending June 27, 2014.

"Affected Lender" has the meaning specified in Section 2.16(c).

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent" means Encina Business Credit SPV, LLC, in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent for the Lenders.

"Agent's Office" means, with respect to any currency, Agent's address and, as appropriate, account as set forth on Schedule 1.01B with respect to such currency, or such other address or account with respect to such currency as Agent may from time to time notify to the Borrower Agent.

"Agreement" means this Credit and Security Agreement, as amended, restated, extended, renewed or otherwise modified from time to time.

"Allocable Amount" has the meaning specified in Section 2.14(c)(ii).

"ALTA Survey" means a survey reasonably satisfactory to Agent prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011, known as the "Minimum Standard Detail Requirements of Land Title Surveys" and in sufficient form to satisfy the requirements of any applicable title insurance company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate.

"Applicable Margin" means with respect to any Type of Loan, the percentages per annum set forth below:

Loan	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
Revolving Loans	5.25%	4.25%
Term A Loans	5.75%	4.75%
Term B Loans	6.00%	5.00%

"Applicable Percentage" means (a) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility, represented by the amount of the Revolving Credit Commitment of such Revolving Lender at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Applicable Percentage of each Revolving Lender shall be the Applicable Percentage of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments, (b) in respect of the Term A Loan Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Loan Facility represented by (i) on or prior to the Closing Date, such Term A Lender's Term A Loan Commitment at such time and (ii) thereafter, the Outstanding Amount of such Term A Lender's Term A Loans at such time and (c) in respect of the Term B Loan Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Loan Facility represented by (i) on or prior to the Closing Date, such Term B Lender's Term B Loan Commitment at such time and (ii) thereafter, the Outstanding Amount of such Term B Lender's Term B Loans at such time.  The initial Applicable Percentage of each Lender with respect to each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Appraised Value" means, with respect to the Borrowers' Eligible Real Estate, the fair market value of such Eligible Real Estate as set forth in the most recent appraisal of such Eligible Real Estate conducted by an independent appraiser engaged by Agent, which appraisal shall be in form and substance reasonably acceptable to Agent, shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months or such other time period agreed to by Agent in its reasonable discretion exercised in good faith.

"Appropriate Lender" means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued, the Revolving Lenders, and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding, the Revolving Lenders.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Agent, in substantially the form of Exhibit E or any other form approved by Agent.

"Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

"Audited Financial Statements" means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended December 31, 2015, and the related consolidated statements of income or operations, retained earnings and cash flows for such Fiscal Year of the Company and its Subsidiaries, including the notes thereto.

"Auditor" has the meaning specified in Section 7.01(a).

"Auto-Extension Letter of Credit" has the meaning specified in Section 2.03(b)(ii).

"Availability" means the lesser of:

a)            the Revolving Credit Commitment Amount minus the Reserves minus Total Revolving Credit Outstandings; and

b)            the Borrowing Base minus Total Revolving Credit Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower Agent, on behalf of the Borrowers, shall certify to Agent that all accounts payable and Taxes are being paid on a timely basis and consistent with past practices (absent which Agent may establish a Reserve therefor).

"Availability Period" means, in respect of the Revolving Credit Facility, the period from the Closing Date to the Revolving Credit Termination Date.

"Availability Reserves" means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as Agent from time to time determines in its discretion exercised in its Permitted Discretion as being appropriate (a) to reflect the impediments to Agent's ability to realize upon the Collateral consisting of Eligible Accounts or Eligible Inventory included in the Borrowing Base, (b) to reflect sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (c) to reflect amounts for which claims may be reasonably expected to be asserted against the Collateral, Agent or the Lenders or (d) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves, without duplication, based on: (i) Rent and Charge Reserves; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which might have priority over the interests of Agent and the Lenders in the Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party, whether in the United States of America, Canada or elsewhere (including amounts for employee wage claims for earned wages, vacation pay, health care reimbursements and other amounts due under Wisconsin wage lien law, Wis. Stat 109.01, et seq.); (v) any liabilities that are or may become secured by Liens on the Collateral (including Permitted Liens) which might have priority over the Liens or interests of Agent and the Lenders in the Collateral; (vi) Credit Product Reserves; (vii) Realty Reserves; (viii) payables to vendors entitled to the benefits of PACA or PASA, or any similar statute or regulation; (ix) salability of Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory, including obsolescence, seasonality, Shrink, vendor chargebacks, imbalance, change in Inventory character, composition or mix, markdowns and out of date and/or expired Inventory; and (x) due but unpaid premiums or any other amounts that could be offset against any and all unearned premiums, dividends, or other proceeds due under any insurance premium financing arrangement.

"Average Availability" means, for any period, the average daily amount of Availability during such period.

"Bankruptcy Code" means Title 11 of the United States Code.

"Base Rate" means, for any day, the greatest of (a) the Federal Funds Rate plus ½%, (b) the Eurodollar Rate (which rate shall be calculated based upon a one (1) month period and shall be determined on a daily basis), (c) one percent (1.0%), and (d) the rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo Bank, N.A.'s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select).

"Base Rate Loan" means a Loan that bears interest based on the Base Rate.

"Base Rate Revolving Loan" means a Revolving Loan that is a Base Rate Loan.

"Borrower Agent" has the meaning specified in Section 2.14(g).

"Borrower's Deposit Account" has the meaning specified in Section 7.08(b).

"Borrowers" has the meaning specified in the introductory paragraph hereto.

"Borrowing" means a Revolving Borrowing, a Term Borrowing or a Swing Line Borrowing, as the context may require.

"Borrowing Base" means, at any time of calculation, an amount equal to:

a)            the Value of Eligible Accounts (less all cash received but not yet applied in respect of such Eligible Accounts) multiplied by eighty-five percent (85%); plus

b)            the lesser of (i) the NOLV multiplied by Eligible Inventory of each Borrower at each applicable location multiplied by eighty-five percent (85%) or (ii) the Cost of all Eligible Inventory of all Borrowers multiplied by sixty-five percent (65%); plus

c)            the Additional Availability Amount; minus

d)            the amount of all Reserves.

The term "Borrowing Base" and the calculation thereof shall not include any assets or property acquired in an Acquisition unless Agent has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to Agent) and the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Company and shall have become a Borrower hereunder, and the amount of the Borrowing Base predicated on Eligible In-Transit Inventory shall not at any time exceed $750,000.

"Borrowing Base Certificate" means a certificate, in the form of Exhibit B hereto and otherwise in form satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent's Office is located and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day.

"Canadian Dollar" and/or "CAD" means the lawful currency of Canada.

"Capital Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

"Cash Collateralize" means to pledge and deposit with or deliver to Agent, (a) for the benefit of one or more of the L/C Issuer or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Agent and the L/C Issuer or (b) for the benefit of Agent, as collateral for Protective Advances or Swing Line Loans that have not been refunded by the Revolving Lenders, cash or deposit account balances or, if Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Agent or (c) for the benefit of the Credit Parties during the continuance of an Event of Default or in connection with the Payment in Full of the Obligations, as collateral for any Obligations that are due or may become due, cash or deposit account balances or, if Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Agent.  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Cash Equivalents" means any of the following types of property, to the extent owned by any Borrower free and clear of all Liens (other than Liens created under the Security Instruments):

a)            cash, denominated in Dollars or Canadian Dollars;

b)           readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody's;

c)            commercial paper rated at least P-1 (or the then equivalent grade) by Moody's and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody's nor S&P shall be rating such obligations;

d)            insured certificates of deposit or bankers' acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above (without regard to the proviso), (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

e)            readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody's; and

f)             readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above; and

"Casualty" means any act or occurrence of any kind or nature that results in any loss, destruction, or damage to any asset or property.

"CCP" means Continental Commercial Products, LLC, a Delaware limited liability company.

"Centrex Acquisition Documents" means the Centrex Purchase Agreement and all other material documents, agreements, bills of sale, and certificates, including those executed between or among any of the Loan Parties, Centrex Plastics, LLC and T.R. Plastics delivered in connection with the acquisition transaction described in the Centrex Purchase Agreement.

"Centrex Earnout Payments" means the "Cabinet Payments" as defined in Section 2.10 of the Centrex Purchase Agreement.

"Centrex Earnout Subordination Agreement" means that certain Subordination Agreement dated as of the Closing Date, by and among Agent, certain of the Loan Parties, Centrex Plastics, LLC, T.R. Plastics, LLC and Terence Reinhart.

"Centrex Purchase Agreement" means that certain Asset Purchase Agreement, dated as of April 7, 2015, by and among CCP, Centrex Plastics, LLC, T.R. Plastics, LLC and Terrence L. Reinhart.

"Centrex Side Letter" has the meaning specified in Section 8.19.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means an event or series of events by which:

a)            The Equity Investor shall cease to own and control, beneficially and of record both assuming all of the preferred stock owned by the Equity Investor is converted to common stock (i) in excess of 51% of the issued and outstanding Equity Interests of the Company, and (ii) a sufficient percentage of the issued and outstanding Equity Interests of the Company to control its board of directors;

b)           Other than the Equity Investor, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the Equity Interests of the Company on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

c)            during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

d)            The Company shall fail to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Equity Interests of each of its Subsidiaries, except where such failure is the result of a transaction permitted under the Loan Documents.

"Closing Date" means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with this Agreement (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and official guidance thereunder.

"Collateral" means, collectively, certain personal property of the Borrowers or any other Person in which Agent or any Credit Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document, but expressly excluding, for the avoidance of doubt, the Excluded Assets and the Excluded Deposit Accounts.

"Commitment" means the Revolving Credit Commitment.

"Committed Loan Notice" means a notice of a Borrowing, which shall be substantially in the form of Exhibit D.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

"Company" means Katy Industries, Inc., a Delaware corporation.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C.

"Concentration Account" has the meaning specified in Section 4.05(b).

"Condemnation" means any seizure or taking of title to, use of, or any other interest in any asset or property, or confiscation of such asset or property or the requisition of the use of such asset or property, under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

"Condemnation Awards" means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation whenever made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

"Consolidated" or "consolidated" means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries excluding from Consolidated EBITDA the Inactive Subsidiaries.

"Consolidated Capital Expenditures" means, with respect to the Company and its Subsidiaries on a Consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items which should be capitalized under GAAP, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude any expenditures for equipment or other property purchased simultaneously or substantially concurrently with the trade-in of existing equipment or property owned by any Borrower or any of its Subsidiaries except to the extent such expenditures exceeds the amount of credit received for such trade-in.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus (a) in each case to the extent deducted in determining such Consolidated Net Income, without duplication, (i) Consolidated Interest Charges (net of cash interest income for such period of the Company and its Subsidiaries) for such period, (ii) federal, state, local and foreign income tax expense for such period, net of income tax credits, (iii) depreciation and amortization for such period, (iv) non-cash compensation expense, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements, (v) if agreed upon in writing by Agent, other non-cash expenses or losses and other non-cash charges incurred (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months), (vi) LIFO reserves established during such period, (vii) Restructuring Costs paid or expensed during such period, (viii) non-cash management fees paid or expensed during such period to Kohlberg & Company,  L.L.C., (ix) amounts paid or expensed during such period for expenses relating to the discontinuance of certain Subsidiaries of the Company, (x) amounts paid or expensed during such period for fees and expenses, including attorneys’ fees and expenses, or settlement payments in connection with the Hazelwood lease, (xi) amounts paid or expensed during such period for third-party executive recruiting fees and expenses, including fees and expenses of Spenser Stuart, in connection with the recruiting and retention of a Chief Executive Officer, (xii) amounts paid or expensed during such period, including attorneys’ fees and expenses and settlement payments, relating to certain employee severance matters or other officer-related salary and deferred compensation and related expenses, (xiii) the amount during such period of Chief Executive Officer expense and cost savings realized due to the retention of a new Chief Executive Officer, and (xiv) amounts paid or expensed during such period on account of one-time deferred compensation expenses not to exceed $275,000; provided, that no items described in clauses (vii) to (xiv) above shall be added to Consolidated Net Income in the determination of EBITDA for any period unless Agent is provided with back-up detail and a schedule of all such proposed addbacks in a form satisfactory to Agent concurrently with the delivery to Agent of the financial statements for the applicable period, minus (b) non-cash income, gains or profits or LIFO reserves terminated during such period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis; provided that, for any period that includes a material Disposition, the calculation of Consolidated EBITDA shall be subject to the adjustments set forth in Sections 1.03(c) and 1.03(d).

"Consolidated Fixed Charge Coverage Ratio" means the ratio, determined on a Consolidated basis for the Company and its Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures (other than Financed Capital Expenditures) to (b) Consolidated Fixed Charges.

"Consolidated Fixed Charges" means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Charges paid or required to be paid in cash during such period, (b) all principal repayments made or required to be made of Consolidated Funded Indebtedness (including, without limitation, the Second Lien Indebtedness) during such period, but excluding any repayments of principal of any Revolving Loans and further excluding any such payments to the extent constituting a refinancing of such Consolidated Funded Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02, (c) all Restricted Payments made in cash during such period, (d) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Subsidiaries, during such period, (e) cash contributions made to any Pension Plan or any Foreign Plan (to the extent not deducted in the calculation of the Consolidated Net Income) during such period, and (f) an amount equal to the Term A Amortization Amount (without giving effect to any reduction in respect of the Term A Amortization Adjustment Amount) and the Term B Amortization Amount, in each case whether or not such amount is actually paid (or required to be paid) during such period.

"Consolidated Funded Indebtedness" means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers' acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, (g) all Subordinated Indebtedness (including the Specified Subordinated Indebtedness and all Second Lien Indebtedness), and (h) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Company or such Subsidiary.

"Consolidated Interest Charges" means, with respect to the Company and its Subsidiaries for any period ending on the date of computation thereof, the gross interest expense of the Company and its Subsidiaries, including without limitation (a) the current amortized portion of all fees (including fees payable in respect of any Swap Contract in the nature of an interest rate hedge and all fees payable in respect of any Letter of Credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (b) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a Consolidated basis; provided, however, that Consolidated Interest Charges shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

"Consolidated Net Income" means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the net income after taxation of the Company and its Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary gain or income (or non-cash expense), including, any compensation charge incurred in connection with the Transactions whether or not accrued or expensed; provided, that the following shall be excluded from Consolidated Net Income, without duplication: (x) the net income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent of the amount of dividends or distributions are not actually paid to the Company or a Subsidiary in cash, (y) net income or loss of any Person in which any other Person (other than the Company or a Subsidiary) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period and (z) any Person the ability of which to make Restricted Payments is restricted by any Restrictive Agreement, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

"Control Agreement" means, with respect to any Deposit Account, any Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Borrower maintaining such account, effective to grant "control" (as defined under the applicable UCC or the Securities Transfer Act, 2006, (Ontario)) over such account to Agent.

"Controlled Account Bank" means each bank with whom Deposit Accounts are maintained in which any funds of any of the Borrowers are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

"Controlled Deposit Account" means each Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Borrower with a financial institution approved by Agent.

"Controlled Investment Affiliates" means, with respect to the Equity Investor, any fund or investment vehicle that is both (i) organized by the Equity Investor or an Affiliate of the Equity Investor for the purpose of making equity or debt investments in one or more companies and (ii) controlled by or under common control with the Equity Investor.  For purposes of this definition "control" means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

"Controlled Securities Account" means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Borrower with a securities intermediary or commodity intermediary approved by Agent.

"Core Business" means any material line of business conducted by the Company and its Subsidiaries as of the Closing Date and any business directly related thereto.

"Cost" means (a) with respect to Inventory, the lower of (i) cost (as reflected in the general ledger of such Person) determined in accordance with GAAP calculated on a first-in, first-out basis and in accordance with the Borrowers' accounting practices as in effect on the Closing Date and (ii) market value and (b) with respect to Equipment, Real Estate and other property, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP.

"Credit Extension" means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

"Credit Party" and "Credit Parties" means (a) Agent, (b) each Lender, (c) each Credit Product Provider to the extent it holds secured Credit Product Obligations and was a Lender or an Affiliate of the Lender when such Person provided Credit Product Arrangements to the Borrowers, (d) each Related Party entitled to indemnification under Section 10.04(b) hereof, and (e) the successors and assigns of each of the foregoing.

"Credit Product Arrangements" means, collectively, (a) Swap Contracts between a Loan Party and any Lender or Affiliate of any Lender and (b) agreements entered into to provide Treasury Management and Other Services.

"Credit Product Obligations" means Indebtedness and other obligations of any Loan Party arising under Credit Product Arrangements and owing to any Credit Product Provider; provided that Credit Product Obligations shall not include Excluded Swap Obligations.

"Credit Product Provider" means (a) Encina or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is a provider under a Credit Product Arrangement, so long as such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or 10 days following the entering into of the applicable Credit Product Arrangement, (i) describing the Credit Product Arrangement and setting forth the maximum amount thereunder to be secured by the Collateral and the methodology to be used in calculating such amount and (ii) agreeing to be bound by Section 10.11.

"Credit Product Reserve" means the reserves established by Agent from time to time in its reasonable judgment in respect of secured Credit Product Obligations in an amount equal to the maximum amount owing thereunder as specified by the Credit Product Provider in writing to Agent.  It is understood that the amounts so provided by the applicable Credit Product Provider with respect to Swap Credit Product Obligations may include a commercially reasonable level of "cushion" to account for normal short-term market fluctuations.

"Customs Broker Agreement" means an agreement, reasonably acceptable in form and substance to Agent, among a Borrower, a customs broker or other carrier, and Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of Agent (for itself and on behalf of the Credit Parties) and agrees, upon notice from Agent, to hold and dispose of the subject Inventory solely as directed by Agent.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

"Default Rate" means an interest rate equal to (a) the Eurodollar Rate or Base Rate, as applicable, plus (b) the Applicable Margin plus (c) 2% per annum; provided, however, that, with respect to Letter of Credit Fees, the Default Rate shall equal the Letter of Credit Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured or is due to such Lender’s good faith determination that the conditions set forth in Section 5.01 have not been met, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute (including, but not limited to, such Lender’s good faith determination that the conditions set forth in Section 5.01 have not been met) or unless such failure has been cured, (c) has notified the Borrower Agent, Agent or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations hereunder, (d) has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder (as reasonably determined by the Agent), (e) after the Closing Date has been, or has a parent company that has been, deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender (or parent thereof), provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender), or (f) has failed, within three (3) Business Days after request by the  Agent or Borrowers, to confirm that it will comply with the terms of this Agreement relating to its funding obligations hereunder or under the other Loan Documents.

"Dilution Percent" means the percent, determined for the most recent Measurement Period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

"Dilution Reserve" means, at any date of determination, (a) the percentage amount by which the Dilution Percent exceeds five percent (5%) times (b) the amount of Eligible Accounts of the Borrowers.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including the Permitted Sale/Leaseback and any other sale and leaseback transaction) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or any Event of Loss with respect to such asset or property.

"Disqualified Equity Interest" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Revolving Credit Maturity Date, (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c) (i) contains any repurchase obligation that may come into effect prior to, (ii) requires cash dividend payments (other than taxes) prior to, or (iii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is 180 days after the Revolving Credit Maturity Date; provided, however, that (i) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, resignation, death or disability and (ii) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests and (iii) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

"Disqualified Institution" means any Person that is (i) designated by Equity Investor or Borrower Agent, by written notice delivered to Encina on or prior to the Closing Date as a (x) disqualified institution or (y) competitor of Company or its Subsidiaries (any such Person under this clause (i)(y), a "Competitor") or (ii) reasonably identifiable on the basis of such Person's name, as an affiliate of any person referred to in clauses (i)(x) or (i)(y) above; provided, however, Disqualified Institutions shall (A) exclude any person that Borrower Agent has designated as no longer being a Disqualified Institution by written notice delivered to Agent from time to time and (B) include any Person that from time to time is added as a Competitor, pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered after the Closing Date by Borrower Agent to Agent.

"Dollar" and "$" mean lawful money of the United States.

"Domestic Borrower" means the Company and each Borrower that is a Domestic Subsidiary of the Company.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

"Dominion Account" means a special account established by Borrowers at a bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

"Eligible Account" means Accounts due to a Borrower that are determined by Agent, in its Permitted Discretion to be Eligible Accounts.  Except as otherwise agreed by Agent, none of the following shall be deemed to be Eligible Accounts:

a)            Accounts that are not fully earned by performance (or otherwise represent a progress billing or pre-billing) or not evidenced by an invoice which has been delivered to the applicable Account Debtor;

b)            Accounts that have been outstanding for more than one hundred twenty (120) days past the invoice date or more than sixty (60) days past the due date whichever comes first; provided, however, that subject to due diligence by such Borrower reasonably acceptable to Agent, the Referenced Customers may be allowed up to the lesser of sixty (60) days past due or one hundred fifty (150) days after the respective dates of the invoices to pay and such Accounts shall not be deemed ineligible pursuant to the forgoing;

c)            Accounts due from any Account Debtor, fifty percent (50%) of whose Accounts are otherwise ineligible under the terms of clause (b) above;

d)            Accounts with respect to which (i) any representation or warranty set forth in any Loan Document with respect thereto is not true and correct in all material respects or (ii) a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens which do not have priority over the Lien in favor of Agent);

e)            Accounts with respect to which Agent does not have a first priority perfected Lien;

f)            Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

g)           Accounts which (i) do not arise out of a sale of goods or rendition of services in the ordinary course of business, (ii)  do not arise upon credit terms usual to the business of the Borrowers or (iii) are not payable in Dollars or Canadian Dollars (provided that Accounts payable in Canadian Dollars shall not exceed $1,000,000);

h)           Accounts (i) upon which the Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

i)             Accounts which are owed by (i) any other Borrower or (ii) any Affiliate which is not a Borrower;

j)             Accounts for which all material consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the Account Debtor or in connection with the enforcement of such Account by Agent have not been duly obtained, effected or given or are not in full force and effect;

k)            Accounts due from an Account Debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

l)             Accounts due from any Governmental Authority, except to the extent that the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation; provided that up to $250,000 in the aggregate of all such Accounts may be included in the determination of Eligible Accounts, and the Borrower shall not be required to comply with the Federal Assignment of Claims Act of 1940 and any similar state legislation applicable thereto, unless and until an Event of Default has occurred and is then continuing (at which point the Agent, in its sole discretion, may require the Borrowers do so comply in order for such Accounts to be included in the determination of Eligible Accounts thereafter);

m)           Accounts (i) owing from any Account Debtor that is also a supplier to or creditor of a Borrower unless such Person has waived any right of setoff in a manner reasonably acceptable to Agent, but only to the extent of the aggregate amount of such Borrower's liability to such Account Debtor, (ii) to the extent representing any manufacturer's or supplier's allowances, credits, discounts, incentive plans or similar arrangements entitling such Borrower to discounts on future purchase therefrom, (iii) to the extent constituting amounts owed with respect to loans or advances, or (iv) to the extent relating to payment of interest, fees or late charges;

n)            (i) the goods giving rise to such Account have not been delivered to (other than Accounts in an aggregate amount not to exceed $500,000 to the extent Agent has received a bill and hold agreement executed and delivered by the Account Debtor which is a domestic Account Debtor thereof in form and substance acceptable to Agent) and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; and (ii) all Accounts owing from foreign Account Debtors arising out of sales on bill-and-hold;

o)            Accounts arising out of guaranteed sale, sale‑or‑return, sale on approval or consignment basis or subject to any right of return, or arising from deposits;

p)            Accounts arising out of sales to Account Debtors outside the United States or Canada unless either (i) such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, reasonably acceptable to Agent and such irrevocable letter of credit is in the possession of Agent, or (ii) such Accounts are supported by credit insurance reasonably acceptable to Agent, naming Agent as an additional insured;

q)            Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

r)             Accounts due from an Account Debtor and its Affiliates, the aggregate of which Accounts due from such Account Debtor represents more than fifteen percent (15%) (such percentage to be increased solely with respect to (i) Accounts due from Lowe's to twenty-five percent (35%), (ii) Accounts due from Menards to twenty percent (25%) and (iii) other Accounts approved in writing (which may include via email, and shall specify the applicable increased percentage) by Agent in its Permitted Discretion) of all then outstanding Accounts owed to the Borrowers, provided that in each case the portion of the Accounts of any Account Debtor not in excess of the applicable percentage for such Account Debtor that otherwise satisfy the criteria set forth herein will be deemed Eligible Accounts;

s)            Accounts constituting Permitted Investments made in accordance with Section 8.03(b);

t)             Accounts that remain open after the applicable Account Debtor has made a partial payment in respect of the applicable invoice (whether or not the applicable Account Debtor has provided an explanation for such partial payment);

u)            Accounts where the applicable Account Debtor tendered a check or other item of payment in full or partial satisfaction and such check or other item of payment has been returned by the financial institution on which it is drawn;

v)            Accounts for which payment has been received by the applicable Borrower but such payment has not been applied to the applicable Account; or

w)           Accounts created on cash on delivery or cash in advance terms.

"Eligible Assignee" means (a) a Credit Party or any of its Affiliates; (b) a bank or other financial institution engaged in the business of making commercial loans having a combined capital and surplus in excess of $300,000,000 approved by Agent (such approval not to be unreasonably withheld or delayed); (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party's rights in and to a material portion of such Credit Party's portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower Agent (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, "Eligible Assignee" shall not include (x) a Defaulting Lender, (y) an Affected Lender or (z) a Disqualified Institution.

"Eligible Equipment" means all Equipment that is determined by Agent, in its Permitted Discretion to be Eligible Equipment.  Except as otherwise agreed by Agent, none of the following shall be deemed to be Eligible Equipment:

a)            Equipment that is not owned by a Borrower;

b)            Equipment that is subject to any Lien other than Permitted Liens which do not have priority over the Lien in favor of Agent;

c)            Equipment with respect to which Agent does not have a first priority perfected Lien;

d)            Equipment that does not comply with each of the representations and warranties or covenants respecting Equipment made by the Borrowers in the Loan Documents;

e)            Equipment that is not installed and located in a facility owned by a Borrower or leased by a Borrower (and if leased subject at all times to a Lien Waiver, provided that Agent may, in its sole discretion, elect to establish an appropriate Rent and Charges Reserve if no Lien Waiver has been delivered to Agent);

f)             Equipment that is not in good operating condition (ordinary wear and tear excepted);

g)            Equipment that is not located within the continental United States (excluding Alaska);

h)            Equipment that is obsolete or surplus Equipment or not otherwise used by Borrower in its operations on a regular basis; and

i)             Equipment that is not included in the equipment appraisal most-recently obtained and approved by Agent prior to the Closing Date.

"Eligible Inventory" means Inventory of the Borrowers that is determined by Agent, in its Permitted Discretion, to be Eligible Inventory.  Except as otherwise agreed by Agent, the following items of Inventory shall not be included in Eligible Inventory:

a)            Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

b)            Inventory that (i) does not consist of finished goods or raw materials or (ii) is not readily saleable in the Ordinary Course of Business;

c)            Inventory that does not comply with each of the representations and warranties or covenants respecting Inventory made by the Borrowers in the Loan Documents;

d)           Inventory that is leased by or is on consignment to a Borrower;

e)            Inventory that is not located (i) in the United States of America or Canada (excluding territories or possessions of the United States or Canada) and (ii) at a location that is owned or leased by a Borrower, except (in the case of this clause (ii)) to the extent that such Borrower has furnished to Agent (A) any UCC or PPSA financing statements or other documents that Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Lien Waiver or agreement to repurchase such Inventory executed by the Person owning any such location on terms reasonably acceptable to Agent or Agent, in its sole discretion, has elected not to exclude Inventory at such location notwithstanding that no such Lien Waiver or other agreement has been delivered to Agent by virtue of Agent establishing a Rent and Charges Reserve with respect to such location;

f)             Inventory that is the subject of a consignment by a Borrower as consignor;

g)            Inventory that is in transit, except (i) Inventory in transit between locations of Borrowers (or between locations of Borrowers and processors in the Ordinary Course of Business) and (ii) Eligible In-Transit Inventory;

h)          Inventory that is comprised of goods which (i) are damaged, defective, "seconds," or otherwise unmerchantable, (ii) have been returned or are to be returned to the vendor, (iii) are obsolete or slow moving, (iv) are work-in-process (unless work-in-progress approved by Agent and included in the most-recent inventory appraisal approved by Agent), (v) that constitute spare parts, discontinued products, promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrowers' business and other similar non-merchandise categories; (vi) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;  (vii) are bill and hold goods; (viii) are subject to any warehouse receipt, bill of lading or negotiable Document; (ix) are in excess of $25,000 in the aggregate and are located on leased premises or in the possession of a warehouseman, bailee, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver to Agent, provided that Agent may, in its sole discretion, elect to establish an appropriate Rent and Charges Reserve if no Lien Waiver has been delivered to Agent; or (x) constitute Hazardous Materials;

i)             Inventory that is not subject to a perfected first priority Lien in favor of Agent (subject only to Permitted Liens set forth in clauses (c), (d) or (l) of Section 8.01 hereof) or which do not have priority over the Lien in favor of Agent;

j)             Inventory that is not insured in compliance with the provisions of this Agreement and the other Loan Documents;

k)            Inventory not on a perpetual schedule;

l)             Inventory that has been sold but not yet delivered; or

m)           Inventory that is subject to any License or other arrangement that restricts such Borrower's or Agent's right to dispose of such Inventory, unless (i) Agent has received an appropriate Lien Waiver, and (ii) such Borrower has not received notice of a dispute in respect of any such License or other arrangement.

"Eligible In-Transit Inventory" means, as of any date of determination thereof, without duplication of other Eligible Inventory, Inventory:

a)            which has been shipped from within the continental United States or Canada for receipt by a Borrower within fifteen (15) days of the date of determination, but which has not yet been delivered to a Borrower;

b)            for which the purchase order is in the name of a Borrower and title has passed to such Borrower;

c)            for which the document of title reflects a Borrower as consignee or, if requested by Agent, names Agent as consignee, and in each case as to which Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if applicable and if requested by Agent, by the delivery of a Customs Broker Agreement);

d)            which is insured to the reasonable satisfaction of Agent, with loss payable to Agent; and

e)            which otherwise would constitute Eligible Inventory.

"Eligible Real Estate" means Real Estate of the Borrowers that is determined by Agent in its Permitted Discretion to be Eligible Real Estate, except as otherwise agreed by Agent in good faith, Real Estate shall be Eligible Real Estate if it satisfies all of the following conditions:

a)            a Borrower owns fee title;

b)           the applicable Borrower has executed and delivered to Agent such Mortgages and other documents as Agent may reasonably request;

c)            the applicable Borrower shall have delivered to Agent with respect to each parcel of Eligible Real Estate all Mortgage Related Documents and other real estate items as required by FIRREA and reasonably satisfactory to Agent;

d)            Agent has a perfected first priority Lien in such Real Estate (subject only to Permitted Liens set forth in clauses (c), (d) and (g) of Section 8.01);

e)            such parcel of Real Estate has been appraised by a third party appraiser  engaged by Agent;

f)            as to any particular property, the Borrower is in compliance with the representations, warranties and covenants set forth in Sections 6.09 and 7.18 hereof and in the Mortgage relating to such Real Estate, unless Agent, in its discretion, otherwise waives such requirement in the determination of Eligible Real Estate; and

g)           such Real Estate is not deemed by Agent in its Permitted Discretion to be ineligible for inclusion in the calculation of the Borrowing Base.

"Encina" means Encina Business Credit SPV, LLC, a Delaware limited liability company.

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Equity Investor" means Victory Park Capital Advisors, LLC and its Controlled Investment Affiliates.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and official guidance thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

"Eurocurrency Liabilities" has the meaning specified in Section 3.04(e).

"Eurodollar Rate" means, for any calendar month, the greater of (a) the rate (expressed  as a percentage  per  annum  and rounded upward, if necessary, to the next nearest 1/100 of 1%) for deposits in Dollars, for a one-month period, that appears  on  Bloomberg  Screen  US0003M  (or  the  successor  thereto)  as  the  London  interbank  offered  rate  for deposits  in  Dollars  as  of  11:00  a.m.,  London  time,  as  of  two Business Days prior to the first day of such calendar month (and,  if  any  such  rate  is  below  zero,  the  Eurodollar Rate  shall  be  deemed  to  be  zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error and (b) one-half of one percent (0.5%).  For the sake of clarity, the Eurodollar Rate shall be adjusted monthly on the first day of each month.

"Eurodollar Rate Loan" means a Loan that bears interest at the "Eurodollar Rate."

"Event of Default" has the meaning specified in Section 9.01.

"Event of Loss" means, with respect to any asset or property (including Inventory, Equipment or Real Estate), any Casualty to or Condemnation of such asset or property or any portion thereof.

"Exchange Act" means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

"Excluded Assets" means (a) all assets or property (other than Inventory or Accounts) of the Borrowers that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9‑406, 9‑407, 9‑408 or 9‑409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) that, in each case, prohibits the grant to Agent of a security interest in and to such asset or property or under which the grant to Agent of a security interest in and to such asset or property may impair the validity or enforceability of such asset or property (including any United States intent‑to‑use trademark applications); provided, however, that such assets or Property shall constitute "Excluded Assets" only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable law validly prohibits the creation of a Lien on such property in favor of Agent (as opposed to restricting any exercise of remedies hereunder or requiring the consent of any Person (other than a Borrower) or Governmental Authority for any exercise of remedies hereunder (which exercise of remedies shall be subject to Section 9.04, but such provision shall not limit the creation, attachment or perfection of the Lien in favor of Agent hereunder)) and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute "Excluded Assets;" (b) voting Equity Interests of any first tier Foreign Subsidiary in excess of 65% of the aggregate voting Equity Interests of such first tier Foreign Subsidiary (other than a Qualifying Foreign Subsidiary, all of the equity of which shall constitute Collateral), (c) unless otherwise requested by Agent, any motor vehicle covered by a certificate of title or other evidence of ownership to the extent that a security interest in such asset cannot be perfected by the filing of a financing statement under the UCC, and (d) other assets to the extent Agent determines in its Permitted Discretion that the cost of obtaining such pledge or security interest is excess in relation to the benefit thereof; provided, however, that Excluded Assets shall not include any Proceeds of property described in clauses (a) through (c) above (unless such Proceeds are also described in such clauses).

"Excluded Deposit Account" (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, provincial, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any Borrower or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any Borrower, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Borrower, and (c) zero balance disbursement accounts.

"Excluded Perfection Actions" means the following actions, unless otherwise requested by Agent at any time in its sole discretion in the case of clauses (i) through (iv) below or during the continuance of a Default in the case of clauses (i) through (v) below:  the giving of notice or taking other actions (other than the filing of UCC financing statements) in respect of any (i) Chattel Paper (to the extent the value thereof does not exceed $50,000 in the aggregate), (ii) negotiable Documents (to the extent the value of all Goods covered thereby do not exceed $50,000) unless relating to Eligible Inventory, (iii) promissory notes and other Instruments (other than checks) (to the extent the principal amount thereof does not exceed $50,000 in the aggregate), (iv) Letter-of-Credit Rights (to the extent the value thereof does not exceed $50,000 in the aggregate), but not to exceed at any time $100,000 in the aggregate for clauses (i)-(iv) and (v) Intellectual Property in any jurisdiction other than the United States, Canada or any state, province, territory or other political division thereof.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such  Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

"Excluded Taxes" with respect to Agent, any Lender or any other recipient of a payment to be made by or on account of any Loan:  (a) taxes (i) that are (A) imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Agent or any Lender, in which its applicable lending office is located; or (B) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located; or (ii) that are Other Connection Taxes, (b) in the case of withholding Taxes imposed on amounts payable to or for the account of Agent or such Lender or other recipient pursuant to a law in effect on the date on which (i) Agent or such Lender or other recipient acquires such interest in any Loan or (ii) Agent or such Lender or other recipient changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to Agent's or the applicable Lender's assignor immediately before Agent or such Lender became a party hereto or to Agent or any Lender immediately before it changed its lending office, (c) Taxes attributable to Agent's or such Lender's or other recipient's failure to comply with Section 3.01(e); and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

"Existing Agreement" means that certain Credit and Security Agreement dated as of February 19, 2014, by and among Katy Industries, Inc., Continental Commercial Products, LLC, 2155735 Ontario Inc., and CCP Canada Inc., as borrowers, and BMO Harris Bank, N.A., as lender, as amended through the Closing Date.

"Existing Letters of Credit" means the letters of credit listed on Schedule 1.01 attached hereto.

"Extraordinary Expenses" means all costs, expenses, liabilities or advances that Agent or any Lender may incur or make during a Default, or during the pendency of any proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or any Lender in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) fees, expenses, costs incurred by Agent or any Lender and Loans made by Agent or any Lender to protect the Collateral or otherwise preserve, reserve or protect its rights and remedies under this Agreement and the Loan Documents.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

"Facility" means the Revolving Credit Facility and the Term Loan Facility.

"Facility Termination Date" means the date as of which Payment in Full of all Obligations has occurred.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Agent on such day on such transactions as determined by Agent.

"Fee Letter" means the letter agreement, dated as of even date herewith, between the Borrowers and Agent.

"Field Exam" means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit Agent or its representatives to examine, audit and make extracts from any Loan Party's books and records, make examinations and audits of any Loan Party's other financial matters and Collateral as Agent deems appropriate in its Permitted Discretion, and discussions with its officers, employees, agents, advisors and independent accountants regarding such Loan Party's business, financial condition, assets, prospects and results of operations.

"Financed Capital Expenditures" means Consolidated Capital Expenditures that are:  (a) financed by interest bearing Indebtedness (excluding the Revolving Loans); or (b) made with (i) Net Cash Proceeds from any Disposition described in clauses (b) and (d) of Section 8.05 or (ii) Insurance Proceeds or Condemnation Awards arising from any Event of Loss with respect to any property or asset, in each case, or the extent such proceeds are reinvested within one hundred eighty (180) days of receipt thereof.

"FIRREA" means The Financial Institutions Reform, Recovery and Enforcement Act of 1989.

"Fiscal Month" means a fiscal month of a Fiscal Year as shown on Schedule 1.01A.

"Fiscal Quarter" means a fiscal quarter of a Fiscal Year as shown on Schedule 1.01A.

"Fiscal Year" means a fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the date specified in Schedule 1.01A attached hereto of each calendar year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2015" or "2015 Fiscal Year") refer to the Fiscal Year beginning in the calendar year of such Fiscal Year as set forth in Schedule 1.101A (e.g., "Fiscal Year 2015" began in calendar year 2015 and ends in calendar year 2015).

"Foreign Borrower" means 2155735 Ontario Inc., an Ontario corporation, CCP Canada Inc., an Ontario corporation, and each other Borrower from time to time party hereto which is not a Domestic Subsidiary.

"Foreign Government Scheme or Arrangement" has the meaning specified in Section 6.12(e).

"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

"Foreign Plan" has the meaning specified in Section 6.12(e).

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fronting Exposure" means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to Agent, such Defaulting Lender's Applicable Percentage of Protective Advances other than Protective Advances as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Lenders and (c) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Lenders.

"FTW" means FTW Holdings, Inc., a Delaware corporation.

"Fund" means any Person (other than a natural person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"FWP" means Fort Wayne Plastics, Inc., an Indiana corporation.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governmental Authority" means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.

"Guarantor" means each Person who executes this Agreement as a "Guarantor."

"Guarantor Payment" has the meaning specified in Section 2.12(c).

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hazelwood Lease" means that certain lease of real property located at 105-123 Byassee Drive, Hazelwood, St. Louis County, Missouri 63043 with Hazelwood, LLC as landlord and CCP as tenant.

"Honor Date" has the meaning specified in Section 2.03(c).

"Inactive Subsidiaries" means collectively, each Subsidiary that is a dormant Subsidiary and (a) does not own any assets other than those owned at Closing, (b) is not obligated for or in respect of any indebtedness, liabilities or any other obligations (other than certain obligations and liabilities with respect to (i) environmental matters not exceeding $1,200,000 in the aggregate for all Inactive Subsidiaries (less any increase in amounts under clause (ii) below as described in the parenthetical in such clause (ii)) and (ii) legal fees, testing, employees and insurance not exceeding $300,000 during any calendar year in the aggregate (increased to the extent of any settlement of any liability referred to in the foregoing clause (i), provided that the aggregate amount of such increase shall not exceed the amount of any such settled liability and may be spread over multiple calendar years, and provided further that the aggregate amount of liabilities in clause (i) above is reduced by at least a corresponding amount) for all Inactive Subsidiaries), and (c) does not employ any Persons except consistent with practices and to the same extent as of the Closing or conduct any business or operations.  Notwithstanding the foregoing, to the extent that the amounts in the parenthetical in clause (b) above are increased due to new environmental matters asserted against an Inactive Subsidiary after the Closing Date then any such entity shall continue to be an "Inactive Subsidiary."

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

c)            net obligations of such Person under any Swap Contract;

d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) and any accrued and unpaid obligations with respect to any earnout payments or similar payments under acquisition documents;

e)            indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

f)            obligations under Capital Leases and Synthetic Lease Obligations of such Person;

g)           all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and

h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees" has the meaning specified in Section 10.04(b).

"Information" has the meaning specified in Section 10.07.

"Insurance Proceeds" means (i) with respect to an Event of Loss relating to any asset or property, the insurance claims under and the proceeds of any and all policies of insurance covering such asset or property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such asset or property, and (ii) any payments or proceeds under or with respect to any business interruption insurance policy.

"Intellectual Property" means all past, present and future:  trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

"Intercreditor Agreement" means an intercreditor or subordination agreement among Agent, one or more of the Second Lien Lenders, the Subordinated Lenders or other holders of Subordinated Indebtedness, as applicable, and the Borrowers, entered into from time to time and in form and substance acceptable to Agent, and includes, without limitation, the Second Lien Intercreditor Agreement, the Specified Subordinated Indebtedness Subordination Agreement and the Centrex Earnout Subordination Agreement.

"Interest Payment Date" means, with respect to any Loan, (i) the first day of each month with respect to interest accrued through the last day of each month ending immediately prior to such date, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date with respect to such Loan; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Agent.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including through the purchase of an option, warrant or convertible or similar type security), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of compliance with Section 8.03, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

"IP Rights" rights of any Person to use any Intellectual Property.

"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

"Laws" means, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"L/C Advance" means each Revolving Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

"L/C Borrowings" means any Revolving Loans the proceeds of which are used to repay Unreimbursed Amounts.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

"L/C Issuer" means Encina or such other financial institution approved by Agent and specified to Borrower Agent as an "L/C Issuer" hereunder by Agent.

"L/C Obligations" means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, plus (c) the aggregate amount of all accrued and unpaid Letter of Credit Fees.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lender" has the meaning set forth in the preamble to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

"Lender's Office" means, with respect to any currency, any Lender's address and, as appropriate, account as set forth on Schedule 1.01B with respect to such currency, or such other address or account with respect to such currency as a Lender may from time to time notify to Agent and the Borrower Agent.

"Letter of Credit" means any standby or documentary letter of credit issued by the L/C Issuer for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the L/C Issuer for the benefit of a Borrower.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

"Letter of Credit Expiration Date" means the day that is thirty (30) days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

"Letter of Credit Fees" means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit described in Section 2.08(b).

"Letter of Credit Sublimit" means an amount equal to the lesser of (a) $2,500,000 and (b) the Revolving Credit Commitment Amount.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitment Amount.

"License" means any license or agreement under which a Loan Party is granted IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

"Licensor" means any Person from whom a Loan Party obtains IP Rights.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement in the nature of a security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Lien Waiver" means an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any Collateral including any Eligible Inventory or Eligible Equipment located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral including any Eligible Inventory or Eligible Equipment held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's IP Rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

"Line Reserve" means the sum of (a) the Rent and Charges Reserve; (b) the Credit Product Reserve; (c) the aggregate amount of liabilities at any time secured by Liens upon Collateral that are senior to Agent's Liens; (d) sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay; and (e) amounts for which claims may be reasonably expected to be asserted against the Collateral and/or Agent or any Lender.

"Loan" means an extension of credit under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.

"Loan Account" has the meaning assigned to such term in Section 2.10.

"Loan Documents" means this Agreement, each Note, each Security Instrument, each Committed Loan Notice, each Swing Line Loan Notice, each Issuer Document, each Borrowing Base Certificate, each Compliance Certificate, the Intercreditor Agreement, any agreement creating or perfecting rights in Cash Collateral securing any Obligation hereunder and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of Agent or any Lender in connection with the Loans made and transactions contemplated by this Agreement.

"Loan Obligations" means all Obligations other than amounts (including fees) owing by any Loan Party pursuant to any Credit Product Arrangements.

"Loan Parties" means the Borrowers (including, without limitation, the Company), and each direct or indirect Subsidiary of the Company but excluding any Subsidiary so long as such Subsidiary is an Inactive Subsidiary.

"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of either (i) the Borrowers, taken as a whole or (ii) the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or on the ability of Agent to collect any Obligation or realize upon any material portion of the Collateral.

"Material Contract" means any agreement or arrangement to which a Loan Party or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Loan Party, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Indebtedness in an aggregate amount of $100,000 or more.

"Material License" has the meaning assigned to such term in Section 7.17.

"Maturity Date" means November 16, 2019.

"Measurement Period" means, at any date of determination, the most recently completed twelve (12) consecutive Fiscal Months of the Company and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 7.01(a), 7.01(b) or 7.01(c).

"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or Deposit Account balances provided in accordance with the provisions of this Agreement, an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by Agent in its sole discretion.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage Related Documents" means, with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and with respect to Real Estate acquired after the date hereof received by Agent for review at least 15 days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) covering Agent's interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the real estate; (c) a ALTA Survey by a licensed surveyor reasonably acceptable to Agent; (d) a life-of-loan flood hazard determination and, if the real estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Agent; (e) a current appraisal of the real estate, prepared by an appraiser acceptable to Agent, and in form and substance reasonably satisfactory to Agent; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Agent; and (g) an environmental indemnity agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the real estate.

"Mortgaged Property" means the Real Estate of the Loan Parties listed on Schedule 1.01C hereto and such other Real Estate required from time to time to be subject to a Mortgage pursuant to the terms of the Loan Documents.

"Mortgages" means the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust or deeds to secure debt executed by an Loan Party on or about the Closing Date, or from time to time thereafter as may be required under the Loan Documents, in favor of Agent, for the benefit of the Credit Parties, by which such Loan Party has granted to Agent, as security for the Obligations, a Lien upon the Real Estate described therein, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

"Net Cash Proceeds" means:

(a)           with respect to the sale of any asset by any Loan Party or any Subsidiary, the excess, if any, of (a) the sum of the cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents and Indebtedness owing to the Company or any Subsidiary), (ii) the out‑of‑pocket expenses incurred by such Loan Party or any Subsidiary in connection with such sale, including any brokerage commissions, underwriting fees and discount, legal fees, finder's fees and other similar fees and commissions, (iii) taxes paid or reasonably estimated to be payable by the Loan Party or any Subsidiary in connection with the relevant asset sale, (iv) the amount of any reasonable reserve required to be established in accordance with GAAP against liabilities (other than taxes deducted pursuant to clause (iii) above) to the extent such reserves are (x) associated with the assets that are the object of such sale and (y) retained by such Loan Party or applicable Subsidiary, and (v) the amount of any reasonable reserve for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by such Loan Party or applicable Subsidiary in connection therewith to the extent such reserves are (1) associated with the assets that are the object of such sale and (2) retained by such Loan Party or applicable Subsidiary; provided that the amount of any subsequent reduction of any reserve provided for in clause (iii) or (iv) above (other than in connection with a payment in respect of such liability) shall (X) be deemed to be Net Cash Proceeds of such asset sale occurring on the date of such reduction, and (Y) immediately be applied to the prepayment of Loans in accordance with Section 2.05(b)(vi).

(b)           with respect to any Event of Loss by any Loan Party or any Subsidiary, all Insurance Proceeds and Condemnation Awards arising therefrom, net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments; and

(c)           with respect to any offering of equity securities of a Loan Party or any Subsidiary or the issuance of any Indebtedness by a Person,  cash and cash equivalent proceeds received by or for such Person's account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

"NOLV" means a fraction, expressed as a percentage, (a) the numerator of which is the net orderly liquidation value of the Borrower's Inventory or Equipment that might be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from time to time by reference to the most recent appraisal received by Agent conducted by an independent appraiser engaged by Agent, and (b) the denominator of which is the Cost of such Inventory or Equipment such to such appraisal.

"Non-Extension Notice Date" has the meaning specified in Section 2.03(b)(ii).

"Note" means a Revolving Loan Note, a Term A Loan Note or a Term B Loan Note.

"Obligations" means (a) all amounts owing by any Loan Party to Agent, any Lender or any other Credit Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all out-of-pocket reasonable fees and expenses of counsel to Agent incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations; provided that the Obligations of any Loan Party shall not include its Excluded Swap Obligations.

"Ordinary Course of Business" means the ordinary course of business of the Company and its Subsidiaries, consistent with past practices and undertaken in good faith.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

"Outstanding Amount" means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of Revolving Loans or Swing Line Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of amounts paid under outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; (c) with respect to the Term A Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term A Loan occurring on such date; and (d) with respect to the Term B Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term B Loan occurring on such date.

"Overadvance" has the meaning given to such term in Section 2.01(b).

"PACA" means the Perishable Agriculture Commodities Act, 1930 and all regulations promulgated thereunder, as amended from time to time.

"Participant" has the meaning assigned to such term in clause  Section 10.06(b).

"PASA" means the Packers and Stockyard Act, 1921 and all regulations promulgated thereunder, as amended from time to time.

"Patent Security Agreement" means any patent security agreement pursuant to which a Loan Party grants to Agent, for the benefit of the Credit Parties, a security interest in such Person's interests in its patents, as security for the Obligations.

"Payment in Full" or "Paid in Full" means (a) the indefeasible payment in full in cash of all Obligations, together with all accrued and unpaid interest and fees thereon, other than L/C Obligations that have been fully Cash Collateralized in an amount equal to 105% of the amount thereof or as to which other arrangements with respect thereto satisfactory to Agent shall have been made, (b) the Commitments shall have terminated or expired, (c) the obligations and liabilities of each other Borrower under all Credit Product Arrangements (other than with respect to Treasury Management and Other Services) shall have been fully, finally and irrevocably paid and satisfied in full and such Credit Product Arrangements (other than Treasury Management and Other Services) shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto, and (d) all claims of the Loan Parties against any Secured Party arising on or before the payment date shall have been released on terms acceptable to Agent; provided that notwithstanding full payment or Cash Collateralization of the Obligations as provided herein, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems reasonably necessary to protect against any such damages.

"Payment Item" means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

"Payments" has the meaning specified in Section 4.02(f).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Act" means the Pension Protection Act of 2006.

"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

"Permitted Discretion" means a determination made by Agent in good faith in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

"Permitted Liens" has the meaning specified in Section 8.01.

"Permitted Sale/Leaseback Transaction" means a sale-leaseback transaction regarding the real property located at 510 Sumpter Drive, Fort Wayne, Indiana 46804, which transaction results in Net Cash Proceeds to the Loan Parties in an amount not less than the amount necessary to repay the Term B Loan Facility in full and is consummated on an arms' length basis for a fair market value at a time when no Event of Default exists, and in respect of which Agent is provided with at least ten (10) Business Days prior written notice (or such later notice as is acceptable to Agent in its reasonable discretion) and copies of the definitive sale-leaseback documentation.

"Permitted WJS Disposition" means a sale of all of the Equity Interests of WJS or a sale of all or substantially all of the assets of WJS, which sale is consummated at a time when no Event of Default exists to a third party that is not an Affiliate of any Loan Party on an arm's-length basis.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company, any Loan Party, or any ERISA Affiliate or any such plan to which the Company, any Loan Party, or any ERISA Affiliate is required to contribute on behalf of any of its employees.

"Pledged Interests" means any Instrument, Investment Property or other Equity Interests constituting Collateral (other than Excluded Assets) hereunder, including the Pledged Interests as of the Closing Date which are set forth on Schedule 4.02 hereto.

"PPSA" means the Personal Property Security Act (Ontario); provided, that if the attachment, perfection or priority of the security interests granted to Agent pursuant to any applicable Loan Document are governed by the personal property security laws of any jurisdiction in Canada other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction in Canada for the purpose of the provisions of any applicable Loan Document and any financing statement relating to such attachment, perfection or priority.

"Prepayment" has the meaning set forth in Section 8.11(a).

"Properly Contested" means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount of such Loan Party's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of a Loan Party; (e) no Lien is imposed on assets of a Loan Party, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

"Protective Advances" has the meaning set forth in Section 2.01(e)

"Qualified ECP" means any Loan Party with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Qualifying Foreign Subsidiary" means any Subsidiary of the Company that is a Foreign Subsidiary that becomes a Borrower or Guarantor hereunder or that otherwise is a "Borrower" or "Guarantor" under the Second Lien Indebtedness Documents.

"Real Estate" means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

"Realty Reserves" means such reserves as Agent from time to time determines in good faith as being appropriate to reflect the impediments to Agent's ability to realize upon any Eligible Real Estate.  Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (ii) reserves for Indebtedness secured by Liens having priority over the Lien of Agent.

"Recipient" means (a) Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.

"Referenced Customers" means Lowe's and any other customer approved as a "Referenced Customer" by Agent in its discretion.

"Register" has the meaning specified in Section 11.06(c).

"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

"Reinvestment Amount" has the meaning specified in Section 2.05(b)(i).

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Rent and Charges Reserve" means the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months' rent and other charges that could be payable to any such Person.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived.

"Request for Credit Extension" means (a) with respect to a Borrowing, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

"Required Lenders" means, as of any date of determination, Lenders holding more than 50% of the sum of (a) Total Outstandings and (b) aggregate unused Commitments; provided, that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

"Reserve" means any reserve constituting all or any portion of the Dilution Reserve, the Availability Reserve or the Line Reserve.

"Responsible Officer" means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer or any vice president of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest of the Company, or on account of any return of capital to the Company's stockholders, partners or members (or the equivalent Person thereof) or (iii) any distribution, advance or repayment of Indebtedness to or for the account of a holder of Equity Interests of the Company.

"Restructuring Costs" means, with respect to any period, those cash payments made by the Borrowers for non-recurring costs and expenses arising from contracts and other commitments that the Borrowers have incurred for (i) advisory fees and expenses of Alvarez and Marsal, (ii) advisory fees and expenses of FTI Consulting, (iii) advisory fees and expenses of Huron Consulting Group, Inc., (iv) advisory fees and expenses of SierraConstellation Partners, LLC, (v) advisory fees and expenses of PwC, (vi) advisory fees and expenses of Crowe Horwath LLP, (vii) the Borrowers’ and BMO Harris Bank N.A.’s attorneys’ fees and expenses paid to Ropes and Gray LLP and Goldberg Kohn Ltd., respectively, (viii) the refinancing of the Indebtedness owing to BMO Harris Bank, N.A. and the transactions contemplated by this Agreement, including attorneys’ fees and expenses of counsel to the Borrowers, Second Lien Agent, Second Lien Lenders, Agent and Lenders and further including all of Agent’s diligence-related, appraisal and collateral examination fees and expenses and fees paid in accordance with Section 2.08(c) hereof, (ix) all forbearance and accommodation fees and facility termination fees paid to BMO Harris Bank, N.A., and (x) obligations between the Company or its Affiliates and  Houlihan Lokey.

"Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Loans of the same Type made by each of the Revolving Lenders pursuant to Section 2.01(a).

"Revolving Credit Commitment" means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(a), (b) purchase participating in L/C Obligations and (c) purchase participations in Swing Line Loans, in each case in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Revolving Credit Commitment Amount" means $25,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

"Revolving Credit Facility" means the facility described in Section 2.01(a) or 2.03 providing for Revolving Loans, Letters of Credit Loans and Swing Line Loans to or for the benefit of the Borrowers by the Revolving Lenders, L/C Issuer or Swing Line Lender, as the case may be, in the maximum aggregate principal amount at any time outstanding up to the Revolving Credit Commitment Amount.

"Revolving Credit Termination Date" means the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Commitment pursuant to Section 2.06, and (c) the date of termination of the commitment of the Revolving Lenders to make Revolving Loans and of the obligation of the Revolving Lenders to make L/C Credit Extensions pursuant to Section 9.02.

"Revolving Lender" means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding or participations in an outstanding Letter of Credit or Swing Line Loan.

"Revolving Loan" means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrowers pursuant to Section 2.01(a).

"Revolving Loan Note" means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Loans made by a Revolving Lender, substantially in the form of Exhibit A-1.

"Royalties" means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

"S&P" means Standard & Poor's Financial Services LL/C, a subsidiary of The McGraw‑Hill Companies, Inc. and any successor thereto.

"Same Day Funds" means immediately available funds.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Second Lien Agent" means the "Agent" as defined in the Second Lien Indebtedness Documents.

"Second Lien Credit Agreement" means that certain Second Lien Credit and Security Agreement dated as of the April 7, 2015 among the Borrowers, the lenders party thereto, and the Second Lien Agent, pursuant to which such lenders have agreed to make term loans to Borrowers (other than 2155375 Ontario Inc. and CCP Canada Inc.) , as amended prior to the Closing Date and as amended by that certain Fifth Amendment to Second Lien Credit and Security Agreement and Limited Waiver dated as of the Closing Date.

"Second Lien Indebtedness" means Indebtedness in the aggregate principal amount outstanding on the Closing Date of $39,657,825.59 (plus all capitalized interest and fees added to the principal amount thereon and minus all principal payments made thereunder) owing by the Company, CCP, FTW and FWP, and such other Borrowers party thereto from time to time to the Second Lien Lenders which is at all times subject to the Second Lien Intercreditor Agreement, as such Indebtedness may be referenced from time to time in accordance with the Second Lien Intercreditor Agreement.

"Second Lien Indebtedness Documents" means all notes, credit agreements, loan agreements, security agreements, pledge agreements, guarantees, documents and agreements executed or delivered in connection with the Second Lien Indebtedness from time to time.

"Second Lien Intercreditor Agreement" means that certain Intercreditor and Subordination Agreement dated as of the Closing Date by and between Agent and the Second Lien Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

"Second Lien Lenders" means VPC SBIC I, LP and Centrex Plastics, LLC with Victory Park Management, LLC acting as the administrative agent and the collateral agent for each of the foregoing and, in the case of a refinancing of the Second Lien Indebtedness in accordance with the terms of the Second Lien Intercreditor Agreement, the holders of such Second Lien Indebtedness, provided such holders or the agent for such holders, as the case may be, have become bound by the terms of the Second Lien Intercreditor Agreement effective at the time of such refinancing.  With respect to Centrex Plastics, LLC in its capacity as a Second Lien Lender, all references in this Agreement and the other Loan Documents to any "Second Lien Lender" or "Second Lien Lenders" shall mean Centrex Plastics, LLC in its capacity as a "Seller-Related Lender" under the Second Lien Credit Agreement and shall not include Centrex Plastics, LLC as the seller under the Centrex Purchase Agreement or as a party to any Centrex Acquisition Documents.

"Securities Laws" means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"Security Instruments" means, collectively or individually as the context may indicate, the Security Agreement, the Control Account Agreements, the Mortgages, the Mortgage Related Documents, the Patent Security Agreements, the Trademark Security Agreements, each Lien Waiver and all other agreements (including securities account control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to Agent a Lien in property as security for all or any portion of the Obligations.

"Shrink" means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

"Solvent" means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities and assuming that the debt and other obligations will become due at their respective maturities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities and assuming that the debt and other obligations will become due at their respective maturities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (e) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.  For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

"Special Setoff Rights" means any right of any Loan Party to cause the Centrex Earnout Payments to be reduced pursuant to the terms of the Centrex Purchase Agreement, without the payment of any cash or cash equivalent or other property by any Loan Party, or the incurrence of any Indebtedness or other obligation of any kind by any Loan Party, due to a claim for indemnification by any Loan Party for breach of any representation or warranty against any other party to the Centrex Purchase Agreement or Centrex Acquisition Documents.

"Specified Event of Default" means an Event of Default occurring under Section 9.01(a) or Section 9.01(f).

"Specified Loan Party" means a Loan Party that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 2.12(c)).

"Specified Subordinated Indebtedness" means Indebtedness in the aggregate original principal amount not to exceed $200,000 issued by the Company in favor of the Specified Subordinated Lenders as evidenced by the Specified Subordinated Indebtedness Documents which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent and is at all times subject to the Specified Subordinated Indebtedness Subordination Agreement.

"Specified Subordinated Indebtedness Subordination Agreement" means that certain Subordination Agreement dated as of April 7, 2015 by and among BMO Harris Bank N.A., certain of the Loan Parties and the Specified Subordinated Lenders.  Borrowers acknowledge that Agent intends to treat the Obligations as refinanced or replaced "Senior Indebtedness" under and as defined in the Specified Subordinated Indebtedness Subordination Agreement.

"Specified Subordinated Indebtedness Documents" means (i) that certain Amended and Restated Subordinated Note Due December 31, 2019 dated as of April 7, 2015 in the original principal amount of $100,000 payable to Daniel B. Carroll; (ii) that certain Amended and Restated Subordinated Note Due December 31, 2019 dated as of April 7, 2015 in the original principal amount of $100,000 payable to Wallace E. Carroll, Jr.; and (ii) the Specified Subordinated Indebtedness Subordination Agreement.

"Specified Subordinated Lenders" means Daniel B. Carroll and Wallace E. Carroll, Jr.

"Subordinated Indebtedness" means all Indebtedness (including the Second Lien Indebtedness, the Specified Subordinated Indebtedness and the Centrex Earnout Payments) payable by a Borrower or any of its Subsidiaries to a Person other than another Borrower which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Lender and is at all times subject to an Intercreditor Agreement.

"Subordinated Indebtedness Documents" means all notes, documents and agreements executed or delivered in connection with the Subordinated Indebtedness from time to time, including without limitation the Specified Subordinated Indebtedness Documents and the Second Lien Indebtedness Documents.

"Subordinated Lender" means any holder of any Subordinated Indebtedness.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Obligation" means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Agent, any Lender or any Affiliate thereof).

"Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.17.

"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.17.

"Swing Line Exposure" means, at any time, the Outstanding Amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

"Swing Line Lender" means Encina in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

"Swing Line Loan" has the meaning specified in Section 2.17(a).

"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.17(b), which, if in writing, shall be substantially in the form of Exhibit G.

"Swing Line Sublimit" means an amount equal to $2,500,000.  The Swing Line Sublimit is part of, and not in addition to, the aggregate Revolving Credit Commitments.

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term A Borrowing" means a borrowing consisting of simultaneous Term A Loans of the same Type made by each of the Term Lenders pursuant to Section 2.02.

"Term A Lender" means each Lender that has a Term A Loan Commitment or, following termination of the Term A Loan Commitments, has Term A Loans outstanding.

"Term A Loan" means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrowers pursuant to Section 2.01(c).

"Term A Loan Amortization Amount" means an amount equal to $57,633.00; provided, that, solely with respect to the months ending during the period commencing on November 30, 2017 and ending on October 31, 2018, the Term A Loan Amortization Amount may be reduced (to an amount not less than $0), at the written election of Borrower Agent, by an amount equal to the Term A Loan Amortization Adjustment Amount.  For the sake of clarity, as further set forth in Section 2.04(b), no Term A Loan Amortization Amount shall be required to be paid with respect to the months ending during the period commencing on November 30, 2016 and ending on October 31, 2017.

"Term A Loan Amortization Adjustment Amount" means, for any applicable month, an amount equal to (a) 70% of the aggregate net invoice amount (excluding taxes, shipping, delivery, handling, installation, overhead and other so called "soft" costs) of all Consolidated Capital Expenditures for Equipment (in each case, which Equipment is acceptable to Agent in its sole discretion for inclusion in the calculation of the Term A Loan Amortization Adjustment Amount) incurred during the period from the Closing Date through and including October 31, 2018, minus (b) the aggregate amount of Term A Loan Amortization Adjustment Amounts utilized by Borrowers to reduce the Term A Loan Amortization Amount.

"Term A Loan Commitment" means, as to each Term A Lender, its obligation to make Term A Loans to the Borrowers pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Term A Loan Facility" means the facility described in Section 2.01(c), providing for Term A Loans to the Borrowers by the Term A Lenders in the maximum aggregate principal amount of $3,458,000.00.

"Term A Loan Note" means a promissory note made by the Borrowers in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit A-2.

"Term A Loan Outstandings" means, with respect to any Term A Lender at any time, the sum of the Outstanding Amount of such Term A Lender's Term A Loans at such time.

"Term B Borrowing" means a borrowing consisting of simultaneous Term A Loans of the same Type made by each of the Term Lenders pursuant to Section 2.02.

"Term B Lender" means each Lender that has a Term B Loan Commitment or, following termination of the Term B Loan Commitments, has Term B Loans outstanding.

"Term B Loan" means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrowers pursuant to Section 2.01(d).

"Term B Loan Amortization Amount" means an amount equal to $28,259.00.  For the sake of clarity, as further set forth in Section 2.04(c), no Term B Loan Amortization Amount shall be required to be paid with respect to the months ending during the period commencing on November 30, 2016 and ending on October 31, 2017.

"Term B Loan Commitment" means, as to each Term B Lender, its obligation to make Term B Loans to the Borrowers pursuant to Section 2.01(d) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Term B Loan Facility" means the facility described in Section 2.01(d), providing for Term B Loans to the Borrowers by the Term B Lenders in the maximum aggregate principal amount of $3,052,000.

"Term B Loan Note" means a promissory note made by the Borrowers in favor of a Term B Lender evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit A-3.

"Term B Loan Outstandings" means, with respect to any Term B Lender at any time, the sum of the Outstanding Amount of such Term B Lender's Term B Loans at such time.

"Term Borrowing" means any Term A Borrowing or Term B Borrowing, as required by the context.

"Term Lender" means each Term A Lender and each Term B Lender.

"Term Loan" means, collectively, the Term A Loan and the Term B Loan.

"Term Loan Facility" means, collectively, the Term A Loan Facility and the Term B Loan Facility.

"Term Loan Outstandings" means, collectively, the Term A Loan Outstandings and the Term B Loan Outstandings.

"Termination Fee" has the meaning specified in Section 2.06.

"Total Facility Amount" means the sum of (a) the maximum aggregate principal amount of the Revolving Credit Facility and (b) the aggregate principal amount of the Term Loan Facility on the Closing Date.

"Total Outstandings" means the Outstanding Amount of all Loans and L/C Obligations at such time.

 "Total Revolving Credit Outstandings" means, without duplication, the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations at such time.

"Trademark Security Agreement" means any trademark security agreement pursuant to which any Loan Party grants to Agent, for the benefit of the Credit Parties, a security interest in such Person's interest in its trademarks as security for the Obligations.

"Transaction" means, individually or collectively, the entering by the Borrowers of the Loan Documents to which they are a party and the funding of the initial Facilities under this Agreement.

"Treasury Management and Other Services" means (a) all arrangements for the delivery of treasury management services, (b) all commercial credit card and merchant card services; and (c) all other banking products or services, other than Letters of Credit, in each case, to or for the benefit of any Borrower which are entered into or maintained with Agent, any Lender or any Affiliate thereof and which are not prohibited by the express terms of the Loan Documents.

"Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Illinois, the term "UCC" shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

"United States" and "U.S." mean the United States of America.

"Unreimbursed Amount" means, at any time, any amounts drawn or paid under any Letter of Credit not reimbursed the L/C Issuer in cash.

"Unused Fee" has the meaning specified in Section 2.08(a).

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"Value" means, for an Eligible Account, the face amount of such Eligible Account, net of any returns, rebates, discounts (calculated on the shortest terms), deposits, credits, allowances or Taxes (including sales, excise or other taxes) that have been or could reasonably be expected to be claimed by the Account Debtor or any other Person against the Eligible Account.

"WJS" means W.J. Smith Wood Preserving Company.

"WJS Net Proceeds" means the amount of Net Cash Proceeds realized from a Permitted WJS Disposition.

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), including any such amendments, supplements or modifications in connection with this Agreement of documents entered into in connection with the Existing Agreement, (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or Required Lenders shall so request, Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Acquisitions and Dispositions.  All defined terms used in the calculation of Consolidated Fixed Charge Coverage Ratio hereof shall be calculated on a historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any Measurement Period that includes any Disposition permitted by Sections 8.05(b), 8.05(c), or 8.05(d), to the actual historical results of the Person or line of business so acquired or asset so Disposed and which amounts shall include only adjustments as are otherwise reasonably satisfactory to Agent.

(d)          Other Pro Forma Calculations.  Any pro forma calculation of the Consolidated Fixed Charge Coverage Ratio shall be made (i) as if all Indebtedness incurred or Investments or Disposition made at the time of such measurement had been incurred or made, as applicable, on the first day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a), 7.01(b) or 7.01(c), (ii) as if all Indebtedness repaid at the time of such measurement had been paid on the last day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a), 7.01(b) or 7.01(c), and (iii) pro forma for any other element of the relevant transaction that would affect the calculation of Consolidated Fixed Charge Coverage Ratio.

(e)           Consolidation of Variable Interest Entities.  Except as expressly provided otherwise herein, all references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(f)            In computing financial ratios and other financial calculations of the Company and its Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness of the Company and its Subsidiaries shall be calculated at par value irrespective if the Company has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

1.04         Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time:  "Account," "Certificated Security," "Chattel Paper," "Deposit Account," "Equipment," "Financial Asset," "Document," "Electronic Chattel Paper," Financial Asset," "Fixture," "General Intangibles," Goods," "Health‑Care‑Insurance Receivables," "Instruments," "Inventory," "Investment Property," "Letter of Credit Rights," "Payment Intangibles," "Proceeds," "Record," "Security," "Security Entitlement," "Software," "Supporting Obligations," "Tangible Chattel Paper" and "Uncertificated Security."

1.05         Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Loan Commitments.

(a)           Revolving Credit Commitment.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the lesser of (x) such Lender's Revolving Credit Commitment, or (y) such Lender's Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)            after giving effect to any Revolving Borrowing, the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Credit Commitment Amount minus the Reserves and (B) the Borrowing Base,

(ii)           the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit, and

(iii)          the Outstanding Amount of all Swing Line Loans shall not at any time exceed the Swing Line Sublimit.

Within the limits of each Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under the terms of this Agreement, and reborrow under this Section 2.01(a).

(b)           Overadvances.  If the Total Revolving Credit Outstandings exceed the Borrowing Base ("Overadvance") at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

(c)           Term A Loan Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term A Loan to the Borrowers on the Closing Date, in an amount not to exceed such Lender's Term A Loan Commitment.  The advance of the Term A Loan shall be made simultaneously by the Lenders in accordance with their respective Applicable Percentages of the Term A Loan Facility. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

(d)           Term B Loan Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term B Loan to the Borrowers on the Closing Date, in an amount not to exceed such Lender's Term B Loan Commitment.  The advance of the Term B Loan shall be made simultaneously by the Lenders in accordance with their respective Applicable Percentages of the Term B Loan Facility. Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed.

(e)           Protective Advances.  Notwithstanding any contrary provision of this Agreement or any other Loan Document, at any time (1) after the occurrence and during the continuance of an Event of Default or (2) that any of the other applicable conditions precedent set forth in Article V  hereof or otherwise are not satisfied, Agent is authorized by each Borrower and each Lender, from time to time, in Agent's Permitted Discretion, to make such Revolving Loans to, or for the benefit of, Borrowers, as Agent in its Permitted Discretion deems necessary or reasonably desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of repayment of the Obligations (the Revolving Loans described in this Section 2.01(e) shall be referred to as "Protective Advances"); provided, that in no event shall a Protective Advance be made or permitted to continue to the extent it would cause Total Revolving Credit Outstanding to exceed the Revolving Credit Commitment Amount.  Notwithstanding any contrary provision of this Agreement or any other Loan Document, Agent may disburse the proceeds of any Protective Advance to a Borrower or to such other Person(s) as Agent determines in its sole discretion.  All Protective Advances shall be deemed to be a Revolving Loan hereunder, shall bear interest at the rate applicable to all other Revolving Loans and shall be payable within three (3) Business Days of written demand therefor.  Agent's determination that funding or permitting a Protective Advance is appropriate shall be conclusive.  Each Revolving Lender's obligation to fund its Applicable Percentage of any Protective Advance permitted hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including (A) the failure of any conditions set forth in Article V hereof to be satisfied, (B) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Agent, the Borrowers or any other Person for any reason whatsoever, (C) the occurrence or continuance of a Default, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.  In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(e) nor authorized to enforce any of its terms.

(f)           Excess Cash on Hand.  Borrower may not request a Revolving Loan if after giving effect to such Revolving Loan and the contemporaneous use of the proceeds thereof, the aggregate amount of Borrowers' cash and Cash Equivalents would exceed $250,000.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing shall be made upon the Borrower's irrevocable notice to Agent, which may be given by telephone or other electronic method satisfactory to Agent.  Each such notice must be received by Agent not later than 11:00 a.m. on the requested date of any Borrowing.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent.

(b)          Following receipt of a Committed Loan Notice for a Facility, Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans.  In the case of a Term Loan Borrowing or Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to Agent in immediately available funds at Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Agent shall make all funds so received available to the Borrowers in like funds as received by Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by the Borrower Agent; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower Agent, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.  The Borrower Agent shall, from time to time as appropriate, deliver to Agent a complete and executed Authorized Accounts Form regarding Borrowers' operating account(s) into which the proceeds of Loans are to be paid in the form of Exhibit H attached hereto.

(c)          Subject only to Section 3.02 and Section 3.03, all Loans shall constitute Eurodollar Loans.  In the event that the Eurodollar Rate cannot be utilized as a reference rate for the Loans as described in Section 3.02 and/or Section 3.03, all Loans shall constitute Base Rate Loans.

(d)          Agent shall promptly notify the Borrower Agent and each Lender of the interest rate applicable to any Eurodollar Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, Agent shall notify the Borrower Agent and the Lenders of any change in Agent's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           Borrowers and each Lender hereby irrevocably authorize Agent, in Agent's sole discretion, to advance to Borrowers, and/or to pay and charge to Borrowers' Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the Obligations when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Loan Party to Agent or any Lender hereunder and (ii) any service charge or Credit Party Expenses when due.  Agent shall advise the Borrower Agent of any such advance or charge promptly after the making thereof.  Such action on the part of Agent shall not constitute a waiver of Agent's rights and the Borrowers' obligations under Section 2.05(b)(v).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall constitute Revolving Loans (notwithstanding the failure of the Borrowers to satisfy any of the conditions to Credit Extensions in Section 5.02) and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable hereunder to all other Revolving Loans.

2.03         Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit Expiration Date or the termination of the Availability Period, to issue Letters of Credit at the request of the Borrower Agent for the account of the Borrowers, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (A) the Total Revolving Credit Outstandings would exceed the Borrowing Base, (B) the Total Revolving Credit Outstandings of any Revolving Lender would exceed such Revolving Lender's Revolving Credit Commitment, minus its allocable portion of the Reserves, (C) the aggregate Total Revolving Credit Outstandings would exceed the Revolving Credit Commitment Amount, minus the Reserves, or (D) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Each request by the Borrower Agent for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower Agent that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)          The L/C Issuer shall not issue any Letter of Credit, if:

(A)         subject to Section 2.03(b), the expiry date of such requested Letter of Credit would occur (i) as to standby Letters of Credit, more than twelve months after the date of issuance or last renewal, and (ii) as to commercial Letters of Credit, later than the earlier of (1) 270 days after the date of issuance thereof and (2) the Letter of Credit Expiration Date, unless in each case the L/C Issuer has approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(iii)         The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it; or

(B)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)          such Letter of Credit is in an initial amount less than $10,000; or

(D)          any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)         The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)         The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Agent" as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto‑Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Agent delivered to the L/C Issuer (with a copy to Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Agent and, if applicable, of the applicable Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer and Agent may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower Agent shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender's Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower Agent so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic extension provisions (each, an "Auto‑Extension Letter of Credit"); provided that any such Auto‑Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve‑month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower Agent shall not be required to make a specific request to the L/C Issuer for any such extension.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Agent and the Borrower Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or presentation of documents under such Letter of Credit, the L/C Issuer shall notify Agent and the Borrower Agent thereof.  Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), any Borrower shall reimburse the L/C Issuer through Agent in Dollars and in an amount equal to the amount of such drawing.  If the Borrowers fail so to reimburse the L/C Issuer by such time, Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing or payment (the "Unreimbursed Amount"), and the amount of such Revolving Lender's Applicable Percentage thereof.  In such event, the Borrower Agent shall be deemed to have requested a Revolving Borrowing of Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Credit Commitment of all Lenders and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice).  Agent is irrevocably authorized at any time to make a Revolving Loan to fund an L/C Borrowing.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and Agent may apply Cash Collateral provided for this purpose) to Agent for the account of the L/C Issuer, in Dollars, for Dollar denominated payments an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrowers in such amount.  Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender's payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the overnight rate (determined by Agent in accordance with banking industry rules on interbank compensation) from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  A certificate of the L/C Issuer submitted to any Revolving Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's L/C Advance was outstanding) and in the same funds as those received by Agent.

(e)          Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing shall be joint and several and absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document or endorsement  presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

(f)           Role of the L/C Issuer.  Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit.  The L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)          Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower Agent, when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)          Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuer.  If required by the L/C Issuer, the Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate equal to one-eighth of one percent (0.125%), computed on the amount of such Letter of Credit (a "Fronting Fee"), and payable upon the issuance or renewal (automatic or otherwise)  thereof or upon any amendment increasing the amount thereof.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit issued by it as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or any other Borrower, each Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or any other Borrower inures to the benefit of such Borrower, and that such Borrower's business derives substantial benefits from the businesses of such Subsidiaries or other Borrower.

2.04        Repayment of Loans.

(a)          Revolving Loans.  The Borrowers shall repay to Agent, for the account of each Revolving Lender, on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date plus any interest then due and all other Obligations (other than contingent indemnification obligations for which no claim has then been made).

(b)          Term A Loan. The Borrowers shall repay to Agent, for the account of each Term A Lender, the Term A Loan in monthly installments equal to the Term A Loan Amortization Amount on the last day of each month, commencing with November 30, 2017, with a final scheduled installment on the Maturity Date in the amount equal to the remaining outstanding principal amount of the Term A Loan.

(c)          Term B Loan. The Borrowers shall repay to Agent, for the account of each Term B Lender, the Term B Loan in monthly installments equal to the Term B Loan Amortization Amount on the last day of each month, commencing with November 30, 2017, with a final scheduled installment on the Maturity Date in the amount equal to the remaining outstanding principal amount of the Term B Loan.

(d)           Swing Line Loans.  The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) each refinancing date arising under Section 2.17(c) and (ii) the Maturity Date.

2.05         Prepayments.

(a)           Optional. The Borrowers may, upon notice to Agent from the Borrower, at any time or from time to time voluntarily prepay Revolving Loans or Swing Line Loans in whole or in part without premium or penalty; provided that: (A) such notice must be received by Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; and (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)           Mandatory.

(i)           Asset Dispositions.  If any Loan Party or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Sections 8.05(f) and 8.05(g), or a Disposition arising from an Event of Loss with respect to any Real Estate (which is governed by Section 7.08)) which results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds (including any WJS Net Proceeds) within three (3) Business Days after receipt thereof by such Person; provided, however, that  with respect to any Net Cash Proceeds realized under a Disposition of any asset or property (other than any Disposition of any property permitted by Section 8.05(f) and 8.05(g) or  a Disposition with respect to any Real Estate) described in this Section 2.05(b)(i), at the election of the Borrowers (as notified by the Borrower Agent to the Lender on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets (the amount of such Net Cash Proceeds to be reinvested, the "Reinvestment Amount") so long as: (A) the Borrower’s purchase of such replacement operating assets is consummated within 180 days after the receipt of such Net Cash Proceeds (as certified by the Borrower Agent in writing to the Lender); (B) such replacement operating assets are free and clear of Liens other than Permitted Liens; and (C) any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in Section 2.05(b)(i).

(ii)           Equity Issuance.  Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than any sales or issuances of Equity Interests (A) to another Loan Party, (B) pursuant to any employee incentive plan or (C) pursuant to Section 2.01(c) of the Second Lien Credit Agreement, the Centrex Side Letter or as a result of a conversion of preferred Equity Interests), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(iii)          Debt Incurrence.  Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.02), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(iv)          Extraordinary Receipts.  Upon receipt of any cash or cash equivalents by (or paid to or for the account of) any Loan Party not in the ordinary course of business, including tax refunds, pension plan reversions, Insurance Proceeds (including business interruption insurance), judgments, settlements or other payments in connection with any other Event of Loss, indemnity payments and any purchase price adjustments, and not otherwise included in clause (i), (ii) or (iii) of this Section 2.05(b) or described in Section 7.08, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds therefrom immediately upon receipt; provided, however, that with respect to any Insurance Proceeds, Condemnation Awards or similar payments (or payments in lieu thereof), or indemnity payments, at the election of the Borrowers (as notified by the Borrower Agent to Agent on or prior to the date of receipt of such Insurance Proceeds, Condemnation Awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided, further, however, that any Net Cash Proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).

(v)           Overadvances.  If for any reason the Total Revolving Credit Outstandings at any time exceed the Borrowing Base at such time, the Borrowers shall upon demand prepay Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless, after the prepayment of the Revolving Loans and Swing Line Loans, the Total Revolving Credit Outstandings exceed the Revolving Credit Commitment Amount at such time.

(vi)          Application of Mandatory Prepayments.

(A)         Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the Revolving Credit Facility; provided, that (1) any prepayment resulting from the Disposition of any Equipment shall only be applied to the Term A Loan Facility in the inverse order of maturity until paid in full (without, for the avoidance of doubt, any requirement that the excess be applied to the Revolving Credit Facility), and (2) any prepayment resulting from the Disposition of any Real Estate (other than WJS Net Proceeds, which shall be applied to the Revolving Credit Facility) shall be applied first to the Term B Loan Facility in the inverse order of maturity until paid in full and, thereafter, applied to the Revolving Credit Facility.  All prepayments of the Revolving Credit Facility shall be in the manner set forth in clause (B) of this Section 2.05(b)(vi).  No prepayment of the Loans pursuant to the foregoing provisions of Section 2.05(b) shall be a permanent reduction of the Revolving Credit Commitment or the Letter of Credit Sublimit.

(B)          Except as otherwise provided in this Agreement, prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations in the Minimum Collateral Amount and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in the Minimum Collateral Amount may be retained by the Borrowers for use in the ordinary course of Borrowers' business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse Agent.

2.06         Termination or Reduction of Commitment; Termination Fee.

(a)           Revolving Credit Commitment.  The Borrowers may, upon notice to Agent from the Borrower Agent, terminate the aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit, and (iv) if, after giving effect to any reduction or termination of the aggregate Revolving Credit Commitments or the Letter of Credit Sublimit exceeds the amount of the aggregate Revolving Credit Commitments such Sublimit shall be automatically reduced by the amount of such excess.

(b)          Termination Fee.  If all or any portion of any Facility is voluntarily terminated, or all or any portion of the Revolving Credit Commitment Amount is permanently reduced, in each case on or prior to the second anniversary of the Closing Date, the Borrowers shall pay to Agent, for the ratable benefit of the Lenders, a one-time payment of the Facility so terminated, or the Revolving Credit Commitment Amount so permanently reduced, as applicable, as follows (such payment being the "Termination Fee"):

Date of Termination	Applicable Percent
On or prior to the first anniversary of the Closing Date	3.00%
After the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date	1.50%

Notwithstanding the foregoing, the Termination Fee shall not apply to the amount of the repayment of the Term B Loan Facility from Net Cash Proceeds of a Permitted Sale/Leaseback to the extent consummated on or before August 31, 2017.

The Termination Fee will also be owing and shall be paid by the Borrowers to Agent, for the ratable benefit of the Lenders, if any Facility is terminated on account of an Event of Default or any acceleration of the Obligations, including by reason of any automatic termination or acceleration as a result of any Insolvency Proceeding (as defined in the Second Lien Intercreditor Agreement) by or against any Borrower, in each case to the extent occurring on or prior to the second anniversary of the Closing Date. Borrowers hereby acknowledge that the Termination Fee shall be included as part of the Obligations under the Credit Agreement, and shall be secured by the Collateral.  All fees accrued until the effective date of any termination of any Facility shall be paid on the effective date of such termination.

2.07         Interest.

(a)           Subject to the provisions of subsection (b) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           (i)            If any amount payable by the Borrowers under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then all outstanding Loan Obligations shall thereafter (from the time not paid or, if applicable, following the expiration of any applicable grace period) at the discretion of Agent (or at the direction of the Required Lenders) bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)            If any other Event of Default exists, then Agent, and upon the request of the Required Lenders shall, require (and notify the Borrowers thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08         Fees.

(a)           Unused Fee.  The Borrowers shall pay to Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a fee (the "Unused Fee") equal to 0.50% per annum times the actual daily amount by which the Revolving Credit Commitment Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations.  The Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable in arrears on the first Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Outstanding Amount of Swing Line Loans shall not be considered usage of the Aggregate Revolving Credit Commitments for purposes of determining the Unused Fee.

(b)          Letter of Credit Fees.  Subject to the provisions of the last sentence of this subsection (b), the Borrowers shall pay to Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, in Dollars, (i) a Letter of Credit fee  ("Letter of Credit Fee") for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Loans constituting Revolving Loans times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  The Letter of Credit Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable in arrears on the first Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  If there is any change in the Applicable Margin for Eurodollar Rate Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin for Eurodollar Rate Loans separately for each period during such quarter that such Applicable Margin was in effect.  At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.07(b), the Letter of Credit Fees payable under this subsection (b) shall accrue and be payable at the Default Rate.

(c)          Closing Fee.  The Borrowers agree to pay to Agent, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter.

(d)          Generally.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Agent.  Fees paid shall not be refundable under any circumstances.

2.09        Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one day.  Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10         Evidence of Debt.

(a)          Loan Account.  The Credit Extensions made by the Lenders shall be evidenced by one or more accounts or records maintained by Agent (the "Loan Account") in the ordinary course of business.  In addition, each Lender may record in such Lender's internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by Agent shall be conclusive absent manifest error of the amount of the Credit Extensions made by Agent to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.  Upon the request of any Lender, the Borrowers shall execute and deliver to such Lender a Note, which shall evidence such Lender's Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11         Payments Generally; Agent's Clawback.

(a)          General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  Subject to Section 2.16 and payments made from the Concentration Account, Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           Presumptions by Agent.

(i)            Funding by Lenders.  Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender's share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and the Borrowers severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees charged by Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, in each case, without penalty or premium.  If the Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to Agent or as a result of any default by such Lender hereunder.

(ii)           Payments by Borrower.  Unless Agent shall have received notice from the Borrower Agent prior to the time at which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(iii)          A notice of Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent.  If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by Agent because the conditions to the applicable Credit Extension set forth in  Article V are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied as provided in Section 2.05(b).

2.12        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) the Loan Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) the Loan Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Loan Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

(iii)          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13         Settlement Among Lenders.

(a)           The amount of each Revolving Lender's Applicable Percentage of outstanding Revolving Loans shall be computed weekly (or more frequently in Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by Agent as of 3:00 p.m. on the first Business Day (such date, the "Settlement Date") following the end of the period specified by Agent.

(b)           Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i)  Agent shall transfer to each Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to Agent (as provided below) or shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the Revolving Credit Outstandings of each Revolving Lender shall be equal to such Revolving Lender's Applicable Percentage of all the Total Revolving Credit Outstandings as of such Settlement Date.  If the summary statement requires transfers to be made to Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by Agent.  If and to the extent any Revolving Lender shall not have so made its transfer to Agent, such Lender agrees to pay to Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Agent, equal to the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation plus any reasonable administrative, processing, or similar fees charged by Agent in connection with the foregoing.

2.14        Nature and Extent of Each Borrower's Liability.

(a)           Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for all Obligations except Excluded Swap Obligations and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Agent or any Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.

(b)          Waivers.

(i)            Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or any Lender to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations.  It is agreed among each Borrower, Agent and each Lender that the provisions of this Section 2.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and the Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)           Agent and the Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 2.12.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure or trustee's sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c)           Extent of Liability; Contribution.

(i)            Notwithstanding anything herein to the contrary, each Borrower's liability under this Section 2.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower's Allocable Amount.

(ii)           If any Borrower makes a payment under this Section 2.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.12 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii)          Each Loan Party that is a Qualified ECP when its guaranty of or grant of a Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 2.12 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Payment in Full of the Obligations.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

(d)           Direct Liability; Separate Borrowing Availability.  Nothing contained in this Section 2.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), L/C Obligations relating to Letters of Credit issued to support such Borrower's business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(e)           Joint Enterprise.  Each Borrower has requested that Agent and the Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically.  The Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  The Borrowers acknowledge that Agent's and the Lenders' willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers' request.

(f)           Subordination.  Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.

(g)           Borrower Agent.

(i)            Each Borrower hereby irrevocably appoints and designates CCP ("Borrower Agent") as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Credit Extensions, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, the L/C Issuer or any Lender.

(ii)           Each other Loan Party hereby irrevocably appoints and designates the Borrower Agent as its agent and attorney-in-fact to receive statements on account and all other notices from Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(iii)          Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(iv)          The Borrower Agent hereby accepts the appointment by each Loan Party hereunder to act as its agent and attorney-in-fact.

(v)          Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower or other Loan Party.  Agent and the Lenders may give any notice to or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party.  Each of Agent, L/C Issuer and each Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower and each other Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

2.15          Cash Collateral.

(a)           Certain Credit Support Events.  If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrowers shall be required to provide Cash Collateral pursuant to this Agreement, the Borrowers shall within one Business Day following any request by Agent, provide Cash Collateral in an amount not less than the Minimum Collateral Amount.

(b)          Grant of Security Interest.  The Borrowers hereby grant to (and subjects to the control of) Agent and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.13(c).  If at any time Agent determines that Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Agent.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit or Swing Line Loans, shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

2.16         Defaulting Lenders and Substitution of Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of "Required Lenders" and Section 11.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if such Defaulting Lender is a Revolving Lender, to Cash Collateralize the L/C Issuer's and Agent's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower Agent may request (so long as no Default or Event of Default exists) to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and the Borrower Agent, to be held in a deposit account and released in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Lender, Cash Collateralize the L/C Issuer's and Agent's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Protective Advances; sixth, in the case of a Defaulting Lender under any Facility, to the payment of any obligations owing to the other Lenders under such Facility (in the case of the Revolving Credit Facility, including the L/C Issuer or Swing Line Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility (in the case of the Revolving Credit Facility, including the L/C Issuer and Swing Line Lender) against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders' respective funding deficiencies) prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in L/C Obligations, Swing Line Loans and Protective Advances are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  No Defaulting Lender shall be entitled to receive any Unused Fee payable pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).  Each Defaulting Lender which is a Revolving Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.  With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to this clause (iii), the Borrowers shall (A) pay to each non-Defaulting Lender which is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender's participation in L/C Obligations, Swing Line Loans and Protective Advances shall be reallocated among the non-Defaulting Lenders which are Revolving Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower Agent shall have otherwise notified Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Outstandings of any non-Defaulting Lender to exceed such non-Defaulting Lender's Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender's increased exposure following such reallocation.

(b)           Defaulting Lender Cure.  If the Borrower, Agent and, in the case that a Defaulting Lender is a Revolving Lender, the L/C Issuer and the Swing Line Lender, agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c)           Substitution of Lender.  In the event (a) the Borrowers receive a claim from any Lender for compensation under Section 3.01 or 3.04 hereof, (b) the Borrowers receive notice from any Lender of any illegality pursuant to Section 3.02 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who after the Closing Date has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver as a Non-Consenting Lender the effectiveness of which requires the consent of such Lender at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an "Affected Lender"), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its reasonable expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower Agent, provided, that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies other than such principal owing to it hereunder, (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 11.06 hereof (provided any assignment fees (unless waived) and reasonable reimbursable expenses due thereunder shall be paid by the Borrowers) and such Affected Lender is paid such principal owing to it hereunder and (iv) in the case of an Affected Lender, described in the preceding clause (d), the Eligible Assignee specified by the Borrower consents to such amendment or waiver.  If the Affected Lender shall refuse or fail to execute and deliver the applicable Assignment and Acceptance prior to the effective date of such substitution, the Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance subject to the other terms and conditions set forth in this Section 2.16(c).

2.17         Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, but shall not be obligated to, make loans in reliance upon the agreements of the other Lenders set forth in this Section 2.17 in Dollars (each such loan, a "Swing Line Loan") to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender's Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Borrowing Base, and (ii) the Revolving Credit Outstandings of any Revolving Lender shall not exceed such Revolving Lender's Revolving Credit Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits and subject to the discretion of the Swing Line Lender to make Swing Line Loans, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.17, prepay under Section 2.05, and reborrow under this Section 2.17.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender's Applicable Percentage times the amount of such Swing Line Loan.

(b)          Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower Agent's irrevocable notice to the Swing Line Lender and Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will (i) deliver notice to the Borrower Agent and Agent as to whether it will or will not make such Swing Line Loan available to the Borrowers and, if agreeing to make such Swing Line Loan, (ii) confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Revolving Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.17(a), or (B) that one or more of the applicable conditions specified in ARTICLE V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower Agent at its office by crediting the account of the Borrower Agent on the books of the Swing Line Lender in Same Day Funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion, but no less frequently than weekly, may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan in an amount equal to such Revolving Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02 without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02.  The Swing Line Lender shall furnish the Borrower Agent with a copy of the applicable Committed Loan Notice promptly after delivering such notice to Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to Agent in Same Day Funds (and Agent may apply cash collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at Agent's Office not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.17(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrowers in such amount.  Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.17(c)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender's payment to Agent for the account of the Swing Line Lender pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in Section 2.17(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable overnight rate (determined by Agent in accordance with banking industry rules on interbank compensation) from time to time in effect, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.17(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Revolving Loans pursuant to this Section 2.17(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(v)           All refinancings and fundings under this Section 2.17(c) shall be in addition to and without duplication of the settlement procedures and obligations under Section 2.13.

(d)          Repayment of Participations.  At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

(e)          Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.17 to refinance such Revolving Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Loan Parties to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower Agent, Agent or any Lender, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (d) below.

(ii)           If any Loan Party shall be required by the Code or other applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrowers shall withhold or make such deductions as are determined by Agent to be required based upon the information and documentation it has received pursuant to subsection (d) below, (B) the Borrowers shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Laws, as the case may be, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Agent and each Lender, as applicable, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Tax Indemnification by the Borrowers.  Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or Agent or any Lender or paid by Agent or any Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)           Evidence of Payments.  Upon request by the Borrower Agent, Agent or any Lender, as the case may be, after any payment of Taxes by the Loan Parties or by Agent or any Lender to a Governmental Authority as provided in this Section 3.01, the Borrower Agent shall deliver to Agent or the applicable Lender or Agent or the applicable Lender shall deliver to the Borrower Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Agent, Agent or the applicable Lender, as the case may be.

(e)           Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Borrower Agent, at the time or times reasonably requested by the Borrower or the Borrower Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Borrower Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Borrower Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Borrower Agent as will enable the Borrower or the Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Borrower Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Borrower Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Borrower Agent), whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(II)        executed originals of IRS Form W‑8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E‑1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W‑8BEN; or

(IV)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E‑2 or Exhibit E‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E‑4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Borrower Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Borrower Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) such Lender shall deliver to the Borrower and the Borrower Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Borrower Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) any such additional documentation reasonably requested by the Borrower or the Borrower Agent as may be necessary for the Borrower and the Borrower Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(f)           Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Borrower Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds.  If Agent, the L/C Issuer or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Agent, the L/C Issuer or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of Agent, the L/C Issuer or such Lender, agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, the L/C Issuer or such Lender in the event Agent, the L/C Issuer or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Agent, the L/C Issuer or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Agent through Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Borrower Agent and Agent that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Loan Parties shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Eurodollar Rate component of the Base Rate), immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, such Lender shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Agent is advised in writing by such Lender it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and an interest period of one (1) month of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for an interest period of one (1) month with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for an interest period of one (1) month with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify the Borrower Agent and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Loan Parties will pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

(c)          Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower Agent shall be conclusive absent manifest error.  The Loan Parties shall pay such Lender or the L/C Issuer the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Loan Parties shall not be required to compensate such Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency Liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least 10 days' prior notice (with a copy to Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05         Mitigation Obligations; Designation of a Different Lending Office.  If the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, then such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, as the case may be, in the future, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C issuer in connection with any such designation or assignment.

3.06         Certificate of Lender.  If any Lender or the L/C Issuer claims reimbursement or compensation pursuant to this Article III, such Lender or the L/C Issuer shall deliver to the Borrower Agent a certificate setting forth in reasonable detail the amount payable to such Lender or the L/C Issuer hereunder and the basis therefor.

3.07         Survival.  All of the Borrowers' obligations under this Article III shall survive the occurrence of the Facility Termination Date.

ARTICLE IV
SECURITY AND ADMINISTRATION OF COLLATERAL

4.01        Security Interest in Collateral.  To secure the prompt payment and performance to the Lender of the Obligations, each Loan Party hereby grants to Agent (for itself and on behalf of the Credit Parties) a continuing Lien upon all of such Loan Party's assets, including all of the following property and interests in property of such Loan Party (but, for the avoidance of doubt, expressly excluding the Excluded Assets and the Excluded Deposit Accounts), whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(a)           all Accounts;

(b)           all Goods, including, without limitation, all Equipment (including Rolling Stock), Fixtures and Inventory;

(c)           all Chattel Paper (whether tangible or electronic);

(d)           the Commercial Tort Claims specified on Schedule 4.01;

(e)           all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of Agent or any affiliate, representative, agent or correspondent of Agent;

(f)            all Documents

(g)           all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(h)           all Instruments (including, without limitation, Promissory Notes);

(i)            all Investment Property;

(j)            all Letter‑of‑Credit Rights;

(k)           all Pledged Interests;

(l)            all Supporting Obligations;

(m)          all refunds for Taxes,

(n)           all other tangible and intangible personal property of such Loan Party (whether or not subject to the UCC or PPSA), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Loan Party described in the preceding clauses of this Section 4.01 hereof (including, without limitation, any Insurance Proceeds thereon and all causes of action, claims and warranties now or hereafter held by such Loan Party in respect of any of the items listed above), and all books, correspondence, files and other Records including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Loan Party or any other Person from time to time acting for such Loan Party that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.01 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(o)           all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Loan Party's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, for the avoidance of doubt, the term "Collateral" shall not include, and no Loan Party is pledging, nor granting a security interest hereunder in, any Excluded Assets and the Excluded Deposit Accounts.

4.02         Other Collateral.

(a)           Commercial Tort Claims.  The Loan Parties shall promptly notify Agent in writing upon any Loan Party incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim.  The Loan Parties represent and warrant that as of the date of this Agreement, to their knowledge, no Loan Party possesses any Commercial Tort Claims, except as disclosed on Schedule 4.01.

(b)           Other Collateral.  The Loan Parties shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts (other than Excluded Deposit Accounts), Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents (to the extent negotiable) and Instruments, and with respect to non‑negotiable Documents, to have such non‑negotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent.

(c)           Lien Perfection; Further Assurances.  The Loan Parties shall execute such UCC‑1 or PPSA financing statements as are required by the UCC or the PPSA, as applicable and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral, other than, in each case, Excluded Perfection Actions.  Unless prohibited by applicable law, each Loan Party hereby authorizes Agent to execute and file any such financing statement, including financing statements that indicate the Collateral (a) as all assets of such Loan Party or words of similar effect, or (b) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 4.01 on such Loan Party's behalf.  Each Loan Party also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof.  At Agent's request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents, provided that no Loan Party shall be required to take any Excluded Perfection Action.

(d)           Investment Property and other Equity Interests.

(i)            Form of Pledged Interests.  At no time shall any Pledged Interests: (a) be held or maintained in the form of a security entitlement or credited to any securities account other than security entitlements credited to a securities account that is listed on Schedule 6.19 (as supplemented from time to time) and that is subject to the control of Agent pursuant to Section 4.05; and (b) which constitute a "security" under Article 8 of any applicable UCC (or if applicable, the PPSA) be maintained in the form of uncertificated securities.  With respect to any Pledged Interests that are "securities" under Article 8 of the applicable UCC (or if applicable the PPSA), such Pledged Interests are, and shall at all times be, represented by the share certificates listed on Schedule 4.02 hereto (as supplemented from time to time), and such share certificates, with stock powers duly executed in blank by the applicable Loan Party, shall have been delivered to Agent.

(ii)           Delivery of Certificates.  All certificates or instruments representing or evidencing any Pledged Interests shall be delivered to and held by or on behalf of Agent pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.  The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable

(iii)          Issuer Agreements. Upon request of Agent, each Loan Party that is the issuer of any Pledged Interests shall and shall cause each other Person that is the issuer of any Pledged Interests to (a) acknowledge in writing the security interest and Lien of Agent in such Collateral granted by the Loan Party owning such Pledged Interests, (b) agree in writing that, with respect to any such Pledged Interests, it will comply with the instructions originated by Agent without further consent of any other Loan Party and (c) confirm and agree in writing that, with respect to any such Pledged Interests, it has not received notice of any other continuing Lien therein (other than the Lien in favor of Agent hereunder) and will not comply with the instructions originated by any Person (other than Agent) without further consent of Agent.

(iv)          Distributions on Investment Property and other Equity Interests.  In the event that any cash dividend or cash distribution (a "Dividend") is paid on any Pledged Interests of any Loan Party at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Loan Party.  If an Event of Default has occurred and is continuing, then, any such Dividend or payment shall be paid directly to Agent for the benefit of the Credit Parties.

(v)           Voting Rights with respect to Equity Interests.  So long as no Event of Default has occurred and is continuing, Loan Parties shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement.  If an Event of Default shall have occurred and be continuing,  all rights of Loan Parties to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at Agent's option, be suspended, and all such rights shall, at Agent's option, thereupon become vested in Agent for the benefit of the Credit Parties during the continuation of such Event of Default, and Agent shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights and during the continuation of such Event of Default and Agent shall have the right to act with respect thereto as though it were the outright owner thereof.  After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Loan Party shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 4.02(d)(v).

(vi)          Securities Accounts.  No Loan Party shall maintain any securities accounts with any securities intermediary that are not identified on Schedule 6.19 (as supplemented from time to time) and as to which such securities intermediary and such Loan Party have entered into a control agreement with Agent in which such Loan Party irrevocably authorizes and directs such securities intermediary to dispose of such Collateral at the direction of Agent and to comply with the instructions originated by Agent without further consent of such Loan Party.  Agent agrees with the Loan Parties that such instruction shall not be given by Agent unless an Event of Default has occurred and is continuing.

(vii)         Organizational Documents.  With respect to each issuer of any Pledged Interests of each Loan Party, such Loan Party shall promptly deliver to Agent (a) copies of the organizational documents of such issuer, together with all amendments thereto and any shareholder or similar agreement in respect of such Pledged Interests to which such Loan Party is a party and (b) at the request of Agent, the consent of each other party to any such document or agreement to the pledge by such Loan Party of such Pledged Interests hereunder and to the transfer of such Pledged Interests to Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default.

(e)           Lien on Realty.  The due and punctual payment and performance of the Loan Parties shall also be secured by the Lien created by the Mortgages upon all property of the Loan Parties described therein.  If any Loan Party shall acquire at any time or times hereafter any fee simple interest in other real property, such Loan Party agrees promptly Agent's option to execute and deliver to Agent, as additional security and Collateral for the Obligations, Mortgages covering such real property.  The Mortgages shall be duly recorded (at Loan Parties' expense) in each office where such recording is required to constitute a valid Lien on the real property covered thereby.  In respect of any Mortgage, Loan Parties shall deliver to Agent, at Loan Parties' expense, all Mortgage Related Documents as Agent and its counsel may request relating to the real property subject to the Mortgages.

4.03         Collateral Administration.

(a)           Administration of Accounts.

(i)            Records and Schedules of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon.  If during any calendar week Accounts constituting Eligible Accounts in an aggregate face amount of $100,000 or more cease to be Eligible Accounts for any reason other than payment in full, Borrower Agent shall notify Agent of such occurrence promptly (and in any event within one Business Day) after Borrower Agent has knowledge thereof.

(ii)           Taxes.  If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion after the occurrence of an Event of Default and during the continuation thereof, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Agent shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

(iii)          Account Verification.  Whether or not a Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or (during the continuance of any Event of Default) any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

(iv)          Proceeds of Collateral.  Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Concentration Account (or a lockbox relating to the Concentration Account).  If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into the Concentration Account.

(b)           Administration of Inventory.

(i)            Records and Reports of Inventory.  Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.  Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default is continuing) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request.

Agent, in its reasonable discretion, if any Event of Default is continuing, may cause additional inventories (including physical counts) to be taken as Agent determines (each, at the expense of the Loan Parties).  Agent may participate in and observe each physical count.

(ii)           Returns of Inventory.  No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate value of all Inventory returned in a particular calendar month exceeds $150,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

(iii)          Acquisition, Sale and Maintenance.  No Borrower shall report any Inventory acquired or accepted on consignment or approval as Eligible Inventory.  Each Borrower shall keep all such Inventory segregated and clearly and conspicuously identified as being acquired or accepted on consignment or approval.  Each Borrower shall take all steps to assure that all Inventory is produced in accordance with applicable Law, including the FLSA.  No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory.  The Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(c)           Landlord, Processor and Storage Agreements.  Each Loan Party shall provide Agent, upon request with copies of all agreements between any Loan Party or any of its Subsidiaries and any landlord, warehouseman, processor, bailee, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept.  With respect to any lease (other than leases for sales offices), bailment, warehousing agreement, any processing agreement or similar agreement in any case entered into after the Closing Date, each Loan Party shall use commercially reasonable efforts to provide Agent with a Lien Waiver with respect to such premises.

4.04         Further Assurances.

(a)           New Deposit Accounts and Securities Accounts.  Concurrently with or prior to the opening of a Deposit Account, Securities Account, commodities account, securities entitlement or commodity contract by any Loan Party, other than any Excluded Deposit Account, such Loan Party shall deliver to Agent a Control Agreement covering such Deposit Account, Securities Account, securities entitlement or commodity contract, duly executed by such Loan Party, Agent, the Second Lien Agent, and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained or with which such entitlement or contract is carried, as the case may be.

(b)           UCC and PPSA Authorization.  Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable law without the signature of any Borrower appearing thereon, all UCC and PPSA financing statements reflecting any Borrower as "debtor" and Agent as "secured party," and continuations thereof and amendments thereto, as Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

4.05         Cash Management.

(a)           Controlled Deposit Account.  On or prior to the Closing Date, the relevant Borrower shall enter into a Control Agreement with Agent and the relevant Controlled Account Bank with respect to each Deposit Account listed on Schedule 6.19 (other than Excluded Deposit Accounts), which shall include all lockboxes and related lockbox accounts used for the collection of Accounts.  Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Deposit Account in its name.  The Borrower Agent shall cause bank statements and/or other reports to be delivered to Agent not less often than monthly, accurately setting forth all amounts deposited in each Deposit Account to ensure the proper transfer of funds as set forth above.  All remittances received by any Loan Party on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Agent, by such Loan Party as trustee of an express trust for Agent's benefit and such Loan Party shall immediately deposit same in kind in a Controlled Deposit Account.  Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that a Loan Party's Accounts have been assigned to Agent and to collect such Loan Party's  Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including reasonable attorneys' fees, to the Loan Account.

(b)          Concentration Account.  Each Control Agreement with respect to a Controlled Deposit Account shall require that at all times the Controlled Account Bank transfer all cash receipts and other collections by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by Agent at a bank acceptable to Agent (the "Concentration Account"); provided, however, that the Agent shall not require a Controlled Account Bank with respect to a Controlled Deposit Account maintained in Canada to transfer cash receipts and other collections by ACH or wire transfer unless (1) the aggregate balance in all Controlled Deposit Accounts maintained in Canada is in excess of $500,000 (the aggregate amount in such Controlled Deposit Accounts not in excess of $300,000, the "Peg Balance") or (2) an Event of Default has occurred and is then continuing.  The Concentration Account shall at all times be under the sole dominion and control of Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in Section 4.05(c) below.  In the event that, notwithstanding the provisions of this Section 4.05, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections described above, such proceeds and collections shall be held in trust by such Loan Party for Agent, shall not be commingled with any of such Loan Party's other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by Agent; provided, however, that the requirements of this sentence shall not apply to the Peg Balance so long as no Event of Default has occurred and is then continuing.

(c)          Application of Funds in the Concentration Account.  All funds received in the Concentration Account in immediately available funds shall be applied on a daily basis first, to the L/C Borrowings and Swing Line Loans and second, to the outstanding Revolving Loans.  All funds received in the Concentration Account shall be immediately available funds and shall be deemed applied by Agent on account of the Obligations for borrowing availability purposes in accordance with the foregoing sentence on the same Business Day that such items are received by Agent in Agent's account located in Chicago, Illinois; provided, that, for purposes of computing interest on the Obligations, such items shall be deemed applied by Agent two (2) Business Days after receipt thereof. If as the result of such application of funds a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers but shall, so long as no Default then exists, be disbursed to Borrowers or otherwise at Borrower Agent's direction, upon Borrower Agent's request.  Upon and during the continuance of any Event of Default, Agent may, at its option, offset such credit balance against any of the Obligations or hold such credit balance as Collateral for the Obligations.

(d)          Transfer of Cash Management Services.  Agent acknowledges that Borrowers have been given ninety (90) days after the Closing Date to transfer cash management services and its bank accounts located in the United States and Canada from BMO and its Affiliates to another financial institution.  Agent agrees to reasonably cooperate with Borrowers to facilitate such transition to a mutually-acceptable financial institution along with the delivery of any necessary Control Agreements with respect to any new Deposit Accounts.

4.06         Information Regarding Collateral.  Each Borrower represents, warrants and covenants that (a) the chief executive office of each Loan Party on the Closing Date is located at the address or addresses specified on Schedule 4.06, and (b) Schedule 4.06 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States or Canada of each Loan Party and of each other Person that has effected any merger or consolidation with a Loan Party or contributed or transferred to a Loan Party any property constituting Collateral at any time since January 1, 2008, (excluding Persons making sales in the ordinary course of their businesses to a Loan Party of property constituting Inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Loan Party at any time since January 1, 2008, (iii) each location within the United States or Canada in which material goods constituting Collateral are located as of the Closing Date (together with the name of each owner of the property located at such address if not the applicable Loan Party, a summary description of the relationship between the applicable Loan Party and such Person and the maximum approximate book or market value of the Collateral held or to be held at such location).  The Company shall not change, and shall not permit any other Loan Party to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Loan Party to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days' prior written notice to Agent and taking or causing to be taken all such action at Borrowers' or such other Loan Parties' expense as may be reasonably requested by Agent to perfect or maintain the perfection and priority of the Lien of Agent in Collateral.

4.07         Releases.

(a)           Agent shall, at the written request of the Borrower Agent and sole expense of the Loan Parties, release the following:

(i)           Any Collateral sold, transferred or otherwise disposed of in a Disposition permitted by this Agreement and the other Loan Documents (including pursuant to a waiver or consent), and Agent shall, within a reasonable period of time, execute and deliver to the Borrower Agent or the relevant Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral; and

(ii)           A Borrower (other than the Company and CCP) from its Obligations if all of the Equity Interests of such Borrower are sold, transferred or otherwise disposed of in a Disposition permitted by this Agreement and the other Loan Documents (including pursuant to a waiver or consent); provided that the Borrower Agent shall have delivered to Agent a written request at least ten (10) Business Days prior to the date for release, identifying the relevant Borrower and the terms of the sale or other disposition in reasonable detail, including the price thereof and any material expenses in connection therewith, together with a certification by the Borrower Agent stating that such transaction is in compliance with this Agreement and the other Loan Documents.

(b)           Upon Payment in Full on the Facility Termination Date, the Collateral shall be released from the Liens created hereby, and all rights to the Collateral shall revert to the Borrowers.  At the request and sole expense of the Borrower Agent following Payment in Full, Agent shall deliver to the Borrower Agent any Collateral held by Agent hereunder, and execute and deliver to the Borrower Agent such documents as the Borrower Agent shall reasonably request in writing to evidence such termination and release of the Liens created hereby.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01         Conditions of Initial Credit Extension.  The obligation of Agent and the Lenders to make any initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Agent's receipt of the following items, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and its legal counsel:

(i)            executed counterparts of this Agreement and each of the Security Instruments;

(ii)           A Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers or the Secretary or Assistant Secretary of each Loan Party as Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)          such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, including certified copies of each Loan Party's Organization Documents, shareholders' agreements, certificates of good standing and/or qualification to engage in business from each jurisdiction identified on Schedule 5.01 hereto;

(v)           favorable opinions of Katten Muchin Rosenman LLP, Barnes & Thornburg LLP and McMillan LLP, counsel to the Loan Parties, each addressed to Agent and its successors and assigns and as to the matters concerning the Loan Parties and the Loan Documents as Agent may reasonably request;

(vi)         certificates of Responsible Officers of the Borrower Agent or the applicable Loan Parties either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(vii)         a certificate signed by a Responsible Officer of the Borrower Agent certifying (A) that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied and (B) as to the matters described in Section 5.01(d);

(viii)        (A) audited financial statements of the Company and its Subsidiaries for each of the three Fiscal Years immediately preceding the Closing Date,  (B) unaudited interim financial statements for the Company and its Subsidiaries as of December 31, 2013, and (C) financial projections of the Company and its Subsidiaries for the next Fiscal Year;

(ix)          a certificate signed by the Chief Financial Officer or the Chief Accounting Officer of the Borrower Agent certifying that, after giving effect to the entering into of the Loan Documents and the consummation of all of the Transactions, the Borrowers, measured on a consolidated basis, are Solvent;

(x)           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi)          an initial Borrowing Base Certificate as of November 4, 2016;

(xii)         initial Committed Loan Notice;

(xiii)        delivery of Uniform Commercial Code and/or PPSA financing statements, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions (other than Excluded Perfection Actions) as may be reasonably necessary under applicable law to perfect the Liens of Agent under such Security Instruments as a first priority Lien in and to such other Collateral as Agent may require;

(xiv)        Uniform Commercial Code search results showing only those Liens as are acceptable to Agent;

(xv)         copies of the Second Lien Indebtedness Documents, all certified as true and correct by the Borrower Agent;

(xvi)        evidence of the payment in full and cancellation of the Existing Agreement, including terminations of Uniform Commercial Code, PPSA and other financing statements filed in connection with the Existing Agreement (or reasonable assurance thereof) and other evidence of Lien releases and other related matters on terms acceptable to Agent (or reasonable assurance thereof); and

(xvii)       The items listed on the most recent Documents and Requirements list delivered to the Borrower Agent prior to the Closing Date.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and Agent).

(d)           Agent shall be satisfied that after giving effect to (i) the initial Credit Extension hereunder, (ii) consummation of the Transactions and payment of all fees and expenses in connection therewith and (iii) any payables stretched materially beyond customary payment practices during the six (6) month period prior to the Closing Date, Availability shall be at least $3,000,000.

5.02         Conditions to all Credit Extensions.  The obligation of Agent, the Lenders and the L/C Issuer, as applicable, to honor any Request for Credit Extension or make the initial Credit Extension hereunder is subject to the following conditions precedent:

(a)           The representations and warranties of the Loan Parties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, and except that for purposes of this Section 5.02(a), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)           No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           Agent and, if applicable Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           After giving effect to each Credit Extension, Total Revolving Credit Outstandings do not exceed the lesser of (i) the Revolving Credit Commitment Amount minus the Reserves and (ii) the Borrowing Base.

Each Request for Credit Extension submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), 5.02(b) and 5.02(d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to Agent and the Lenders, subject to the limitation set forth in Section 5.02(a), that:

6.01       Existence, Qualification and Power.  Each Loan Party and each Subsidiary (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, (c) the perfection or maintenance of the Liens created under the Security Instruments (including the first priority nature thereof) or (d) the exercise by Agent of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Instruments.

6.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as rights to indemnification hereunder may be limited by applicable Law and (b) as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

6.05         Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries dated as of August 31, 2016, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for the month then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)          The Loan Parties, on a Consolidated basis, are Solvent.  No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

6.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07        No Default.  No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08         Ownership of Property; Liens.

(a)           Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b)           Schedule 6.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties as of the Closing Date.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens.  Schedule 6.08(b)(2) sets forth the address (including street address, county and state) of all material operating leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such lease as of the Closing Date.  Each of such leases is in full force and effect and, except with respect to the Hazelwood Lease, the Loan Parties are not in default of any material terms thereof.

(c)           Schedule 8.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 8.01, and Permitted Liens.

6.09         Environmental Compliance.

(a)           Except as disclosed in Schedule 6.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Loan Party or any Subsidiary's operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as could not, individually or in the aggregate, reasonably be expected to result in liabilities in excess of $500,000.

(b)           Except as otherwise set forth in Schedule 6.09 or as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary thereof, which could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as otherwise set forth on Schedule 6.09 or as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property currently owned or operated by any Loan Party or any Subsidiary thereof have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

(d)           Each Loan Party conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10       Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen's compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 6.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date.  Each insurance policy listed on Schedule 6.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

6.11        Taxes.  Each Loan Party and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested and except where the failure to file such returns or reports could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment against the Company or any Subsidiary that could, if made, reasonably result in liabilities in excess of $500,000.

6.12         ERISA Compliance.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or the Plan is covered by an opinion or advisory letter issued by the Internal Revenue Service.  To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)          No Loan Party maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)          With respect to each scheme or arrangement mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement") and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a "Foreign Plan"), except as would not reasonably be expected to have a Material Adverse Effect:

(i)            any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)           the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles;

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(iv)          no Borrower or other Loan Party currently contributes to or is obligated to contribute to a Foreign Plan.

6.13        Subsidiaries; Equity Interests.  No Loan Party (a) has any Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.13 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary) or created or acquired in compliance with Section 7.13 and (b) has any equity investments in any other corporation or entity other than those specifically disclosed on part (b) of Schedule 6.13 or made after the Closing Date in compliance with this Agreement and the other Loan Documents.  Each Inactive Subsidiary is designated as such on Schedule 6.13. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments or other Liens in favor or Agent.  All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on part (c) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments.

6.14         Margin Regulations; Investment Company Act.  No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the Loan Parties, any Person Controlling any Loan Party, nor any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

6.15         Disclosure.  Each Loan Party has disclosed or caused the Borrower Agent to disclose to Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate (including the Borrowing Base Certificates) or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary to Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged and agreed by Agent that projections as to future events are not to be viewed as facts and are not guarantees of financial performance and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material).

6.16         Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17         Intellectual Property; Licenses, Etc.  Each Loan Party and its Subsidiaries own, or possess the right to use, all of the Intellectual Property (including IP Rights) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of each Loan Party, the operation by each Loan Party and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

6.18         Labor Matters.  Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or as set forth on Schedule 6.18, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters in all material respects.  No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law.  All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in all material respects in accordance with GAAP as a liability on the books of such Loan Party.  Except as set forth on Schedule 6.18 or otherwise disclosed to Agent in writing from time to time, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement with a senior executive in excess of $250,000 in aggregate annual compensation, or bonus arrangement with a senior executive in excess of $250,000 in the aggregate, and, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement.  There are no representation proceedings pending or, to any Loan Party's knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, except as could not reasonably be expected to result in a Material Adverse Effect.  There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, except as could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

6.19         Deposit Accounts and Securities Accounts.

(a)          Part (a) of Schedule 6.19 sets forth a list of all Deposit Accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)          Part (b) of Schedule 6.19 sets forth a list of all Securities Accounts or securities entitlement or commodity contracts maintained by the Loan Parties as of the Closing Date, which Schedule includes (i) the name and address of the securities intermediary or institution holding such account or party to such contract; (ii) the account number(s) maintained with such securities intermediary or institution; and (iii) a contact person at such securities intermediary or institution.

6.20       Accounts; Equipment; Inventory.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto.  Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)           it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)           it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)           it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d)           it is not subject to any offset, Lien (other than Agent's Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)           no purchase order, agreement, document or applicable Laws restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)            no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)           to each Borrower's knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower's customary credit standards, is Solvent, is not contemplating or subject to any proceeding under any Debtor Relief Laws, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.

(h)           each Account, item of Inventory or item of Equipment which Borrowers shall, expressly or by implication, request Agent to classify as an Eligible Account, as Eligible Inventory or Eligible Equipment, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account, and Eligible Inventory and Eligible Equipment as set forth herein and as otherwise established by Agent in its Permitted Discretion from time to time.

6.21         Anti-Terrorism Laws and Foreign Asset Control Regulations.  Each Loan Party and its Subsidiaries is in compliance in all material respects with, and the advances of the Loans and use of the proceeds thereof will not violate, (a) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") and any other enabling legislation or executive order relating thereto, thereto (which for the avoidance of doubt shall include, but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order")) and/or (b) the Uniting And Strengthening America by Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.22         Brokers.  Other than any obligations between the Company or its Affiliates and  Houlihan Lokey, no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

6.23         Customer and Trade Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any customers or suppliers which are, individually or in the aggregate, material to its operations, to the extent that such cancellation, modification or change could reasonably be expected to result in a Material Adverse Effect.

6.24         Material Contracts.  Schedule 6.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date.  The Loan Parties have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.

6.25         Casualty.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other Casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.26         Senior Indebtedness.  Except as expressly provided otherwise in the Second Lien Intercreditor Agreement, all Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, constitute "Senior Indebtedness" or similar term relating to the Obligations and all such Obligations are entitled to the benefits of the subordination created by the applicable Intercreditor Agreement or any other applicable Subordinated Indebtedness Document, as applicable.  Except as expressly provided otherwise in the Second Lien Intercreditor Agreement, all Liens securing all Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, are prior to all Liens securing any Second Lien Indebtedness and such Liens are entitled to the benefits created by the Second Lien Intercreditor Agreement.  Each Loan Party acknowledges that Agent is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Intercreditor Agreements.

6.27         Inactive Subsidiaries.  Each Subsidiary of the Company which is not a Loan Party is an Inactive Subsidiary.

ARTICLE VII
AFFIRMATIVE COVENANTS

So long as Agent or any Lender shall have any Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:

7.01         Financial Statements.  Deliver to Agent and the Lenders:

(a)         as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Company or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally-recognized standing reasonably acceptable to Agent (and Agent acknowledges that UHY LLP is an acceptable firm) (the "Auditor"), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and shall include a certificate of the Auditor stating that in making the examination necessary with respect to such audit it has not become aware of any Default  in respect of any term, covenant, condition of Section 8.10 or, if any such Default shall exist, stating the nature and status of such event; provided that the Borrower shall only be required to use reasonable efforts exercised in good faith to obtain such certificate;

(b)          Quarterly, as soon as available, but in any event within 45 days after the end of each Fiscal Quarter, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, shareholders equity and cash flows for such month and period, subject to normal year-end adjustments consistent with historical practices and the absence of footnotes;

(c)          Monthly, as soon as available, but in any event within 30 days after the end of each Fiscal Month (other than for the months of March, June, September and December which shall be delivered in accordance with Section 7.01(b), unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, shareholders equity and cash flows for such month and period, subject to normal year-end adjustments consistent with historical practices and the absence of footnotes;

(d)          as soon as available but not later than thirty (30) days after the end of each Fiscal Year, annual financial projections of the Company and its Subsidiaries on a consolidated basis, in form reasonably satisfactory to Agent, of (i) monthly consolidated balance sheets and statements of income or operations and cash flows and (ii) monthly Availability for Borrowers for the immediately following Fiscal Year.

7.02         Borrowing Base Certificate; Other Information.  Deliver to Agent and the Lenders, in form and detail reasonably satisfactory to Agent:

(a)          On or before the Wednesday of each week from and after the date hereof, Borrower Agent shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding week, with such supporting materials as Agent shall reasonably request, including weekly reporting of rolling forward accounts receivable data by reporting weekly sales, cash collections and credits, weekly accounts receivables agings, accounts payable agings and accounts receivable ineligibles (other than with respect to rebates and allowances, which will be reported monthly under clause (b) below).  All calculations of Availability in any Borrowing Base Certificate shall originally be made by the Borrower Agent and certified by a Responsible Officer of the Borrower Agent, provided that Agent may from time to time review and adjust any such calculation (i) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Concentration Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (iii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves or the Borrowing Base.

(b)          On or before the 20th day of each calendar month from and after the date hereof (or while a Default exists, more frequently upon the request of Agent), Borrower Agent shall deliver to Agent, in the form reasonably acceptable to Agent, a Borrowing Base Certificate as of the last day of such calendar month, together with (i) reconciliations of all Borrowers' accounts receivable as shown on the month end Borrowing Base Certificate for the immediately preceding month to Borrowers' accounts receivable agings, to Borrowers' weekly Borrowing Base Certificate submitted closest to the end of such calendar month, to Borrowers' general ledger and to Borrowers' most recent financial statements, (ii) accounts payable agings with reconciliations thereof to Borrowers' general ledger and financial statements, (iii) accounts receivable agings and accounts receivables ineligibles (including rebates and allowances), (iv) a reporting of gross Inventory and Inventory ineligibles with reconciliations of Borrowers' Inventory as shown on Borrowers' perpetual inventory, to Borrowers' general ledger and to Borrowers' financial statements, (v) Inventory status reports and (vi) reconciliations of the loan statement provided to Borrowers by Agent for such month to Borrowers' general ledger, to Borrowers' most recent financial statements and to Borrowers' weekly Borrowing Base Certificate submitted closest to the end of such calendar month, all with supporting materials as Agent shall reasonably request; provided, that, at any time that Availability (determined without giving effect to the Additional Availability Amount) is less than $1,000,000, a reporting of gross Inventory and Inventory ineligibles shall be delivered to Agent more frequently than monthly as Agent may reasonably request (but in any event no more frequently than bi-weekly);

(c)          a Compliance Certificate executed by the chief financial officer of Borrower Agent concurrently with delivery of financial statements under Sections 7.01(a), 7.01(b) and 7.01(c) above;

(d)          promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Agent pursuant hereto;

(e)          promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent may from time to time reasonably request; and

(f)          concurrently with the furnishing thereof any material notice, statement or report furnished to the Second Lien Agent or any holder of any of the Second Lien Indebtedness or to the Second Lien Lenders, which is not otherwise required to be delivered hereto, including supporting materials, reconciliations, agings and reports and appraisals; and

(g)        within twenty-one (21) days following the end of each calendar month through October 31, 2018, a reasonably detailed report setting forth the aggregate net invoice amount (excluding taxes, shipping, delivery, handling, installation, overhead and other so called "soft" costs) of all Consolidated Capital Expenditures for Equipment (which shall include a summary of Financed Capital Expenditures) incurred during such month, together with invoices and other documents evidencing such Consolidated Capital Expenditures as may be reasonably requested by Agent.

7.03        Notices.  Promptly notify Agent:

(a)          of the occurrence of any Default;

(b)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary or, to the knowledge of any Borrower, to the extent that any Responsible Officer is aware of such breach, non-performance or default, a breach or non-performance of, or default under, a Contractual Obligation to which any Loan Party or any Subsidiary is a party by the other party thereto; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws; (iv) the violation or receipt by any Loan Party or any Subsidiary of written assertion, to the extent a Responsible Officer is aware of such assertion, of violation of any applicable Law;

(c)          of the occurrence of any ERISA Event that could reasonably be expected to result in liability to any Loan Party of $250,000 or more;

(d)          the creation or acquisition of any Subsidiary;

(e)          of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f)          of any change in any Loan Party's chief executive officer, president or chief financial officer;

(g)         of the discharge by any Loan Party of its present Auditors or any withdrawal or resignation by such Auditors;

(h)         of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(i)           of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $25,000;

(j)           the receipt of any notice from a supplier, seller, or agent pursuant to either PACA or PASA with respect to any aggregate liability of $25,000 or more;

(k)          of any Event of Loss with respect to any material portion of the Collateral;

(l)           any facts or circumstances that could reasonably likely give rise to a Change of Control;

(m)         (m)  within two Business Days of receipt or sending, as applicable, copies of any notices (including notices of default or acceleration, but excluding interest rate change notices) received from any Subordinated Lender, the Second Lien Agent, or any Second Lien Lender or given by any Loan Party to any Subordinated Lender, the Second Lien Agent, or any Second Lien Lender;

(n)          within five Business Days following the date that any Inactive Subsidiary is no longer an Inactive Subsidiary;

(o)          within two Business Days of becoming aware thereof, notify Agent if any Inventory or Equipment identified by Borrowers to Agent as Eligible Inventory or Eligible Equipment becomes ineligible for any reason; and

(p)          of any failure by any Loan Party to pay rent at any of such Loan Party's locations if such failure continues for more than fifteen (15) days following the day on which such rent first came due.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04         Payment of Obligations.  Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.01 or the same are being Properly Contested; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05         Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06         Maintenance of Properties.  (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07         Maintenance of Insurance.

(a)          Except as provided in clause (b) below, maintain with (i) companies having an A.M. Best Rating of at least "A-" or (ii) financially sound and reputable insurance companies reasonably acceptable to Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law (including, without limitation, workmen's compensation, public liability, business interruption and property damage insurance), of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to Agent.

(b)          Maintain insurance against Casualty to the Real Estate under a policy or policies covering such risks as are presently included in "special form" (also known as "all risk") coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, and malicious mischief.  Unless otherwise agreed in writing by Agent, such insurance shall be for the full insurable value of the Real Estate on a replacement cost basis, with a deductible amount, if any, reasonably satisfactory to Agent.  The term "full insurable value" means one hundred percent (100%) of the actual replacement cost of the Real Estate, including tenant improvements (excluding excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(c)          Cause all Casualty policies, including fire and extended coverage policies, maintained with respect to any Collateral (including the Real Estate) to be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to real property) and lenders' loss payable clause (regarding personal property), in form and substance reasonably satisfactory to Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(d)          Cause commercial general liability policies to be endorsed to name Agent as an additional insured; and cause business interruption policies to name Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to Agent, (ii) a provision to the effect that none of the Loan Parties, Agent or any other party shall be a co‑insurer and (iii) such other provisions as Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e)          Cause each such policy referred to in this Section 7.07 to also provide that it shall not be canceled, or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days' prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days' prior written notice thereof by the insurer to Agent.

(f)           Deliver to Agent, prior to the cancellation, or non‑renewal of any such policy of insurance, a copy of a renewal or replacement policy or insurance certificate (or other evidence of renewal of a policy previously delivered to Agent, including an insurance binder) together with evidence reasonably satisfactory to Agent of payment of the premium then due therefor.

(g)          Permit any representatives that are designated by Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.  The Loan Parties shall pay the reasonable and documented, out-of-pocket fees and expenses of any representatives retained by Agent to conduct any such inspection; provide that the Borrowers shall only be obligated to pay such fees and expenses for one (1) such inspection during any twelve (12) month period (unless an Event of Default has occurred and is continuing).

(h)          None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.07.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 7.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(i)           Agent is authorized, at its sole and absolute option, to commence, appear in and prosecute, in its own or any Borrower's name, any action or proceeding relating to any Event of Loss, and to make proof of loss for and to settle or compromise any claim in connection therewith.  In such case, Agent shall have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom any and all of its expenses incurred at any time incurred in connection therewith.  However, so long as no Event of Default has occurred and is continuing and the Borrowers are diligently pursuing their rights and remedies with respect to any claim arising from such Event of Loss, Agent will obtain the Borrower Agent's written consent (which consent shall not be unreasonably withheld or delayed) before making proof of loss for or settling or compromising such claim.  Each Borrower agrees to diligently assert its rights and remedies with respect to each such claim and to promptly pursue the settlement and compromise of each such claim subject to Agent's approval, which approval shall not be unreasonably withheld or delayed.  If, prior to the receipt by Agent of any Condemnation Award or Insurance Proceeds, any Real Estate shall have been sold pursuant to the provisions of a Mortgage, Agent shall have the right to receive such funds.  If any Condemnation Awards or Insurance Proceeds are paid to a Borrower, that Borrower shall receive the same in trust for Agent.  Within five (5) days after Borrower's receipt of any Condemnation Awards or Insurance Proceeds, such Borrower shall deliver such awards or proceeds to Agent in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to Agent.  Each Borrower agrees to execute and deliver from time to time, upon the request of Agent, such further instruments or documents as may be requested by Agent to confirm the grant and assignment to Agent of any Condemnation Awards or Insurance Proceeds.

7.08         Utilization of Net Proceeds.

(a)          Net Cash Proceeds arising from any Event of Loss with respect to any Real Estate must be utilized either for payment of the Obligations or for the restoration of such Real Estate.  Net Cash Proceeds may be utilized for the restoration of such Real Estate only if no Default shall exist and only if in the reasonable judgment of Agent (i) there has been no material adverse change in the financial viability of the improvements on such Real Estate, (ii) the Net Cash Proceeds, together with other funds deposited with Agent for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications approved by Agent, (iii) the restoration can be completed prior to the Maturity Date and prior to the date required by any purchase and sale agreement or by any Lease, and (iv) following restoration, such Real Estate will have a fair market value at least equal to its fair market value immediately prior to the Event of Loss.  Otherwise, Net Cash Proceeds shall be utilized for payment of the Obligations in such order and in such proportions as determined by Agent in its sole discretion.

(b)          If Net Cash Proceeds are to be utilized for the restoration of such Real Estate, (i) the Borrowers shall, at their sole cost and expense, promptly commence and diligently and continuously perform to completion the restoration in a good and workmanlike manner and in compliance with all Laws and the requirements of the Permitted Liens, whether or not the Borrowers shall have satisfied the requirements of this Section 7.08(b) in order to cause the Net Cash Proceeds to be made available for such restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose, and (ii) the Net Cash Proceeds, together with any other funds deposited with Agent for that purpose, must be deposited in a an account maintained by Agent solely for the purposes described in this Section 7.08 ("Borrower's Deposit Account"), which shall be a non-interest-bearing account.  Subject to the terms of this Section 7.08, Agent shall have the exclusive right to manage and control all funds in the Borrower's Deposit Account, but Agent shall have no fiduciary duty with respect to such funds.  Prior to the advance by Agent of any funds so deposited and the commencement of such restoration, the Borrowers shall take all steps necessary to avoid the imposition of any mechanics' liens on the Real Estate or the improvements thereon.  Thereafter, Agent will advance the deposited funds from time to time to the Borrowers for the payment of costs of restoration of the Real Estate upon presentation of evidence by the Borrowers acceptable to Agent that such portion of the restoration has been completed satisfactorily and Lien-free.  If at any time Agent reasonably determines that there is a deficiency in the funds available in the Borrower's Deposit Account to complete the restoration as contemplated, then the Borrowers shall promptly deposit in the Borrower's Deposit Account additional funds equal to the amount of the deficiency.  Any account fees and charges may be deducted from the balance, if any, in the Borrower's Deposit Account.

 (c)          Each Borrower grants to Agent (for itself and on behalf of the Credit Parties) a security interest in the Borrower's Deposit Account and all funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations.  Such security interest shall be governed by the UCC, and Agent shall have available to it all of the rights and remedies available to a secured party thereunder.  The Borrower's Deposit Account may be established and held in such name or names as Agent shall deem appropriate, including in the name of Agent.  Each Borrower hereby constitutes and appoints Agent and any officer or agent of Agent its true and lawful attorneys-in-fact with full power of substitution to open the Borrower's Deposit Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section, provided, however, Agent shall not exercise such power (other than the power to open the Borrower's Deposit Account) unless an Event of Default has occurred and is continuing.  To the extent permitted by Law, each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

7.09         Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.10         Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (subject to normal year-end adjustments consistent with historical practices) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Loan Party or such Subsidiary, as the case may be.

7.11         Inspection Rights and Appraisals; Meetings with the Lenders.

(a)          Permit Agent or its designees or representatives from time to time, subject to reasonable notice and normal business hours (except, in each case, when a Default exists), to conduct Field Exams and/or appraisals of Inventory and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and Auditors; provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the Auditors.  Agent shall not have any duty to any Loan Party to share any results of any Field Exam with any Loan Party.  Appraisals may be shared with the Borrower Agent upon request.  The Loan Parties acknowledge that all Field Exams, appraisals and reports are prepared by or for Agent for its purposes, and Loan Parties shall not be entitled to rely upon them.

(b)          Reimburse Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Agent in connection with up to one (1) Field Exam during each Fiscal Quarter period commencing with the Fiscal Quarter beginning January 1, 2017 at the Permitted Discretion of Agent; provided, however, that if any Field Exam is initiated during a Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits.

(c)          Reimburse Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Agent in connection with up to one (1) Inventory Appraisal during each Fiscal Quarter period commencing with the Fiscal Quarter beginning January 1, 2017 at the Permitted Discretion of Agent; provided, however, that if any Inventory Appraisal is initiated during a Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits.

(d)          Reimburse Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Agent in connection with up to one Real Estate appraisal and up to one Equipment appraisal during any twelve (12) month period; provided, however that if a Real Estate appraisal or Equipment appraisal is initiated during a Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits.

(e)          Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in meetings with Agent periodically during each year, which meetings shall be held at such times and such places as may be reasonably requested by Agent.

7.12         Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to refinance certain Indebtedness under the Existing Agreement, (ii) to pay fees and expenses in connection with the Transactions and (iii) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.13         New Domestic Subsidiaries and Qualifying Foreign Subsidiaries.  As soon as practicable but in any event within 3 Business Days following the acquisition or creation of any Domestic Subsidiary or Qualifying Foreign Subsidiary cause to be delivered to Agent each of the following, as applicable:

(a)          a joinder agreement acceptable to Agent duly executed by such Domestic Subsidiary or Qualifying Foreign Subsidiary, together with executed counterparts of each other Loan Document reasonably requested by Agent, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of Agent in all Collateral of such Domestic Subsidiary or Qualifying Foreign Subsidiary;

(b)          (i) Uniform Commercial Code financing statements naming such Person as "Debtor" and naming Agent for the benefit of the Credit Parties as "Secured Party," in form, substance and number sufficient in the reasonable opinion of Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of Agent for the benefit of the Credit Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by a Uniform Commercial Code or PPSA filing, and (ii) pledge agreements, control agreements, Documents and original collateral (including pledged Equity Interests, Securities and Instruments) and such other documents and agreements as may be reasonably required by Agent, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Domestic Subsidiary or Qualifying Foreign Subsidiary has an interest consistent with the terms of the Loan Documents, provided that notwithstanding anything to the contrary in this Section 7.13, no Loan Party shall be required to take any Excluded Perfection Action or deliver any documents or agreements with respect to an Excluded Perfection Action;

(c)          upon the request of Agent, an opinion of counsel to each such Domestic Subsidiary or Qualifying Foreign Subsidiary and addressed to Agent, in form and substance reasonably acceptable to Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a); and

(d)          current copies of the Organization Documents of each such Domestic Subsidiary or Qualifying Foreign Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees or governing bodies thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.13, all certified by the applicable Governmental Authority or appropriate officer as Agent may elect.

7.14         New Foreign Subsidiaries.  As soon as practicable but in any event within 3 Business Days following the acquisition or creation of any first-tier Foreign Subsidiary of the Company or a Loan Party that is a Domestic Subsidiary (other than Qualifying Foreign Subsidiaries, which are addressed in Section 7.13) cause to be delivered to Agent a pledge of 65% of the Equity Interests of each such Foreign Subsidiary, provided that notwithstanding anything to the contrary in this Section 7.14, no Loan Party shall be required to take any Excluded Perfection Action or deliver any documents or agreements with respect to an Excluded Perfection Action.

7.15         Compliance with ERISA.  Do, and cause the Loan Parties and each ERISA Affiliate to do, each of the following, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect:  (a) maintain each Plan and each Foreign Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) cause each Plan and each Foreign Plan to maintain any required approvals by any Governmental Authority regulating such Plan, (d) make all required contributions to any Plan subject to the Pension Funding Rules, and (e) make all required contributions and payments to any Foreign Plans.

7.16         Further Assurances.  At the Borrowers' cost and expense, upon request of Agent, duly execute and deliver or cause to be duly executed and delivered, to Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Document, provided, however, unless an Event of Default has occurred no Lien on the Equity Interests or assets of an Inactive Subsidiary shall be required to be granted to Agent; and provided further, however, if an Event of Default has occurred then at any time thereafter within five days of Agent's request the Company shall cause a Lien on the Equity Interests and assets of each Inactive Subsidiary to be granted in favor of Agent.  Notwithstanding anything to the contrary contained in this Section 7.16, each Loan Party shall be required to grant a Lien to Agent in any real or personal property in which the Second Lien Agent or any Second Lien Lender shall have been granted a Lien.

7.17         Licenses.  (a)  Keep in full force and effect each License (i) the expiration or termination of which could reasonably be expected to materially adversely affect the realizable value in the use or sale of a material amount of Inventory or (ii) the expiration or termination of which could reasonably be expected to have a Material Adverse Effect (each a "Material License"); (b) promptly notify Agent of (i) any material modification to any such Material License that could reasonably be expected to result in a Material Adverse Effect and (ii) entering into any new Material License; (c) pay all Royalties (other than immaterial Royalties or Royalties being Properly Contested) arising under such Material Licenses when due (subject to any cure or grace period applicable thereto); and (d) notify Agent of any material default or material breach asserted in writing by any Person to have occurred under any such Material License.

7.18         Environmental Laws.  Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws, other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties, other than any environmental permits the failure of which to obtain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Estate other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

7.19         Landlord and Storage Agreements.  Except as otherwise expressly permitted hereunder or with respect to the Hazelwood Lease, make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party and not allow such Leases to lapse or be terminated by the applicable Loan Party or Subsidiary or any rights to renew such leases to be forfeited or cancelled by the applicable Loan Party or Subsidiary, notify Agent of any default by the applicable Loan Party or Subsidiary with respect to such Leases and cooperate with Agent in all respects to cure any such default by the applicable Loan Party or Subsidiary, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to result in liabilities in excess of $300,000.

7.20         Material Contracts.  Perform and observe all the payment terms and other material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by Agent and, upon reasonable request of Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.21         Tracing of Proceeds of Loans.  Each Borrower shall maintain and cause each other Loan Party to maintain, detailed and accurate accounting and records of proceeds of the Loans and transfers of proceeds of the Loans (i) received by it from Agent, (ii) transferred from it to any other Loan Party, and (iii) received by it from another Borrower.  Each Borrower acknowledges that its ability to obtain the Loans hereunder is made possible by the fact that the Borrowers are co-borrowers under this Agreement and the other Loan Documents, and are operated as one enterprise.  Each Borrower agrees that (i) the business operations of each Borrower and each other Loan Party are interrelated and complement one another, and such entities have a common business purpose and common management, and (ii) the proceeds of Loans hereunder will benefit each Borrower and each other Loan Party, severally and jointly, regardless of which Borrower or other Loan Party requests or receives part or all of any Loans.  Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by Agent at Borrower's expense at reasonable intervals and upon reasonable notice given by Agent to Borrower Agent.

7.22         Second Lien Debt.  Promptly cancel any Second Lien Indebtedness directly or indirectly acquired by them, any of their Subsidiaries or Affiliates, and no Second Lien Indebtedness may be issued in substitution or exchange for any such Second Lien Indebtedness so cancelled by any Loan Party. For the avoidance of doubt, this Section 7.22 is not intended and shall not prevent the Borrowers from making any payment of the Second Lien Indebtedness that is otherwise permitted under this Agreement, including any voluntary or mandatory prepayment of the Second Lien Indebtedness contemplated by the Second Lien Indebtedness Documents.

7.23         Chief Restructuring Officer.  Borrowers will retain a chief restructuring officer (the "CRO") satisfactory to Agent on terms and conditions reasonably satisfactory to Agent and will continue to retain such CRO on such terms until the later of (i) December 31, 2016 and (ii) the retention of a permanent Chief Executive Officer.  Agent acknowledges that SierraConstellation Partners LLC is a satisfactory CRO and the terms of engagement with respect to SierraConstellation Partners LLC as set forth in the engagement letter dated July 28, 2016 are satisfactory to Agent.  Borrowers hereby authorizes the CRO to meet with Agent, Lenders and their advisors (in person and telephonically) and provide to Agent and Lenders such information and reports with respect to Borrowers and their financial condition, businesses, assets, liabilities and prospects, as Agent may request from time to time.  Borrowers will provide Agent with a copy of any amendment or new engagement letter with any CRO before entering into such agreement.

7.24         Post Closing Covenants.

(a)          Within ninety (90) days following the Closing Date, deliver to Agent settlement documentation between the Company or its applicable Affiliates and Houlihan Lokey pursuant to which it is agreed by Houlihan Lokey that (x) the aggregate obligations and liabilities of Company and the other Loan Parties or Subsidiaries to Houlihan Lokey do not exceed $250,000 (minus the amount of any payments made by Company and the other Loan Parties or Subsidiaries to Houlihan Lokey following the date hereof), and (y) that all of such obligations and liabilities are deferred and shall not be due and payable prior to January 1, 2017.

(b)         Within ninety (90) days following the Closing Date, Borrowers agree to use commercially reasonable efforts to deliver to Agent Lien Waivers executed by the landlord, bailee or other applicable third party with respect to the following locations: (i) 101, 105, 123 and 123A Byassee Drive, Hazelwood, Missouri; and (ii) 13473 Santa Ana Ave., Fontana, California; provided, that, during such ninety (90) day period, Agent shall not (1) impose any Reserve (including any Rent and Charges Reserve) with respect to such locations or (2) deem any Inventory or Equipment located at such locations to be ineligible under the definitions of “Eligible Equipment” or “Eligible Inventory,” respectively, solely on the basis that such Inventory or Equipment, as the case may be, is located at such locations.

(c)          Within ninety (90) days following the Closing Date, deliver to Agent evidence that releases delivered prior to the Closing Date have been recorded in the appropriate jurisdiction in order to reflect the release of each of the following Liens of record: (i) mechanic's lien in favor of Reinhold Electric, Inc. in the amount of $211,486.98 recorded on July 29, 2016 at Book 667, Page 536 with Cole County, Missouri; (ii) mechanic's lien in favor of Reinhold Electric, Inc. in the amount of $276,000.00 recorded as file no. 2016035831 on July 11, 2016 with Allen County, Indiana; (iii) mechanic's lien in favor of TJS Commercial, LLC in the amount of $50,420.00 recorded as file no. 16SL-ML00104 on July 7, 2016 with Saint Louis County, Missouri; and (iv) mechanic's lien in favor of Lee Mechanical Contractors, Inc. in the amount of $266,998.00 recorded as file no. 2016038490 on July 21, 2016 with Allen County, Indiana.

(d)         Within thirty (30) days following the Closing Date, deliver to Agent an issued lender's loss payable endorsement, in form and substance consistent with the form lender's loss payable  endorsement delivered prior to the Closing Date, with respect to the general property insurance of the Loan Parties.

ARTICLE VIII
 NEGATIVE COVENANTS

So long as Agent or any Lender shall have any Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

 (a)         Liens in favor of Agent pursuant to any Loan Document;

 (b)         Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased from the amount outstanding on the date of renewal or extension, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted under Section 8.02(b);

(c)          Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested;

 (d)         Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than 45 days or which are being Properly Contested;

 (e)         Liens, pledges or deposits in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

 (f)          Liens on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

 (g)         (i) "Permitted Encumbrances" as defined in the Mortgages on the Mortgaged Properties, and (ii) Liens with respect to minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and do not materially detract from the value of or materially impair the use by the Loan Parties in the ordinary course of its business of the property subject to or to be subject to such encumbrance;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;

(i)           Liens securing Indebtedness permitted under Section 8.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)           [reserved];

(k)          operating leases or subleases granted by the Loan Parties to any other Person in the Ordinary Course of Business;

(l)           non-exclusive licenses and sublicenses of intellectual property granted by a Loan Party or any Subsidiary of a Loan Party in the Ordinary Course of Business on an arm's-length basis;

(m)         Liens arising from the filing of precautionary UCC or PPSA financing statements with respect to any operating lease;

(n)          involuntary Liens securing amounts less than $50,000 in the aggregate outstanding at any one time and which are being Properly Contested;

(o)          [reserved];

(p)          Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks, under Section 4‑208 of the UCC;

(q)          Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(r)           Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;

(s)          Liens on insurance policies, the proceeds thereof and deposits made in the Ordinary Course of Business to secure Indebtedness owing to insurance carriers for Indebtedness permitted in Section 8.02(m); and

(t)           Liens on the Collateral securing "Second Lien Priority Debt" (as such term is defined in the Intercreditor Agreement) permitted under, and subject at all times to, the Second Lien Intercreditor Agreement.
Notwithstanding the foregoing, no Inactive Subsidiary shall grant or have any of its assets subject to a Lien other than Liens permitted under clause (c), (e) or (g) of Section 8.01.

8.02         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a)          Indebtedness under the Loan Documents;

(b)          Indebtedness outstanding on the date hereof and listed on Schedule 8.02 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the average life to maturity of any refinancing, refunding, renewal or extension of such Indebtedness permitted hereby is not less than the then average life to maturity of the Indebtedness so refinanced or replaced, (iii)  the direct or contingent obligors with respect to such Indebtedness are not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (iv) any refinancing, refunding, renewal or extension of Indebtedness that is Subordinated Indebtedness (other than the Second Lien Indebtedness) shall not be permitted, (v) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the greater of the (A) interest rate for the Indebtedness being refinanced, refunded, renewed, or extended and (B) the otherwise market rate of interest for such Indebtedness, and (vi) such refinancing, renewal, or extension does not impair or restrict, in any material respect greater than as contained in the Indebtedness being refinanced, refunded, renewed or extended, the ability of the Loan Parties to make Distributions or transfer money and other property to or otherwise enter into transactions among the other Loan Parties.

(c)          Guarantees of any Borrower in respect of Indebtedness otherwise permitted hereunder of any other Borrower; provided that no Loan Party or any other Subsidiary of the Company shall Guarantee (I) the Subordinated Indebtedness (other than the Second Lien Indebtedness) unless such Guarantee shall be subordinated to the Obligations on substantially the same terms as such Subordinated Indebtedness, or (II) the Second Lien Indebtedness unless such Guarantee shall be subject to the terms of the Second Lien Intercreditor Agreement and such Loan Party or other Subsidiary shall have guaranteed the Obligations;

(d)         obligations (contingent or otherwise) of the Borrowers existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)          Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,000,000;

(f)           unsecured Indebtedness owing to Wylie Prescott and Richard Mazolli in an aggregate amount not to exceed $110,000 in respect of deferred employee compensation;

(g)          the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(h)          unsecured Indebtedness of (A) any Borrower owing to any other Borrower, (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party, and (C) any Loan Party to any Subsidiary not a Loan Party;

(i)           surety bonds permitted under Section 8.01;

(j)           unsecured Indebtedness owing to BMO Harris Bank, N.A. in an aggregate amount not to exceed $400,000 in respect of deferred fees payable in connection with the termination of the Existing Agreement;

(k)          unsecured Specified Subordinated Indebtedness if the Specified Subordinated Indebtedness is unsecured, does not exceed an aggregate principal amount of $200,000 (plus all capitalized interest added to the principal amount thereon and minus all principal payments made thereunder) and is at all times subject to an Intercreditor Agreement;

(l)          reimbursement obligations with respect to the Existing Letters of Credit;

(m)        Indebtedness arising from the financing of insurance premiums in the Ordinary Course of Business;

(n)         unsecured Indebtedness representing deferred compensation to employees for actual services rendered of the Borrower and its Subsidiaries incurred in the Ordinary Course of Business and for which adequate reserves in accordance with GAAP are being maintained by such Persons;

(o)          unsecured cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protection, and other cash management and similar arrangements, in each case, in the Ordinary Course of Business and not relating to amounts past due for more than three (3) Business Days;

(p)         unsecured Indebtedness owing to banks or other financial institutions under company credit cards issued to officers and employees for business-related expenses in the Ordinary Course of Business; provided that such Indebtedness is extinguished within ninety (90) days after its incurrence;

(q)          the Centrex Earnout Payments to the extent subject to the Centrex Earnout Subordination Agreement and in accordance with Section 8.19 hereof; and

(r)          the Second Lien Indebtedness in an aggregate principal amount not to exceed the "Second Lien Cap" (as such term is defined in the Intercreditor Agreement) if the Second Lien Indebtedness is at all times subject to the Second Lien Intercreditor Agreement, is not secured by a Lien on any asset of any Person unless Agent has a perfected Lien on such asset senior to any Lien securing the Second Lien Indebtedness, is not guaranteed by any Person unless Agent has an unsubordinated guaranty from such Person, and does not have the benefit of any other asset, such as a letter of credit, unless Agent also has the benefit of identical collateral solely for the benefit of Agent (for itself and on behalf of the Credit Parties).

Notwithstanding the foregoing, no Inactive Subsidiary shall incur or be obligated on any Indebtedness except as permitted by Section 8.16 and Section 8.02(h).

8.03         Investments.  Make any Investments, except:

(a)          Investments held by the Loan Parties in the form of Cash Equivalents that are subject to Agent's Lien and control, pursuant to documentation in form and substance satisfactory to Agent;

(b)         loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $100,000;

(c)         Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof;

(d)         Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries that are Inactive Subsidiaries that are used to immediately fund obligations and liabilities for environmental matters and related expenses which the Inactive Subsidiaries are permitted under this Agreement to incur or make;

(e)                Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)                 Guarantees permitted by Section 8.02;

(g)               Investments existing as of the date hereof (including those set forth on Schedule 6.13(a) and (b)) and those as set forth in Schedule 8.03 (which Schedule 8.03 shall show, as of the date hereof, the amount, obligor or issuer and maturity, if any, of any listed Investment) and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder;

(h)               any unsecured Indebtedness permitted under Section 8.02(h) which is an Investment;

(i)                 Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(j)                 endorsements for collection or deposit in the Ordinary Course of Business consistent with past practice.

Notwithstanding the foregoing, no Inactive Subsidiary shall incur or make any Investment, other than as permitted under clauses (d), (g) or (h) in this Section 8.03.

8.04              Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a)                any Subsidiary of the Company may merge or consolidate with or liquidate or dissolve into a Loan Party; provided, that, the Loan Party shall be the continuing or surviving Person;

(b)               any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party; provided, that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(c)                any Inactive Subsidiary may dissolve, liquidate or wind-down in accordance with all applicable Laws.

8.05              Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                Dispositions of Inventory in the Ordinary Course of Business;

(b)               Dispositions in the Ordinary Course of Business of Equipment or fixed assets that are obsolete, worn out or no longer useful to the Core Business for so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition, (ii) the aggregate fair market value or a book value, whichever is more, of such Equipment and fixed assets does not exceed $400,000 in any twelve-month period and (iii) all proceeds thereof are (A) remitted to Agent for application to the Obligations in accordance with Section 2.05(b) or (B) applied to the replacement of such Equipment or fixed assets with Equipment or other fixed assets of like kind, function and value within 180 days after any such Disposition and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens;

(c)                Dispositions that constitute (i) an Investment permitted under Section 8.03, (ii) a Lien permitted under Section 8.01, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 8.04(a), or (iv) a Distribution permitted under Section 8.06;

(d)                Dispositions of assets or property that result from an Event of Loss in respect of such asset or property that do not otherwise constitute an Event of Default; provided, however, that the foregoing shall not constitute an Event of Default so long as (i) Borrower is in compliance with Section 7.08 if such Disposition is of Mortgaged Property, or (ii) Borrower is in compliance with Section 2.05(b)(i) if such Disposition is not of Mortgaged Property;

(e)                Dispositions that consist of the sale or discount in the Ordinary Course of Business of overdue accounts receivable that are not Eligible Accounts, in an aggregate original amount for all such Accounts in any Fiscal Year of up to $100,000, but only in connection with the compromise or collection thereof, provided that the Net Cash Proceeds from such Disposition shall be deposited in the Concentration Account;

(f)                 Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)                Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)                the lapse or abandonment in the Ordinary Course of Business of any registrations or applications for registration of any Intellectual Property which is not material to any Loan Party's business;

(i)                  Dispositions of Equipment to the extent such equipment is exchanged for credit against the purchase price of similar replacement equipment in the Ordinary Course of Business and is otherwise done in compliance with this Agreement;

(j)                  Dispositions of assets or property by any Inactive Subsidiary (other than the Permitted WJS Disposition), provided that, at the time of such Disposition, no Event of Default has occurred and is then continuing, and the Borrowers, within one (1) Business Day of the consummation of such Disposition, pay to Agent an amount equal to 100% of the Net Cash Proceeds arising from such Disposition;

(k)                the Permitted Sale/Leaseback, and

(l)                 the Permitted WJS Disposition.

8.06              Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Default shall have occurred and be continuing (both before or as a result of the making of such Restricted Payment):

(a)                each Subsidiary may make Restricted Payments to any Borrower;

(b)                the Company may make Restricted Payments to a holder of the Specified Subordinated Indebtedness if permitted by the Specified Subordinated Indebtedness Subordination Agreement;

(c)                the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)                the Company and each Subsidiary may make Restricted Payments to a holder of the Second Lien Indebtedness if permitted by the Second Lien Subordination Agreement;

(e)                the Company may issue Equity Interests of the Company pursuant to Section 2.01(c) of the Second Lien Credit Agreement, the Centrex Side Letter, or as a result of a conversion of preferred Equity Interests; and

(f)                 the Company and each Subsidiary may make Restricted Payments to redeem, purchase or acquire from officers, directors, members and employees Equity Interests of such Person provided the aggregate amount of all such Restricted Payments permitted shall not exceed, during the term of this Agreement, $100,000.

8.07              Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.  Without limiting the foregoing, the Company shall not, after the date hereof, directly or indirectly engage in any new material active business and, after the date hereof, shall conduct any material business activities (including the Core Business) through wholly-owned Subsidiaries.

8.08              Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than transactions on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, and (ii) transactions solely between Subsidiaries that are not Loan Parties; and provided, further, that the following transactions shall be permitted:  (a) if no Event of Default has occurred and is then continuing, the Company may pay or reimburse Equity Investor or one or more Controlled Investment Affiliates, in the Ordinary Course of Business, for reasonable out-of-pocket costs and expenses, as or after the incurrence thereof by the Equity Investor or one of its Controlled Investment Affiliates, pursuant to its management of the Company's business, (b) the Second Lien Indebtedness transaction and the Specified Subordinated Indebtedness transaction, in each case to the extent permitted pursuant to the terms of this Agreement and the Intercreditor Agreement, (c) intercompany loans among Loan Parties and other intercompany loans, if no Default has occurred and is then continuing, to the extent permitted under Section 8.02, (d) any Investment permitted under Sections 8.03(b), (c), (d), (g), (h) and (i), and (e) any issuance of Equity Interests of the Company pursuant to Section 2.01(c) of the Second Lien Credit Agreement or the Centrex Side Letter, as a result of a conversion of preferred Equity Interests, or other payments, grants or awards in cash, securities or otherwise pursuant to, or the fund of, any employment agreements, compensation plans, employee incentive plans, agreements or arrangements, stock option or stock appreciation plans or agreements, or similar plans, agreements or arrangements of the Company.

8.09              Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, any other Loan Document or the Second Lien Indebtedness Documents) that:

(a)                requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)                limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Borrower or to otherwise transfer property to the Company or any Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder, or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.10              Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds or otherwise use proceeds of any Credit Extension in violation of Section 7.2.

8.11              Prepayment of Indebtedness; Amendment to Material Agreements; Other Transactions.

(a)                Prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, or make any payment in violation of any subordination terms thereof, including in each case pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrowers at its option, except, so long as no Default shall exist prior to or immediately thereafter, prepayments, redemptions, purchases, repurchases, defeasances or other satisfaction (collectively, a "Prepayment") of such Indebtedness, except:

(i)            Prepayments of the Subordinated Indebtedness (other than the Second Lien Indebtedness) made with the proceeds of other Indebtedness permitted to be incurred pursuant to Section 8.02 and containing terms and conditions (including terms of subordination, security and maturity) no less favorable in any material respect to Agent than the Indebtedness subject to such Prepayment,

(ii)           Prepayments of the Specified Subordinated Indebtedness as expressly permitted by the Specified Subordinated Indebtedness Subordination Agreement, or

(iii)          Permitted Second Lien Debt Payments, as such term is defined in the Second Lien Intercreditor Agreement, and refinancings of the Second Lien Indebtedness, in each case as expressly permitted by the Second Lien Intercreditor Agreement.

Notwithstanding the foregoing, the Loan Parties may at any time exercise any Special Setoff Rights to cause the Centrex Earnout Payments to be reduced pursuant to the terms of the Centrex Purchase Agreement.

(b)               Amend, modify or change in any manner any term or condition of any Indebtedness (other than the Second Lien Debt in accordance with the Second Lien Intercreditor Agreement) with a stated maturity date outside the Revolving Credit Maturity Date, in each case so that the terms and conditions thereof are less favorable in any material respect to Agent than the terms of such Indebtedness as of the Closing Date, but in no event shall terms of recourse, guarantees or credit support be any less favorable to Agent than the terms of such Indebtedness as of the Closing Date.

(c)                Amend, modify or change any Organizational Document of any Loan Party in a manner adverse to Agent or any Lender.

(d)               Change the state or jurisdiction of formation of any Loan Party whether by merger, reincorporation or otherwise.

(e)                Waive or otherwise modify any term of any Second Lien Indebtedness Document except in a manner permitted by the Second Lien Intercreditor Agreement; provided, if any amendment or modification to the Second Lien Indebtedness Documents amends or modifies any representation or warranty, covenant (including any financial covenant and any definitions relating to such representation, warranties or covenants (including any financial covenants)) or event of default contained in the Second Lien Indebtedness Documents (or any related definitions) (but excluding, for purposes of clarity, any other amendment or modification to the Second Lien Indebtedness Documents in respect of the rates, the fees or any premiums relating thereto, which shall be subject to the terms of the Second Lien Intercreditor Agreement), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the Second Lien Indebtedness Documents or any other Second Lien Indebtedness Document adds an additional representation and warranty, covenant or event of default therein, then each Borrower acknowledges and agrees that, if requested by Agent, this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents (preserving any cushions that may exist with respect to financial or negative covenants), without the need for any further action or consent by any Borrower or any other party.  In furtherance of the foregoing, the Borrowers shall permit Agent to document each such similar amendment or modification to this Agreement or such other Loan Documents or insert a corresponding new representation and warranty, covenant, event of default or other provision in this Agreement or such other Loan Documents without any need for any further action or consent by any Borrower.

8.12              Consolidated Capital Expenditures.  Permit the aggregate amount of Consolidated Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed $4,000,000.

8.13              Creation of New Subsidiaries.  Create or acquire any new Subsidiary after the Closing Date other than Domestic Subsidiaries created or acquired in accordance with Section 7.13.

8.14              Securities of Subsidiaries.  Permit any Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than a Loan Party.

8.15              Sale and Leaseback.  Other than the Permitted Sale/Leaseback, enter into, or permit any Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by any Loan Party or any of the Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or any of the Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Loan Party or any of the Subsidiaries.

8.16              Acquisitions.  Enter into, or permit any Subsidiary to, enter into any Acquisition.

8.17              Inactive Subsidiaries.  Notwithstanding anything to the contrary set forth herein, (A) no Inactive Subsidiary shall, and no Loan Party shall permit, or permit any of such Loan Party's Subsidiaries to permit, any Inactive Subsidiary to (w)  own or acquire any assets other than those owned at Closing, (x) assume or incur any indebtedness, liabilities or any other obligations (other than certain obligations and liabilities with respect to (i) environmental matters not exceeding $1,200,000 in the aggregate for all Inactive Subsidiaries (less any increase in amounts under clause (ii) below as described in the parenthetical in such clause (ii)) and (ii) legal fees, testing, employees and insurance not exceeding $300,000 during any calendar year in the aggregate (increased to the extent of any settlement of any liability referred to in the foregoing clause (i), provided that the aggregate amount of such increase shall not exceed the amount of any such settled liability and may be spread over multiple calendar years, and provided further that the aggregate amount of liabilities in clause (i) above is reduced by at least a corresponding amount) for all Inactive Subsidiaries), (y) employ any Persons except consistent with practices and to the same extent as of the Closing or conduct any business or operations, or (z) make any loans to or investments in any Person except as permitted under this Agreement, and (B) no Loan Party shall make, or permit any of such Loan Party's Subsidiaries to make, any investment in or loan to or otherwise enter into any contractual arrangement with any Inactive Subsidiary except as permitted under this Agreement.  Notwithstanding the foregoing, to the extent that the amounts in the parenthetical in clause (x) above are increased due to new environmental matters asserted against an Inactive Subsidiary after the Closing Date then any such entity shall continue to be an "Inactive Subsidiary."

8.18              Management Fees.  Borrowers shall not, and shall not permit any other Loan Party, to pay any management fees to any Persons including, without limitation, the Equity Investor and its Controlled Investment Affiliates.

8.19              Centrex Earnout Payments.  Pay or otherwise redeem, exchange, purchase, retire or defease, or contribute to any sinking fund or similar arrangement in respect of, any Centrex Earnout Payment until all of the Obligations are Paid in Full; provided, that the Centrex Earnout Payments may be converted in accordance with the terms and provisions of that certain letter agreement, dated as August 11, 2016, by and among the Borrowers, Centrex Plastics, LLC, T.R Plastics, LLC, Terence L. Reinhart, Second Lien Agent and the lenders party to the Second Lien Credit Agreement (the "Centrex Side Letter").

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01              Events of Default.  Any of the following shall constitute an Event of Default:

(a)                Non-Payment.  Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (ii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)               Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 2.05(b), 7.01(a), 7.01(b), 7.01(c), 7.03, 7.05, 7.07, 7.08, 7.11, 7.12, 7.13, 7.16 (last proviso thereof and the last sentence thereof), or Article VIII, or (ii) in any of Sections 4.04, 7.02(a), 7.02(b) or 7.02(c) and such failure continues for three (3) or more Business Days; or

(c)               Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower Agent from Agent, or (ii) any Responsible Officer of any Loan Party becomes aware of such default; or

(d)               Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e)                Cross-Default.  (i) Any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Loan Party or any Subsidiary as a result thereof is greater than $100,000.  Any breach or default with respect to the Subordinated Indebtedness or under the Subordinated Indebtedness Documents, or the acceleration or attempted acceleration of the Subordinated Indebtedness, or the exercise of any right remedy against any Loan Party or any of their respective assets by any Subordinated Lender. The occurrence or existence of an Event of Default under the Second Lien Indebtedness Documents.

(f)                 Insolvency Proceedings, Etc.  Any Loan Party  institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)               Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; (iii) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; (iv) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; (v) there is a cessation of any material part of any Loan Party's business for a material period of time; or (vi) any material Collateral or property or assets of a Loan Party is taken or impaired through Condemnation; or

(h)               Judgments.  There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $400,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage other than by virtue of a customary reservation of rights letter), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case of clause (i) or (ii) above, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                  ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000, (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan resulting in liability of any Loan Party in an aggregate amount in excess of $250,000, or (iii) any violation of Law relating to a Foreign Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $250,000; or

(j)                 Invalidity of Loan Documents.  Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon Payment in Full, ceases to be in full force and effect (except with respect to immaterial assets); or any Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to Agent pursuant to the Security Instruments; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                Breach of Contractual Obligation.  Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any contract to which it is party or fails to observe or perform any other agreement or condition relating to any such contract to which it is party or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such contract to terminate such contract, in each case which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(l)                 Indictment.  (i) Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties' business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties' business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or

(m)              Uninsured Loss.  A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000; or

(n)               Material Leases.  Except with respect to the Hazelwood Lease, any Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and in each case after the expiration of any applicable grace period) in respect of any real property lease, operating lease, or capital lease that provides for annual rent in excess of $300,000 and to which it is party, or fails to observe or perform any other agreement or condition relating to any such property lease, operating lease, or capital lease (after the expiration of any applicable grace period); or

(o)                Change of Control.  There occurs any Change of Control; or

(p)               Subordinated Indebtedness.  The subordination provisions, including, without limitation, those contained in any Intercreditor Agreement, relating to any Subordinated Indebtedness (the "Subordination Provisions") shall fail to be enforceable by Agent (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, any L/C Obligation or other Obligations shall fail to constitute "designated senior debt" (or any other similar term) under any document, instrument or agreement evidencing such Subordinated Indebtedness; or any Subordinated Lender, Loan Party or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of Agent.  The provisions contained in the Second Lien Intercreditor Agreement (the "Second Lien Provisions") shall fail to be enforceable by Agent (which have not effectively waived the benefits thereof) in accordance with the terms thereof, the Second Lien Lender breaches or defaults in its obligations thereunder, or the Second Lien Intercreditor Agreement becomes null or void other than in accordance with its terms; or any Second Lien Lender, any Loan Party or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Second Lien Provisions, or (ii) that any of such Second Lien Provisions exist for the benefit of Agent.

(q)                Intercreditor Agreement.  The failure of any Loan Party or any of its Subsidiaries to comply with any material term of any Intercreditor Agreement, or if any Intercreditor Agreement becomes null and void other than in accordance with its terms; or

(r)                 Material Adverse Effect.  The occurrence of any event that will have, based on the Permitted Discretion of Agent, a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof.

9.02              Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Agent may take any or all of the following actions:

(a)                declare the commitment of Agent and the Lenders to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)                require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) or any other Obligations that are contingent or not yet due and payable in amount determined by Agent in accordance with this Agreement; and

(d)               exercise on behalf of itself and Agent all rights and remedies available to it and Agent under the Loan Documents or applicable Law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States or the equivalent under any other Debtor Relief Law, the obligation of Agent to make Loans and any obligation of Agent to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03              License.  Agent is hereby granted an irrevocable, non‑exclusive license or other right to use, license of sub‑license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property or asset, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral provided that Agent shall not exercise any such right unless an Event of Default has occurred and is continuing.  Each Loan Party's rights and interests under Intellectual Property shall inure to Agent's benefit.

9.04              Application of Funds.

 (a)              After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by Agent in the following order:

First, to all fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to Agent and amounts payable under Article IV) due to Agent in its capacity as such, until paid in full;

Second, to all Protective Advances and unreimbursed Overadvances payable to Agent until paid in full;

Third, to all amounts owing to the Swing Line Lender for outstanding Swing Line Loans until paid in full;

Fourth, to that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and other Obligations expressly described in clauses Fifth through Eighth below) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Fourth payable to them until paid in full;

Fifth, to that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them until paid in full;

Sixth, to that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them until paid in full;

Seventh, to payment of Credit Product Obligations ratably to the Credit Product Providers in proportion to the respective amounts described in this clause Seventh payable to them until paid in full;

Eighth, to all other Obligations of the Borrowers owing under or in respect of the Loan Documents that are due and payable to Agent and the other Credit Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to Agent and the other Credit Parties on such date until paid in full; and

Last, the balance, if any, after Payment in Full of the Obligations, to the Borrowers or as otherwise required by Law.

 (b)              Subject to Sections 2.03 and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  Amounts distributed with respect to any Credit Product Obligations shall be the lesser of (i) the maximum Credit Product Obligations last reported to Agent or (ii) the actual Credit Product Obligations as calculated by the methodology reported to Agent for determining the amount due.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Credit Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Credit Product Provider.  The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Credit Parties as among themselves, and may be changed by agreement among them without the consent of any Borrower.  This Section is not for the benefit of or enforceable by any Loan Party.

 (c)               For purposes of Section 9.04(a), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws.

 (d)              Agent shall not be liable for any application of amounts made by it in good faith under this Section 9.04, notwithstanding the fact that any such application is subsequently determined to have been made in error.

9.05              Limitation of Remedies.  Notwithstanding anything to the contrary contained in this Agreement, if any enforceable term of any promissory note, contract, agreement, permit, lease, license (including any licenses of any Intellectual Property) or other General Intangible included as a part of the Collateral, other than Accounts, requires the consent of the Person obligated on such promissory note or any Person (other than the applicable obligor) obligated on such lease, contract or agreement, or which has issued such permit or license or other General Intangible, other than Accounts, for the assignment or transfer thereof or the enforcement of such Lien not to give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or other material remedy thereunder, then the receipt of any such necessary consent shall be a condition to any exercise of remedies against such Collateral under this Section 9.04 (but not to the creation, attachment or perfection of the Lien of Agent for the benefit of the Credit Parties as provided herein).

ARTICLE X
AGENT

10.01           Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Encina to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any Reserve, or whether any conditions to funding any Loan or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment or mistake.

10.02           Rights as a Lender.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders.

10.03           Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(d)               Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent by the Borrower Agent, a Lender or the L/C Issuer.

(e)                Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.04          Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05           Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.06          Resignation of Agent.  Agent, without first having received the prior express written consent of the Borrower Agent (which consent is in the sole discretion of the Borrower Agent), shall not resign as Agent hereunder; provided, that Agent may resign, after giving Borrower Agent at least ten (10) Business Days' advance notice, as Agent hereunder without any consent of the Borrower Agent after the closing of a sale or assignment of the Loans and Commitments made pursuant to Sections 5.6 or 5.7 of the Second Lien Intercreditor Agreement and upon any necessary assignment of Agent's Liens in connection therewith.  If consent of the Borrower Agent is provided, Agent shall give at least ten (10) Business Days' advance notice of its resignation to the Lenders and the L/C Issuer.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor, which shall be an Eligible Assignee.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall not become effective in accordance with such notice and the retiring Agent shall not be discharged from its duties and obligations hereunder and under the other Loan Documents.  Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Encina as Agent pursuant to this Section shall also constitute resignation of the then effective L/C Issuer and Swing Line Lender, unless otherwise agreed to by the L/C Issuer. Upon the acceptance of a successor's appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07           Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08           Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and Agent under Sections 2.03, 2.09 and 11.04) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)                and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 11.04.

(d)               Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.09           Collateral Matters.  The Credit Parties irrevocably authorize Agent, at its option and in its discretion,

(a)                to release any Lien on any Collateral (i) upon the occurrence of the Facility Termination Date, (ii) that is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)                to release any Subsidiary from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(d)                Upon request by Agent at any time, the Required Lenders will confirm in writing Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Borrower from its obligations under the Loan Documents pursuant to this Section 10.09.

10.10          Other Collateral Matters.

(a)                Care of Collateral.  Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b)                Lenders as Agent For Perfection by Possession or Control.  Agent and Credit Parties appoint each Lender as agent (for the benefit of Credit Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.

(c)                Reports.  Agent shall promptly forward to each Lender, when complete, copies of any Field Exam or appraisal report prepared by or for Agent with respect to any Borrower or Collateral ("Report").  Each Lender agrees (a) that neither Encina nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers' books and records as well as upon representations of Borrowers' officers and employees; and (c) to keep all Reports confidential and strictly for such Lender's internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

10.11          Credit Product Providers and Credit Product Arrangements.

(a)                Each Credit Product Provider, by delivery of a notice to Agent of the creation of a Credit Product Arrangement, agrees to be bound by Section 9.04 and this Article X.  Each Credit Product Provider shall indemnify Agent (and any sub-agent thereof) and each Related Party thereof (each a "Credit Product Indemnitee") against, and hold harmless each such Credit Product Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel), incurred by any such Credit Product Indemnitee or asserted against any Credit Product Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of such provider's Credit Product Obligations.

(b)               Except as otherwise expressly set forth herein, no Credit Product Provider that obtains the benefit of the provisions of Section 9.04, any Guaranty or any Collateral by virtue of the provisions hereof or any other Loan Document shall have any voting rights or right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise (including with respect to the release or impairment of any Collateral or notice of or consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Credit Product Arrangements in respect of any Payment in Full of the Obligations or the Facility Termination Date.

ARTICLE XI
MISCELLANEOUS

11.01           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Borrower, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however that no such amendment, waiver or consent shall:

(a)                waive any condition set forth in Section 5.01(a) without the written consent of each Lender except to the extent otherwise provided for in Section 5.01(a);

(b)               extend or increase the Commitment of any  Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)                postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Maturity Date, or any scheduled reduction of the Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(d)                reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein);

(e)                change Section 2.12 or Section 9.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)                 change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)                increase the Revolving Credit Commitment Amount without the written consent of each Revolving Lender;

(h)                release any Borrower from this Agreement or any Security Instrument to which it is a party without the written consent of each Lender, except to the extent such Borrower is the subject of a Disposition permitted by Section 8.05 (in which case such release may be made by Agent acting alone);

(i)                  release all or a material part of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 8.05) (in which case such release may be made by Agent acting alone);

(j)                  subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any other Lien on such property without the written consent of each Lender, except with respect to subordination of such Liens to Liens permitted pursuant to Sections 8.01; or

(k)                without the prior written consent of all Revolving Lenders, amend the definition of "Borrowing Base" or any defined term used therein in a manner that would increase availability; provided, that the foregoing shall not limit the discretion of Agent to change, establish or eliminate any Reserves or to determine eligibility of Accounts or inventory in accordance with such terms; and provided further, that the prior written consent of each Lender shall be required to increase any advance rate;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; (iii) each of the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; (iv) no amendment, waiver or consent which has the effect of  enabling the Borrowers to satisfy any condition to a Borrowing contained in Section 5.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders, the Swing Line Lender or the L/C Issuer to make any additional Revolving Loan, or to issue any additional or renew any existing Letter of Credit, unless and until the Required Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent; (vi)  Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; and (vii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent (a "Non-Consenting Lender") to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-consenting Lender in accordance with Section 2.16;  provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender or its Affiliates as consideration for agreement by such Lender to any amendment, waiver, consent or release with respect to any Loan Document, unless such remuneration or value is concurrently paid, on the same terms, on a ratable basis to all Lenders providing their agreement.  Notwithstanding the terms of this Agreement or any amendment, waiver, consent or release with respect to any Loan Document, Non-Consenting Lenders shall not be entitled to receive any fees or other compensation paid to the Lenders in connection with any amendment, waiver, consent or release approved in accordance with the terms of this Agreement by the Required Lenders.

11.02           Notices; Effectiveness; Electronic Communication.

(a)                Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            If to a Loan Party, Agent, the L/C Issuer or Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (c) below:

(x) If to Agent, L/C Issuer or Swing Line Lender:	c/o Encina Business Credit 111 West Jackson, Suite 1700 Chicago, Illinois 60604 Attention: Account Manager – Katy Facsimile No.: (855) 675-0537

With a copy to:	Goldberg Kohn Ltd. 55 East Monroe, Suite 3300 Chicago, Illinois 60603 Attention: Jeffrey Dunlop Facsimile No.: 312-863-7828

(y) If to a Loan Party:	Katy Industries, Inc. 11840 Westline Industrial Drive, Suite 200 St. Louis, Missouri 63146 Attention: Curt A. Kroll, Vice President and Chief Financial Officer Facsimile No.: (314) 739-8558

With a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attention: Michael A. Jacobson Facsimile No.: (312) 902-1061

(ii)           Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)               Electronic Communications.  Notices and other communications to Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Agent.  Agent, any Lender or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  The Borrower Agent shall deliver to Agent a complete and executed Client User Form regarding Borrowers' use of Ablesoft in the form of Exhibit I annexed hereto.

Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                Change of Address, Etc.  Each of the Borrowers, Agent, the L/C Issuer and Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, Agent, the L/C Issuer and Swing Line Lender.  In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)                Reliance by Agent and the Lenders.  Agent and each Lender shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with Agent or any Lender may be recorded by Agent or such Lender, and each of the parties hereto hereby consents to such recording.

11.03           No Waiver; Cumulative Remedies.  No failure by Agent, any Lender or the L/C Issuer to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any other Loan Party or any of them (including enforcement action with respect to any Collateral) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 9.02 for the benefit of all the Credit Parties; provided, however, that the foregoing shall not prohibit (a)  Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law but only to the extent Agent shall have failed to do so within a reasonable time after notice; and provided further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04           Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses (including any Extraordinary Expenses) incurred by Agent and its respective Affiliates, (A) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable fees, charges and disbursements of (1) counsel for Agent, (2) outside consultants for Agent, (3) appraisers for appraisals performed in accordance with this Agreement and, with respect to appraisals of Real Estate, subject to the limitations in Sections 7.11(d), (4) Field Exams performed in accordance with this Agreement, (5) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (6) environmental site assessments, (B) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (4) any workout, restructuring or negotiations in respect of any Obligations, (ii) with respect to the L/C Issuer and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all reasonable out-of-pocket expenses incurred by any Credit Party that is not Agent, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default.

(b)                Indemnification by the Loan Parties.  Each Loan Party shall indemnify Agent (and any agent thereof), each other Credit Party and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of Agent (and any agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                Reimbursement by Lenders.  To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are be imposed on, incurred by, or asserted against, Agent, the L/C Issuer or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent, the L/C Issuer or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender's portion of Loans, commitments and risk participations with respect to the Revolving Credit Facility) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; and provided, further, that, the obligation of the Lenders to so indemnify shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent, L/C Issuer or Related Party.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                 Survival.  The agreements in this Section shall survive the occurrence of the Facility Termination Date.

11.05           Marshalling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations.  To the extent that any payment by or on behalf of any Loan Party is made to a Credit Party, or a Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable the overnight rate (determined by Agent in accordance with banking industry rules on interbank compensation), in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

11.06          Successors and Assigns.

(a)                Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, or (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower Agent (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received notice thereof;

(B)          the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)          the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and

(E)          after giving effect to any assignment, absent the prior written consent of the Borrower Agent (which consent shall not be required if an Event of Default has occurred and is continuing), Encina and its Affiliates and Approved funds shall continue to collectively hold at least 50.1% of the aggregate amount of outstanding Loans and Commitments under the Facilities.

(iv)         Assignment and Assumption.  The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $4,500; provided, however, that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)          No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrowers or any of a Borrower's Affiliates or Subsidiaries, (B) to any Person who is not an Eligible Assignee or who, upon becoming a Lender hereunder, would fail to be an Eligible Assignee.

(vi)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)        Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                 Register.  Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes) (in such capacity, subject to Section 11.17), shall maintain at Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Loan Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register.

(d)                Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell participations to any Eligible Assignee (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Credit Commitment and/or the Loans (including such Lender's participations in L/C Obligations and Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest of fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (c) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were the Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent's prior written consent.  A Participant that would be a Foreign Lender if it were the Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(g) as though it were the Lender.

(f)                 Pledges by Lenders.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Each Loan Party agrees to execute all agreements, instruments and documents reasonably requested by such Lender in connection with any such assignment.

11.07           Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower Agent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Credit Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, "Information" means all information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, any information not marked "PUBLIC" at the time of delivery will be deemed to be confidential; provided, that any information marked "PUBLIC may also be marked "Confidential".  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Each of the Loan Parties hereby authorize Agent to publish the name of any Loan Party and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Agent elects to publish.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.08           Right of Setoff.  At any time during an Event of Default, each Lender, the L/C Issuer and their Affiliates are authorized, only after obtaining the prior written consent of Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender, the L/C Issuer or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.09           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11           Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Further, the provisions of Sections 3.01, 3.04, 3.05 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to secured Credit Product Obligations.

11.12           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13           Governing Law; Jurisdiction; Etc.

(a)                GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b)                SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.14            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15           Electronic Execution of Assignments and Certain Other Documents.  The words "execution," "signed," "signature," and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.16          USA PATRIOT Act Notice.  Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow Agent and each Lender to identify the Borrowers in accordance with the Act.

11.17           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Credit Parties are arm's-length commercial transactions between each Loan Party, on the one hand, and the Credit Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Credit Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Credit Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Credit Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Credit Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Credit Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18           Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.19           ORAL AGREEMENTS.  ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT BORROWERS, AGENT AND LENDERS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THE CREDIT AGREEMENT, THE LOAN DOCUMENTS AND THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Each Borrower acknowledges that there are no other agreements among Agent, the Lenders and any Borrower, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

11.20           Second Lien Intercreditor Agreement.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all Liens created under this Agreement or any other Loan Document securing the "Excess First Lien Debt" as defined the Second Lien Intercreditor Agreement, and rights and remedies of Agent (and the Lenders) in respect thereof, shall be subject to and limited by the terms of the Second Lien Intercreditor Agreement (as among Agent, the Second Lien Agent and the Borrowers).

[Remainder of page is intentionally left blank; signature page(s) follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

Katy Industries, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Continental Commercial Products, LLC,
a Delaware limited liability company

By:
Curt A. Kroll
Vice President and Chief Financial Officer

2155735 Ontario Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

CCP Canada Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

FTW Holdings, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Fort Wayne Plastics, Inc.,
an Indiana corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

AGENT AND LENDERS:

ENCINA BUSINESS CREDIT SPV, LLC,
as Agent, Swing Line Lender a Lender

By:
Name:
Title:

Signature Page to Credit and Security Agreement

Schedule 2.01

COMMITMENTS AND
APPLICABLE PERCENTAGES
(as of the Closing Date)

Lender	Revolving Credit Commitment	Term A Loan Commitment	Term B Loan Commitment	Applicable Percentage
Encina Business Credit SPV, LLC	$25,000,000	$3,458,000	$3,052,000	100.0%
Total	$25,000,000	$3,458,000	$3,052,000	100.0%

EXHIBIT A-1

FORM OF
REVOLVING LOAN NOTE

$[___________]	Date: November 16, 2016
Chicago, Illinois

For value received, Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada and FTW, individually and collectively, "Borrower" or "Borrowers"), jointly and severally promise to pay to the order of [_______________] (hereinafter, together with any holder hereof, and their respective successors and assigns, the "Lender"), on or before the Maturity Date (as such term is defined in the Credit Agreement (as such term is defined below)), the lesser of (i) the principal sum of [_________________] Dollars ($[___________]), or (ii) the aggregate principal amount of all Revolving Loans outstanding under and pursuant to that certain Credit and Security Agreement of even date herewith, executed by and between the Borrower, Encina Business Credit SPV, LLC, as Agent for the Lenders, and the Lenders party thereto (as amended, restated, extended, renewed, replaced or otherwise modified from time to time, the "Credit Agreement"), and made available by the Lender to the Borrower at the maturity or maturities and in the amount or amounts stated on the records of the Lender, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount of all Revolving Loans outstanding from time to time as provided in the Credit Agreement.  Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Revolving Loan Note evidences the Revolving Loans and L/C Obligations incurred by the Borrower under and pursuant to the Credit Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Maturity Date or any payment hereon may be accelerated.  The holder of this Revolving Loan Note is entitled to all of the benefits and security provided for in the Credit Agreement and the other Loan Documents.  All Revolving Loans shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.

Principal and interest shall be paid to the Lender at the Agent's Address set forth in the Credit Agreement or as otherwise directed by Agent to the Borrower in writing from time to time, or at such other place as the holder of this Revolving Loan Note shall designate in writing to the Borrower.  Each Revolving Loan made, and all Letters of Credit issued by, the Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Lender, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Revolving Loan Note, and assents to any extension or postponement of the time of payment or any other indulgence.

The outstanding principal of this Revolving Loan Note, and all accrued interest thereon, shall be payable as set forth in the Credit Agreement.

Exhibit A-1 – Page 1

The Revolving Loans and the Letters of Credit evidenced hereby have been made and/or issued and this Revolving Loan Note has been delivered at the Lender's main office in Chicago, Illinois.  This Revolving Loan Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns.  Wherever possible, each provision of the Credit Agreement and this Revolving Loan Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement or this Revolving Loan Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Revolving Loan Note.

IN WITNESS WHEREOF, the Borrower has executed this Revolving Loan Note as of the date set forth above.

BORROWERS:

Katy Industries, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Continental Commercial Products, LLC,
a Delaware limited liability company

By:
Curt A. Kroll
Vice President and Chief Financial Officer

2155735 Ontario Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

CCP Canada Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Exhibit A-1 – Page 2

FTW Holdings, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Fort Wayne Plastics, Inc.,
an Indiana corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Exhibit A-1 – Page 3

EXHIBIT A-2

FORM OF
TERM A LOAN NOTE

$[___________]	Date: November 16, 2016
Chicago, Illinois

For value received, Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada and FTW, individually and collectively, "Borrower" or "Borrowers"), jointly and severally promise to pay to the order of [_______________] (hereinafter, together with any holder hereof, and their respective successors and assigns, the "Lender"), on or before the Maturity Date (as such term is defined in the Credit Agreement (as such term is defined below)), the lesser of (i) the principal sum of [_________________] Dollars ($[___________]), or (ii) the aggregate principal amount of all Term A Loans outstanding under and pursuant to that certain Credit and Security Agreement of even date herewith, executed by and between the Borrower, Encina Business Credit SPV, LLC, as Agent for the Lenders, and the Lenders party thereto (as amended, restated, extended, renewed, replaced or otherwise modified from time to time, the "Credit Agreement"), and made available by the Lender to the Borrower at the maturity or maturities and in the amount or amounts stated on the records of the Lender, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount of all Term A Loans outstanding from time to time as provided in the Credit Agreement.  Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Term A Loan Note evidences the Term A Loans incurred by the Borrower under and pursuant to the Credit Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Maturity Date or any payment hereon may be accelerated.  The holder of this Term A Loan Note is entitled to all of the benefits and security provided for in the Credit Agreement and the other Loan Documents.  All Term A Loans shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.

Principal and interest shall be paid to the Lender at the Agent's Address set forth in the Credit Agreement or as otherwise directed by Agent to the Borrower in writing from time to time, or at such other place as the holder of this Term A Loan Note shall designate in writing to the Borrower.  Each Term A Loan made by the Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Lender, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term A Loan Note, and assents to any extension or postponement of the time of payment or any other indulgence.

The outstanding principal of this Term A Loan Note, and all accrued interest thereon, shall be payable as set forth in the Credit Agreement.

Exhibit A-2 – Page 1

The Term A Loans evidenced hereby have been made and/or issued and this Term A Loan Note has been delivered at the Lender's main office in Chicago, Illinois.  This Term A Loan Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns.  Wherever possible, each provision of the Credit Agreement and this Term A Loan Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement or this Term A Loan Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Term A Loan Note.

IN WITNESS WHEREOF, the Borrower has executed this Term A Loan Note as of the date set forth above.

BORROWERS:

Katy Industries, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Continental Commercial Products, LLC,
a Delaware limited liability company

By:
Curt A. Kroll
Vice President and Chief Financial Officer

2155735 Ontario Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

CCP Canada Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Exhibit A-2 – Page 2

FTW Holdings, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Fort Wayne Plastics, Inc.,
an Indiana corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Exhibit A-2 – Page 3

EXHIBIT A-3

FORM OF
TERM B LOAN NOTE

$[___________]	Date: November 16, 2016
Chicago, Illinois

For value received, Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada and FTW, individually and collectively, "Borrower" or "Borrowers"), jointly and severally promise to pay to the order of [_______________] (hereinafter, together with any holder hereof, and their respective successors and assigns, the "Lender"), on or before the Maturity Date (as such term is defined in the Credit Agreement (as such term is defined below)), the lesser of (i) the principal sum of [_________________] Dollars ($[___________]), or (ii) the aggregate principal amount of all Term B Loans outstanding under and pursuant to that certain Credit and Security Agreement of even date herewith, executed by and between the Borrower, Encina Business Credit SPV, LLC, as Agent for the Lenders, and the Lenders party thereto (as amended, restated, extended, renewed, replaced or otherwise modified from time to time, the "Credit Agreement"), and made available by the Lender to the Borrower at the maturity or maturities and in the amount or amounts stated on the records of the Lender, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount of all Term B Loans outstanding from time to time as provided in the Credit Agreement.  Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Term B Loan Note evidences the Term B Loans incurred by the Borrower under and pursuant to the Credit Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Maturity Date or any payment hereon may be accelerated.  The holder of this Term B Loan Note is entitled to all of the benefits and security provided for in the Credit Agreement and the other Loan Documents.  All Term B Loans shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.

Principal and interest shall be paid to the Lender at the Agent's Address set forth in the Credit Agreement or as otherwise directed by Agent to the Borrower in writing from time to time, or at such other place as the holder of this Term B Loan Note shall designate in writing to the Borrower.  Each Term B Loan made by the Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Lender, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term B Loan Note, and assents to any extension or postponement of the time of payment or any other indulgence.

The outstanding principal of this Term B Loan Note, and all accrued interest thereon, shall be payable as set forth in the Credit Agreement.

Exhibit A-3 – Page 1

The Term B Loans evidenced hereby have been made and/or issued and this Term B Loan Note has been delivered at the Lender's main office in Chicago, Illinois.  This Term B Loan Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns.  Wherever possible, each provision of the Credit Agreement and this Term B Loan Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement or this Term B Loan Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Term B Loan Note.

IN WITNESS WHEREOF, the Borrower has executed this Term B Loan Note as of the date set forth above.

BORROWERS:

Katy Industries, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Continental Commercial Products, LLC,
a Delaware limited liability company

By:
Curt A. Kroll
Vice President and Chief Financial Officer

2155735 Ontario Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

CCP Canada Inc.,
an Ontario corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Exhibit A-3 – Page 2

FTW Holdings, Inc.,
a Delaware corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Fort Wayne Plastics, Inc.,
an Indiana corporation

By:
Curt A. Kroll
Vice President and Chief Financial Officer

Exhibit A-3 – Page 3

EXHIBIT B

FORM OF
BORROWING BASE CERTIFICATE

See attached.

Exhibit B – Page 1

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

Financial Statement Date:  __________, _____

To:          Encina Business Credit SPV, LLC

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement, dated as of November 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Continental Commercial Products, LLC, a Delaware limited liability company (the "Borrower Agent"), the other Borrowers from time to time party thereto, the Lenders party thereto and Encina Business Credit SPV, LLC, as administrative agent for the Lenders (in such capacity, "Agent").

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the _________________________________ of the Borrower Agent, and that, as such, he is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower Agent, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the Fiscal Year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by said Section.

[Use following paragraph 1 for Fiscal Quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the Fiscal Quarter of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments case consistent with historical practices, and the absence of footnotes.

[Use following paragraph 1 for Fiscal Month-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(c) of the Agreement for the Fiscal Month of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments case consistent with historical practices, and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

Exhibit C – Page 1

3.             A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company and its Subsidiaries performed and observed all its Obligations under the Loan Documents, and each Borrower performed and observed each covenant and condition of the Loan Documents applicable to it[, including, without limitation, Section 8.12 of the Agreement, and no Default has occurred and is continuing. <<OR>> except as the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status: _______________.]

4.             The representations and warranties of the Loan Parties contained in Article VI of the Agreement, and any representations and warranties of the Loan Parties that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
a Delaware limited liability company, as Borrower Agent

By:
Name:
Title:

Exhibit C – Page 2

EXHIBIT D

FORM OF
COMMITTED LOAN NOTICE

ENCINA BUSINESS CREDIT SPV, LLC
c/o Encina Business Credit
111 West Monroe, Suite 1700
Chicago, Illinois  60604
Attention:  Loan Operations

Ladies and Gentlemen:

Please refer to the Credit and Security Agreement dated as of [__________], 2016 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada and FTW, individually and collectively, "Borrower" or "Borrowers"), each lender from time to time party hereto (collectively the "Lenders" and individually a "Lender") and Encina Business Credit SPV, LLC, as agent for the Lenders (in such capacity, "Agent").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

This notice is given pursuant to Section 2.02 of the Credit Agreement and constitutes a representation by Borrowers that the conditions specified in Article V of the Credit Agreement have been satisfied.  Borrower Agent, for itself and on behalf of the other Borrowers, hereby requests a Borrowing under the Credit Agreement as follows:

The aggregate amount of the proposed Borrowing is $[______________] and constitutes a Revolving Borrowing.  The requested borrowing date for the proposed Borrowing (which is a Business Day) is [______________], [____].

Borrower Agent, for itself and on behalf of Borrowers, has caused this Committed Loan Notice to be executed and delivered by its Responsible Officer on [_____________].

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
as Borrower Agent

By:
Name:
Title:

Exhibit D – Page 1

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of November 16, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation, Continental Commercial Products, LLC, a Delaware limited liability company, 2155735 Ontario Inc., an Ontario corporation, CCP Canada Inc., an Ontario corporation, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation, Encina Business Credit SPV, LLC, as Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and Agent, and (2) the undersigned shall have at all times furnished the Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________________, 20[_]

Exhibit E-1 – Page 1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of November 16, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation, Continental Commercial Products, LLC, a Delaware limited liability company, 2155735 Ontario Inc., an Ontario corporation, CCP Canada Inc., an Ontario corporation, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation, Encina Business Credit SPV, LLC, as Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________________, 20[_]

Exhibit E-2 – Page 1

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of November 16, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation, Continental Commercial Products, LLC, a Delaware limited liability company, 2155735 Ontario Inc., an Ontario corporation, CCP Canada Inc., an Ontario corporation, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation, Encina Business Credit SPV, LLC, as Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________________, 20[_]

Exhibit E-3 – Page 1

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Security Agreement dated as of November 16, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation, Continental Commercial Products, LLC, a Delaware limited liability company, 2155735 Ontario Inc., an Ontario corporation, CCP Canada Inc., an Ontario corporation, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation, Encina Business Credit SPV, LLC, as Agent and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and Agent, and (2) the undersigned shall have at all times furnished the Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________________, 20[_]

Exhibit E-4 – Page 1

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each] Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions (the "Standard Terms and Conditions") set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest").  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers:	Katy Industries, Inc. and certain borrowing Subsidiaries

4.	Agent:	Encina Business Credit SPV, LLC, as the administrative agent under the Credit Agreement (defined herein).

5.	Credit Agreement:	Credit Agreement, dated as of November 16, 2016, among Katy Industries, the other Borrowers party thereto, the Lenders from time to time party thereto, and Encina Business Credit SPV, LLC, as Agent.

Exhibit F – Page 1

6.	Assigned Interest:

Assignor[s][1]	Assignee[s][2]	Facility Assigned [3]	Aggregate Amount of Commitment/ Loans for all Lenders[4]	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans[5]
		____________	$_______________	$____________	___________%
		____________	$_______________	$____________	___________%
		____________	$_______________	$____________	___________%

[7.          Trade Date:__________________]

Effective Date:  __________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1 List each Assignor, as appropriate.
2 List each Assignee, as appropriate.
3  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment", "Term A Loan", etc.)
4 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
5  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F – Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

ENCINA BUSINESS CREDIT SPV, LLC,
as Agent

By:
Title:

[Consented to:]

By:
Title:

Exhibit F – Page 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Exhibit F – Page 4

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

Exhibit F – Page 5

EXHIBIT G

FORM OF
SWING LINE LOAN NOTICE

ENCINA BUSINESS CREDIT SPV, LLC
c/o Encina Business Credit
111 West Monroe, Suite 1700
Chicago, Illinois  60604
Attention:  Loan Operations

Ladies and Gentlemen:

Please refer to the Credit and Security Agreement dated as of [__________], 2016 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada, FTW and each other Person that joins this Agreement as a "Borrower", individually and collectively, "Borrower" or "Borrowers"), each lender from time to time party hereto (collectively the "Lenders" and individually a "Lender") and Encina Business Credit SPV, LLC, as agent for the Lenders (in such capacity, "Agent").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

This notice is given pursuant to Section 2.17 of the Credit Agreement and constitutes a representation by Borrowers that the conditions specified in Article V of the Credit Agreement have been satisfied.  Borrower, for itself and on behalf of the other Borrowers, hereby requests a Borrowing under the Credit Agreement as follows:

The aggregate amount of the proposed Borrowing is $[______________] and constitutes a Swing Line Borrowing.  The requested borrowing date for the proposed Borrowing (which is a Business Day) is [______________], [____].

Borrower Agent, for itself and on behalf of Borrowers, has caused this Swing Line Loan Notice to be executed and delivered by its Responsible Officer on [_____________].

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
as Borrower Agent

By:
Name:
Title:

Exhibit G – Page 1

EXHIBIT H

FORM OF
AUTHORIZED ACCOUNTS FORM

ENCINA BUSINESS CREDIT SPV, LLC
c/o Encina Business Credit
111 West Monroe, Suite 1700
Chicago, Illinois  60604
Attention:  Loan Operations

Ladies and Gentlemen:

Please refer to the Credit and Security Agreement dated as of [__________], 2016 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada, FTW and each other Person that joins this Agreement as a "Borrower", individually and collectively, "Borrower" or "Borrowers"), each lender from time to time party hereto (collectively the "Lenders" and individually a "Lender") and Encina Business Credit SPV, LLC, as agent for the Lenders (in such capacity, "Agent").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

Being duly authorized by CPP, in its capacity as Borrower Agent for itself and on behalf of all Borrowers, I confirm that the following operating bank accounts of Borrowers are the accounts into which the proceeds of any Loan may be paid:

Bank	Routing Number	Account number	Account name

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
as Borrower Agent

By:
Name:
Title:

Exhibit H – Page 1

EXHIBIT I

FORM OF
AUTHORIZED ACCOUNTS FORM

ENCINA BUSINESS CREDIT SPV, LLC
c/o Encina Business Credit
111 West Monroe, Suite 1700
Chicago, Illinois  60604
Attention:  Loan Operations

Ladies and Gentlemen:

Please refer to the Credit and Security Agreement dated as of [__________], 2016 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among Katy Industries, Inc., a Delaware corporation (the "Company;"), Continental Commercial Products, LLC, a Delaware limited liability company ("CCP"), 2155735 Ontario Inc., an Ontario corporation ("2155735 Inc."), and CCP Canada Inc., an Ontario corporation ("CCP Canada"), FTW Holdings, Inc., a Delaware corporation ("FTW"), Fort Wayne Plastics, Inc., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada, FTW and each other Person that joins this Agreement as a "Borrower", individually and collectively, "Borrower" or "Borrowers"), each lender from time to time party hereto (collectively the "Lenders" and individually a "Lender") and Encina Business Credit SPV, LLC, as agent for the Lenders (in such capacity, "Agent").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

Being duly authorized by CPP, in its capacity as Borrower Agent for itself and on behalf of all Borrowers, I confirm that the following individuals have been authorized by Borrowers to have access to Ablesoft:

First Name	Last Name	Email Address	Phone Number

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
as Borrower Agent

By:
Name:
Title:

Exhibit I – Page 1